      As filed with the Securities and Exchange Commission on May 25, 1999

                                                      Registration No. 333-
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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                         CRESTLINE CAPITAL CORPORATION
             (Exact name of Registrant as specified in its charter)

                                --------------

         Maryland                    7011                    52-2151967
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of      Industrial Classification    Identification Number)
     incorporation or            Code Number)
      organization)

                              10400 Fernwood Road
                            Bethesda, Maryland 20817
                                 (240) 694-2000
  (Address, including zip code, and telephone number of Registrant's principal executive offices)

                                --------------

                               Tracy M.J. Colden
              Senior Vice President, General Counsel and Secretary
                         Crestline Capital Corporation
                              10400 Fernwood Road
                            Bethesda, Maryland 20817
                           Telephone: (240) 694-2000
                              Fax: (240) 694-2099
 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)

                                    Copy to:

                                Scott C. Herlihy
                                Latham & Watkins
                         1001 Pennsylvania Avenue, N.W.
                             Washington, D.C. 20004

                                --------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If the Registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of the Form, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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
                                           Proposed     Proposed
                                           Maximum       Maximum
                               Amount   Offering Price  Aggregate   Amount of
  Title of each Class of       to be         Per        Offering   Registration
Securities to be Registered  Registered  Security(1)    Price(1)       Fee
-------------------------------------------------------------------------------
Common stock, par value
 $.01 per share...........   1,400,002     $16.4063    $22,968,783    $6,385
-------------------------------------------------------------------------------
Preferred stock purchase
 rights(2)................   1,400,002       (2)           (2)         (2)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1)Estimated solely for the purpose of calculating the registration fee.
(2) The preferred stock purchase rights are initially carried and traded with the common stock. The value of the preferred stock purchase rights, if any, is reflected in the value of the common stock.

                                --------------

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+This prospectus is subject to completion and amendment. The information in + +this prospectus is not complete and may be changed. We may not sell or offer + +these securities until the registration statement filed with the Securities + +and Exchange Commission is effective. This prospectus is not an offer to sell + +these securities and we are not soliciting an offer to buy these securities +
+in any state where the offer or sale is not permitted.                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   Subject to completion, dated       , 1999.

                                1,400,002 Shares

                         Crestline Capital Corporation

                                  Common Stock

                                 ------------

  This prospectus covers shares of our common stock that may be offered for sale by the stockholders named in this prospectus or in any prospectus supplement to this prospectus. Crestline is not offering any of the shares and we will not receive any of the proceeds from the sale of the shares by the selling stockholders.

  Our common stock is listed on the New York Stock Exchange under the symbol "CLJ". On May 21, 1999, the reported last sale price of the common stock on the New York Stock Exchange was $16 11/16 per share.

  Investing in the common stock involves risks. See "Risk Factors" beginning on page 3.

                                 ------------

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

                         Prospectus dated       , 1999.

                                    Summary

   This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and the financial statements and the related notes to those statements included in this prospectus.

                                  The Company

   We are a Maryland corporation engaged in the business of leasing, subleasing and owning hotels, owning senior living communities and the asset management of hotels and senior living communities. We are one of the largest leasing companies in the lodging industry, currently leasing 120 full-service hotels and subleasing 71 limited-service hotels from Host Marriott Corporation and its subsidiaries. Our hotels are operated under long-term management agreements that were assigned to us by Host Marriott and its subsidiaries for the term of the hotel leases. Marriott International, Inc. is our most significant manager, managing 98 of our full-service hotels and all of our limited-service hotels. We also own a majority interest in a partnership that owns 11 limited-service hotels, which are also operated under long-term management agreements with Marriott International. We are also one of the largest owners of senior living communities, currently owning 31 senior living communities with over 7,400 units located in 13 states. All of our senior living communities are managed by Marriott International under long-term operating agreements.

   We became a publicly traded company on December 29, 1998 when Host Marriott completed its plan of reorganizing its business by spinning off approximately 94% of our common stock to the shareholders of Host Marriott as part of a series of transactions intended to permit Host Marriott to elect to be considered a real estate investment trust, or "REIT", for federal income tax purposes. In connection with the spin-off distribution, Host Marriott shareholders received one share of our common stock for every ten shares of Host Marriott common stock. Because REITs are not permitted to derive revenues directly from the operation of hotels, it became necessary for Host Marriott to lease or sublease its hotels to an unrelated party. Upon completion of the spin-off distribution, we became the lessor or sublessor of substantially all of Host Marriott's hotels. A more complete description of our business and properties is contained below in the section of this prospectus entitled "Business".

   The address of our principal executive office is 10400 Fernwood Road, Bethesda, MD 20817, and our telephone number is (240) 694-2000. We maintain a corporate website at http://www.crestlinecapital.com.

                                  The Offering

Common stock offered....  1,400,002 shares

Total common stock        21,196,239 shares, which includes the common stock to
outstanding.............  be offered pursuant to this prospectus.

Use of proceeds.........  The selling stockholders will receive all of the proceeds from the sale of the shares. We will not receive proceeds from the sale of the shares.

Dividend Policy.........  We have never paid any dividends and do not anticipate declaring or paying cash dividends in the foreseeable future.

NYSE trading symbol.....  CLJ

   The shares of total common stock outstanding after the offering are stated as of May 19, 1999. Except as noted in the following sentence, the shares of common stock outstanding exclude:

 . 4,000,000 shares of common stock reserved for issuance under our employee comprehensive stock incentive plan, of which 2,043,701 shares were subject to outstanding options, 365,000 shares were shares of restricted stock previously awarded but which remained unvested and 21,604 were subject to deferred stock incentive shares awarded but which remain unvested; and

 . 70,000 shares of common stock reserved for issuance under our non-employee directors' deferred stock compensation plan, of which 31,500 shares have been awarded.

   The 365,000 shares of restricted stock which have been awarded under our employee comprehensive stock incentive plan, but which remain unvested, are currently entitled to receive dividends if declared and may be voted by the awardees. Therefore, we include those shares in the number of total shares of common stock outstanding even though the awardees may not sell or otherwise transfer those shares until they are vested and, if they fail to vest, they will revert to the status of unissued non-outstanding shares and will be eligible for re-grant under the comprehensive stock plan.

                                  RISK FACTORS

   An investment in our common stock involves risks. You should carefully consider and evaluate all of the information in this prospectus, including the risk factors listed below before deciding to purchase shares of common stock.

We depend on Marriott International, Inc.

   Marriott International, Inc. currently manages under long-term management agreements most of the hotels that we lease, sublease or own. Marriott International also currently manages all of our senior living communities. Therefore, our revenue and profitability depends upon how well Marriott International manages our hotels and senior living communities. Some of the factors that may affect Marriott International's performance and, therefore, our operating results, include:

  .  the strength of the general economy,

  . the conditions in the specific markets in which we have hotels or senior living communities, such as whether there is an oversupply of hotel rooms or senior living residences in the market or less demand for such products,

  . how attractive our hotels and senior living communities are to consumers,

  . how well Marriott International manages our properties and whether our properties meet consumer demand,

  . how our properties compete against other hotels or senior living communities,

  .  the rates charged at our properties, and

  . whether general economic factors such as inflation or market conditions cause either (1) an increase in operating costs that we are not able to pass on fully to guests in our hotels or residents in our communities, or (2) a reduction in the operating margins at our hotels.

Our hotels may compete with other hotels operated or franchised by Marriott International.

   Marriott International currently operates or franchises approximately 1,700 hotel properties. We lease, sublease or own controlling interests in approximately 190 of these hotels. Marriott International also operates approximately 110 senior living communities, including our 31 senior living communities. Some of the hotels or senior living communities that Marriott International operates for us may compete for business with the hotels or senior living communities that Marriott International operates for other parties. It is possible that Marriott International could take certain actions in its capacity as the manager of competing hotels or senior living communities that would not be in our best interest or that might adversely affect our hotels or senior living communities.

The terms of our hotel leases and subleases may not necessarily reflect fair market value or terms.

   We currently lease 120 full-service hotels and sublease 71 limited-service hotels from Host Marriott. We negotiated the terms of the leases and subleases for these properties with Host Marriott at a time when we were a wholly owned subsidiary of Host Marriott. Therefore, these leases and subleases may not necessarily reflect the terms that we would have received had we negotiated on an arms-length basis with an unrelated third party. Additionally, the payments we are required to make under the hotel leases and subleases were negotiated based upon historical and projected operating and financial performance of the particular hotels. We cannot be sure, however, that in the future our hotels will meet the operating and financial performance projected at the time of these negotiations. If our hotels fail to meet such projected operating and financial performance, it could have a material adverse effect on our financial condition and results of operations.

We can only continue to generate hotel revenues if our hotel leases and subleases remain in effect.

   On a pro forma basis assuming that our hotel leases and subleases were in effect during the entire 1998 fiscal year, approximately 37% of our operating profit before depreciation and amortization for such period consisted of operating profit from our leased or subleased hotels. Our hotel leases generally have terms ranging from 7-10 years and our subleases have terms ranging from 11-13 years. The leases do not provide us with any renewal rights. Additionally, under the leases and subleases, there are circumstances under which Host Marriott would be permitted to terminate one or all of the leases or subleases. Some of these circumstances are outside of our control. In most instances, if Host Marriott were to terminate a lease or sublease, we would receive a termination fee. However, if Host Marriott were to terminate a substantial number of our leases and subleases, this could materially and adversely affect our financial condition and results of operations.

   It is important that potential investors understand the terms of leases and subleases and, specifically, the circumstances under which Host Marriott could terminate one or more of our leases and subleases. Therefore, we encourage you to read the summary terms of our leases and subleases provided elsewhere in this prospectus.

Host Marriott is not required to lease to us any hotels that it may acquire in the future.

   We have no binding agreement with Host Marriott to lease any hotels that it may acquire in the future. Therefore, we cannot be sure that Host Marriott will lease any more hotels to us. Our failure to lease more hotels from Host Marriott in the future could adversely affect our ability to expand our hotel leasing business.

We are only able to terminate our hotel leases, hotel subleases or management agreements under limited circumstances.

   We are only able to terminate our hotel leases, hotel subleases or management agreements for our hotels or senior living communities under the circumstances specifically set forth in those agreements. As a result, we may be forced to pay rent on an underperforming hotel or get a reduced return on a senior living community until the lease and/or management agreement relating to such property expires. Potential investors should be aware that a substantial amount of our operating expenses will consist of lease payments to Host Marriott, hotel management and franchise fees payable to Marriott International and other managers of our hotels and management fees payable to Marriott International in connection with its management of our senior living communities. Potential investors should also be aware that under the terms of our hotel leases, hotel subleases and our hotel management agreements, we are required to pay all operating expenses of the hotels, including all personnel costs, utility costs and general repair and maintenance. However, these expenses exclude: capital expenditures, furniture, fixtures and equipment reserve funding (except for hotels which we sublease), property and casualty insurance, real estate taxes and other assessments, and ground lease payments which are paid by Host Marriott.

Our ability to obtain financing secured by our hotel leases and subleases is limited.

   The terms of our hotel leases and subleases with Host Marriott do not permit us to obtain financing secured by our leasehold interest in our hotels without Host Marriott's consent. Host Marriott may withhold such consent at its sole discretion. Even if Host Marriott were to consent to such financing, a number of the hotels that we lease from Host Marriott have pre-existing mortgage debt that prohibits any additional secured financing. Our rights in these hotels under the applicable lease or sublease are expressly subordinate to existing mortgage debt, including any refinancing of such mortgage debt. If Host Marriott defaults under the mortgage debt, the third party lender has the right to terminate the applicable hotel lease or sublease of such property. However, if we are not in default under the applicable hotel lease or sublease, we would be entitled to receive a termination fee from Host Marriott if the lease or sublease were terminated by the third party lender.

Our substantial debt could adversely affect our financial health.

   We have a significant amount of indebtedness. At March 26, 1999, we had total debt of approximately $212 million, excluding hotel working capital notes payable to Host Marriott of $94 million, and shareholders' equity of approximately $463 million. Therefore, our debt-to-equity ratio at such date was .5x.

   Our substantial debt, together with our obligations to Host Marriott under the hotel leases and subleases and our obligations to Marriott International and other parties under the management agreements for our hotels and senior living communities, could have important consequences to us, and, therefore, to you. For example, it could:

  . make it more difficult for us to satisfy our obligations with respect to our debts;

  . increase our vulnerability to general adverse economic and industry conditions;

  . limit our ability to fund future working capital, capital expenditures and other general corporate requirements;

  . require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

  . limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

  . place us at a competitive disadvantage compared to our competitors that have less debt; and

  . limit, along with the financial and other restrictive covenants in our debt, among other things, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

We have guaranteed our subsidiaries' obligations under the hotel leases and subleases

   All of our hotel leases and subleases have been entered into by our subsidiaries. We and certain other of our subsidiaries have entered into limited guarantee agreements of the obligations of our subsidiaries under the hotel leases and subleases. For purposes of these guarantee agreements, we have grouped our 120 leased full- service hotels into four separate "pools". The cumulative limit of our guarantee of the leases in any single pool of full service hotels at any time will be the greater of:

     (1) 10% of the aggregate rents paid to Host Marriott in the immediately preceding fiscal year under all hotel leases in the pool, or

     (2) 10% of the aggregate rents paid to Host Marriott under all hotel leases in the pool in 1999.

Under these guarantee and pooling arrangements, we are required to apply excess cash flow from profitable hotel leases in a particular pool to meet rent shortfalls on other hotel leases in the same hotel pool, subject to specified limits. However, under our guarantee we do receive credit to the extent rent payments have exceeded owner's distributions in any fiscal year.

   We also guarantee the payment of rent with respect to the subleases of our 71 limited-service hotels by our subsidiaries up to a maximum of $30 million by virtue of intercompany notes totaling $30 million held by these subsidiaries that are payable by Crestline upon demand.

Our agreements restrict our ability to sell or otherwise transfer our hotel leasehold interests and our senior living communities.

   Our hotel lease and sublease agreements with Host Marriott and our management agreements with Marriott International and other managers of our hotels and senior living communities impose conditions and restrictions on our ability to sell, lease or otherwise transfer any of our hotels, hotel leasehold interests or senior living communities. Where any such condition or restriction exists, we may be unable to consummate a sale, lease or other transfer of a hotel, hotel leasehold interest or a senior living community which we believe is in our best interest if any of these parties declined to consent to a transaction or declines to modify or waive the relevant conditions and restrictions.

We have agreed to restrictions on our business and future opportunities.

   We have entered into non-competition agreements with Marriott International and Host Marriott pursuant to which we have agreed to limit our business activities. In general, these non-competition agreements restrict our ability during the prescribed periods of time (1) to compete with Marriott International's hotel and senior living management business, (2) to operate or manage senior living communities and (3) to own or acquire full service hotels that are not leased from Host Marriott. Even so, notwithstanding these non-competition agreements, we are not prohibited from leasing hotel properties or contracting with third parties to manage leased hotel properties, although we are limited in our ability to lease hotel properties operated under a common name. However, these non-competition agreements do not restrict our ability to own or lease senior living communities or limited-service hotels.

   These non-competition agreements represent significant limitations on our business and future growth opportunities and we encourage potential investors to carefully read the summary of these agreements contained elsewhere in this prospectus.

The lodging and senior living industries are competitive.

   The lodging industry is highly competitive and our hotels generally operate in geographical markets that contain numerous competitors. It is also possible that our hotels in any particular market may be required to compete against newly built properties or existing properties that have been enhanced. Additionally, the prospects for the lodging industry as a whole may be adversely affected in the future by factors which are beyond our control, including (1) national and regional economic conditions, (2) changes in travel patterns, (3) taxes and governmental regulations which could influence or determine wages, prices, interest rates, construction procedures and costs, and
(4) the availability of credit. For our hotels to remain profitable, we are dependent upon such factors as the strength of the economy, the management abilities of our managers such as Marriott International, the desirability of particular hotel locations, and other factors relating to the operation of our hotels. The success of our hotels will be dependent, in large part, on our ability to compete in such areas as access, location, quality of accommodations, room rate structure, the quality and scope of food and beverage facilities and other services and amenities.

   The long-term care industry, including the senior living segment, is also highly competitive. Our senior living communities compete with numerous other companies providing long-term care alternatives to the elderly such as home healthcare agencies, facility-based service programs, retirement communities, convalescent centers, nursing home operators and other assisted living companies. Some of our present and potential competitors are significantly larger than we are and have, or may obtain, greater financial resources than we can. Additionally, the regulatory and other barriers to entry into the senior living industry are not substantial. Therefore, we can't be sure that we will not encounter increased competition in the future that could limit our ability to attract residents or expand our senior living business in the future.

The assisted living segment of the senior living industry may be becoming overbuilt.

   We believe that many assisted living geographic markets have become overbuilt or may be on the verge of becoming overbuilt. Approximately 20% of our senior living units are assisted living units. Overbuilding in the assisted living market could cause our assisted living units to experience decreased occupancy, depressed margins and lower operating results.

We may be unable to sell properties when appropriate because real estate investments are not liquid.

   Real estate investments generally cannot be sold quickly. This may limit our ability to sell and purchase hotels and senior living communities promptly in response to changes in economic or other competitive conditions. This could make it difficult for us to sell any of our hotels or senior living communities even if we concluded that a sale is in our best interest.

The seasonality of the hotel industry may affect our ability to make timely rent payments under our leases and subleases.

   The lodging industry is seasonal in nature. This seasonality may, from time to time, affect our ability to make timely rent payments under the hotel leases. Our failure to pay rent payments timely under the hotel leases is an event of default, which could allow Host Marriott to terminate the applicable lease or exercise any other remedy available to it as a result of any such default. The hotel leases for our full service hotels also contain cross default provisions with respect to defaults by us or our subsidiaries under other agreements relating to such hotels, including (1) the applicable hotel management agreement with Marriott International, (2) our limited guarantee of the hotel leases, (3) the non-competition agreement with Host Marriott, and (4) other related agreements between us or our subsidiaries on the one hand and Host Marriott on the other.

We will be adversely affected if Marriott International's personnel costs increases.

   Marriott International competes with various competitors in the lodging and senior living industries to attract and retain qualified and skilled personnel to operate the hotels and senior living communities managed by it. A shortage of such personnel or general inflationary pressure may require Marriott International to enhance its wage and benefits package to compete effectively for personnel necessary to operate our hotels and senior living communities. If this were to occur, our net income attributable to such hotels and senior living communities may be adversely affected.

Environmental problems are possible and can be costly.

   Under various federal, state and local laws, ordinances and regulations, owners or operators of real estate may be required to investigate and clean up certain hazardous substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and cleanup costs incurred by the parties in connection with any contamination. In addition, some environmental laws create a lien on a contaminated site in favor of the government for damages and costs it incurred in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. We cannot be sure that (1) a prior owner, operator or occupant, such as a tenant, did not create a material environmental condition not known to us, (2) a material environmental condition with respect to any hotel or senior living community leased or owned by us does not exist or (3) future uses or conditions, including, without limitation changes and applicable environmental laws and regulations will not result in the imposition of environmental liability.

   Additionally, we can't be sure that all potential environmental liabilities that could result from our interests in our hotels and senior living communities have been identified or properly quantified or that no property owner, operator or past or current guest or occupant has created an environmental condition of which we are not aware. Moreover, we cannot assure you that (1) future laws, ordinances, or regulations will not impose any material environmental liability on us, or (2) the current environmental condition of the leased hotels or the senior living communities will not be affected by the condition of land or operations in the vicinity of our hotels or senior living communities, such as the presence of underground storage tanks, or by third parties unrelated to us.

   As the owner of our senior living communities and some hotels, we may be fully liable for any environmental liabilities arising in connection with such properties. However, under the hotel leases and subleases, we may be indemnified against environmental liabilities arising in connection with the leased or subleased hotels by the owners or lessors, respectively, of those hotels.

Our senior living communities are subject to government regulation.

   Our senior living communities' healthcare/nursing facilities are highly regulated. Some of our senior living communities include skilled nursing facilities that are subject to federal, state and local laws that require us to obtain an operating license and certificates of need for such senior living communities. These laws also regulate how Marriott International operates the facility, including how their delivery of medical care, the adequacy of the medical care they provide and their distribution of pharmaceuticals, as well as matters such as rate setting and Medicare/Medicaid reimbursements. These facilities also are subject to periodic inspection by governmental and other authorities to assure continued compliance with various standards. If Marriott International or any other party that we retain in the future to operate our senior living communities fails to comply with these various standards, we could fail to obtain or maintain any required regulatory approval or licenses, and such senior living community could be prevented from offering services. Such failures could also (1) adversely affect such operator's ability to receive reimbursement for services and could cause government agencies to deny such operator its claims for reimbursement of costs, (2) cause governmental authorities to temporarily suspend the admission of new patients at the senior living community at issue or suspend or decertify such operator's or our eligibility to participate in federal healthcare programs, including Medicaid or Medicare and (3) result in the revocation of our license to operate a facility or require closure of such a facility. Historically, Medicare/Medicaid reimbursements have accounted for approximately 7% of our total senior living community revenues. Under our operating agreements, losses we suffer as a result of the failure of Marriott International or another operator to comply with applicable regulatory requirements would be indemnified against only to the extent caused by such person's willful failure, gross negligence or material breach of the management agreement.

   Unlike skilled nursing facilities, assisted living communities are not currently regulated at the federal level, except under laws generally applying to businesses, such as work place safety and income tax requirements. Even so, assisted living communities are increasingly becoming subject to more stringent regulation and licensing by state and local health and social service agencies and other regulatory authorities. Like skilled nursing facilities, assisted living communities are subject to periodic inspection by government authorities. In most states, both assisted living communities and skilled nursing facilities are subject to state or local building code, fire code and food service licensure or certification requirements. If Marriott International, or any other manager of our senior living communities that we may retain in the future, fails to operate the communities such that they meet applicable regulatory requirements, we may be subject to the imposition of fines or a license that is subject to conditions or certain provisions. It is also possible that, as a result of such a failure, an applicable license relating to a particular senior living community could be suspended or revoked or that the operator of the senior living community or we could be subject to additional sanctions, including delays in obtaining permission to expand a senior living community. Therefore, if Marriott International or any such other manager fails to comply with applicable regulatory requirements, it could have a material adverse affect on our financial condition and results of operations. Under our operating agreements, any losses we suffer as a result of the failure of Marriott International or another operator to comply with applicable regulatory requirements would be indemnified against only to the extent caused by such person's willful failure, gross negligence or material breach of the management agreement.

   As the operator of our senior living communities, Marriott International is also subject to federal and state anti-remuneration laws and regulations such as the Federal Health Care Programs anti-kickback law, which govern certain financial arrangements among healthcare providers and others who may be in a position to refer or recommend patients to such providers. These laws prohibit, among other things the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Federal Health Care Program patients or the purchasing, leasing, ordering, or arranging for any goods, facilities, services or items for which payment can be made under a Federal Health Care Program, such as Medicare or Medicaid. If Marriott International were to violate the Federal anti-kickback law, they or we could lose their or our eligibility to participate in a Federal Health Care Program or it could result in civil or criminal penalties on Marriott International, our senior living communities or other entities. The Federal government, private insurers and various state enforcement agencies are devoting increased resources to enforcing compliance with these laws.

   Furthermore, some states restrict certain business corporations from providing or holding themselves out as a provider of medical care. These laws vary from state to state and are often vague and have seldom been interpreted by the courts or regulatory agencies. We cannot assure you that these federal and state laws will ultimately be interpreted in a manner that is consistent with our practices.

By owning facilities that provide personal and healthcare services, we are exposed to certain risks of liability.

   In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits that allege malpractice or related legal theories. Many of these lawsuits involve large claims and have caused the participants being sued to incur significant costs. Additionally, residents in our senior living communities generally enjoy a greater degree of independence in their daily lives than do residents of more institutional long-term care facilities. As a result, however, our residents are subject to certain risks that would be reduced in more institutionalized settings and could serve as the basis for lawsuits against us. We currently maintain liability insurance intended to cover such claims which we believe is adequate based on the nature of the risks and industry standards in our historical experience with such claims.

   We also carry comprehensive general liability insurance covering the hotels that we own, lease or sublease and also maintain policy specifications and insured limits that are required under our hotel leases and subleases. Even so, we cannot be sure that we will not be subject to claims that exceed our insurance limits or to claims that are not covered by insurance. If there is a large claim or significant number of small claims which are not covered by our insurance or which are in excess of our insurance coverage, it could adversely affect our financial condition or results of operations.

Provisions of our charter and by-laws may inhibit changes in control that could be beneficial to our stockholders.

   Certain provisions of our charter and by-laws may delay or prevent a change of control or other transaction that could provide our stockholders with a premium over the then-prevailing market price for their shares of our common stock or which might otherwise be in their best interest. For example, these provisions could make it more difficult for our stockholders to change a majority of our board of directors, to compel the corporation to adopt actions opposed by the directors, or that would otherwise affect corporate actions.

   Additionally, our shareholder rights agreement provides, among other things, that, upon the occurrence of certain events, our stockholders will be entitled to purchase shares of stock subject to the ownership limit. These purchase rights would cause substantial dilution to a person or group that acquires or attempts to acquire 20% or more of our common stock on terms not approved by our board of directors and, as a result, could delay or prevent a change in control or other transaction that could provide our stockholders with a premium over the then-prevailing market price of their shares, which might otherwise be in their best interest.

   Additionally, as a Maryland corporation, we are subject to the Maryland General Corporation Law, which includes several provisions that may have the affect of delaying or preventing the change in control.

There are restrictions on the ownership or transfer of our stock.

   In order for Host Marriott to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, it cannot own, either directly or indirectly, 10% or more of Crestline. In calculating this percentage, Host Marriott would be attributed ownership of any of our stock held by one or more actual or constructive owners of 10% or more of Host Marriott. This restriction provides that no person or persons acting as a group may own, or be deemed to own by virtue of certain attribution rules under the Internal Revenue Code, more than (1) 9.8% of the lesser of the number or value of our issued and outstanding shares of common stock or (2) 9.8% of the lesser of the number or value of our issued and outstanding shares of preferred stock of any class or series. The ownership attribution rules under the Internal Revenue Code are complex and may cause our common stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual entity. As a result, the acquisition by an individual or entity of less than 9.8% of our common stock, or the acquisition or ownership of an interest in an entity that owns, actually or constructively, our common stock, could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock and thus subject such common stock to the restrictions on transfer and ownership contained in our charter.

   These restrictions could result in an automatic transfer of shares owned in excess of 9.8% of our outstanding common stock to a charitable trust. These restrictions are important to us and our stockholders and potential investors should review the summary of such restrictions contained in the "Description of Capital Stock" section of this prospectus.

Proposed legislation could result in termination of our hotel leases.

   Proposed legislation titled the Real Estate Investment Trust Modernization Act of 1999 has been introduced in both the House of Representatives and the Senate. The bill's central feature would allow a REIT to own up to 100% of the stock of taxable REIT subsidiaries. If the bill becomes law, Host Marriott could establish taxable REIT subsidiaries which could directly operate the hotels which we currently lease from Host Marriott and Host Marriott could terminate the hotel leases by paying the fair market value of the remaining terms of the leases. We cannot be certain whether or not this bill or provisions similar to those contained in this bill will become law. If this bill were to become law in its current form, it could have an adverse effect on our operations.

We depend on key personnel.

   We depend on the efforts of our executive officers, most of whom previously served as officers of Host Marriott. While we believe that we could find replacements for these key personnel, the loss of their services could have an adverse effect on our operations.

The Year 2000 problem may adversely impact our business and financial condition.

   The "Year 2000" problem has arisen because many existing computer programs and chip-based embedded technology systems use only the last two digits to refer to a year, and therefore do not properly recognize a year that begins with "20" instead of the familiar "19". If not corrected, many computer applications could fail or create erroneous results. Our potential Year 2000 problems include issues relating to our in-house hardware and software computer systems, as well as issues relating to third parties with whom we have a material relationship or whose systems are material to the operations of our hotel or senior living properties, such as Marriott International.

   In-House Systems. We have invested in the implementation and maintenance of accounting and reporting systems and equipment that are intended to enable us to provide adequately for our information and reporting needs and which are also Year 2000 compliant. Substantially all of our in-house systems have already been certified as Year 2000 compliant through testing and other mechanisms.

   Third-Party Systems. We rely upon operational and accounting systems provided by third parties, primarily the managers and operators of our hotel and senior living properties, to provide the appropriate property-specific operating systems (including reservation, phone, elevator, security, HVAC, emergency call and other systems) and to provide us with financial information. We will continue to monitor the efforts of these third parties to become Year 2000 compliant and will take appropriate steps to address any non-compliance issues. We believe that in the event of material Year 2000 non-compliance caused by a breach of the manager's duties, we will have the right to seek recourse against the manager under our third party management agreements. The management agreements, however, generally do not specifically address the Year 2000 compliance issue. Therefore, the amount of any recovery in the event of Year 2000 non-compliance at a property, if any, is not determinable at this time.

   We cannot assure you that Year 2000 remediation by us or third parties will be properly and timely completed, and failure to do so could have a material adverse effect on us, our business and our financial condition since we are responsible for interfacing with third parties in addressing Year 2000 issues at the hotels owned, leased or subleased by us and the senior living communities owned by us. We cannot predict the actual effects to us of the Year 2000 problem, which depends on numerous uncertainties such as: (1) whether significant third parties properly and timely address the Year 2000 issue; and
(2) whether broad-based or systemic economic failures may occur. We are also unable to predict the severity and duration of any such failures, which could include disruptions in passenger transportation or transportation systems generally, loss of utility and/or telecommunications in financial transactions or payment processing systems such as credit cards.

                           FORWARD-LOOKING STATEMENTS

   In addition to historical information, this prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information relating to our intent, belief or current expectations, primarily with respect to, but not limited to:

  .  economic outlook;

  .  capital expenditures;

  .  cost reduction;

  .  cash flow;

  .  operating performance; or

  . related industry developments including trends affecting our business, financial condition and results of operations

   We intend to identify forward-looking statements in this prospectus by using words or phrases such as "anticipate", "believe", "estimate", "expect", "intend", "may be", "objective", "plan", "predict", "project" and "will be" and similar words or phrases (or the negative thereof).

   The forward-looking information involves important risks and uncertainties that could cause our actual results, performance or achievements to differ materially from our anticipated results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to:

  . national and local economic and business conditions or governmental regulations that will affect, among other things, demand for products and services at our hotels and senior living communities, the wages or other costs to operate or maintain our hotels and senior living communities, the level of rates and occupancy that we can achieve by such properties, the price we must pay to acquire or lease new hotels or senior living communities and the availability and terms of financing;

  . our ability to maintain our hotel and senior living communities in a first-class manner, including meeting capital expenditure requirements;

  . our ability to compete effectively in areas such as access, location, quality of properties and rate structures;

  . governmental actions and initiatives including tax law changes that may eliminate the need for a lease structure by lodging and senior living REITs;

  . changes to the public pay systems for medical care and the need for compliance with environmental, licensure and safety requirement;

  .  the effect on us and our operations of the year 2000 issue; and

  .  other factors discussed under "Risk Factors".

   Although we believe the expectations reflected in our forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain such expectations or that any deviations will not be material. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to disseminate to you any updates or revisions to any forward-looking statement contained in this prospectus to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                                USE OF PROCEEDS

   The selling stockholders will receive all of the proceeds from the sale of the shares, net any underwriting fees, discounts or commissions, and transfer taxes, if any. We will not receive proceeds from the sale of the shares.

                        PRICE RANGE OF OUR COMMON STOCK

   The common stock is listed on the New York Stock Exchange and is traded under the symbol "CLJ". Following our spin-off from Host Marriott, we became a publicly traded company. The following table sets forth, for the fiscal periods indicated, the high and low sales prices per share of the common stock as reported on the New York Stock Exchange Composite Tape. As of May 21, 1999, there were approximately 71,000 holders of common stock.

                                                                 High     Low
                                                               -------- --------
1998
 4th Quarter (December 30, 1998 through January 1, 1999)*..... $16 1/16 $14 1/2
1999
 1st Quarter..................................................  15        9 3/16
 2nd Quarter (through May 21, 1999)...........................  17 3/8   13

--------
* Represents first trading day and fiscal year end.

                                DIVIDEND POLICY

   We have never paid any dividends and do not anticipate declaring or paying cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial condition, capital expenditures, working capital requirements, any contractual restrictions and other factors deemed relevant by our Board of Directors. We intend to retain future earnings, if any, to reinvest in our business and repay indebtedness. Our existing credit facility contains covenants prohibiting our declaring or payment of cash dividends.

                      SELECTED CONSOLIDATED FINANCIAL DATA

Selected historical financial data

   In the following table, we present selected historical consolidated financial data for Crestline since our inception as a subsidiary of Host Marriott on June 21, 1997 as well as historical financial data for our predecessor business, which was owned by Marriott International for the period from April 1, 1996 through June 20, 1997 and Forum Group, Inc. for the periods prior to April 1, 1996. The predecessor business consisted of the senior living operations acquired from Marriott International through the purchase of the stock of Forum Group.

   The financial data for the interim periods for the twelve weeks ended March 26, 1999 and March 27, 1998 and for the fiscal year ended January 1, 1999 and the period from June 21, 1997 through January 2, 1998 were derived from our consolidated financial statements included elsewhere in this prospectus.

   Since our hotel leases and subleases did not commence until January 1, 1999, our selected consolidated financial data for periods prior to January 1, 1999 do not include historical financial data for our leased and subleased hotels.

   You should read the following data in conjunction with our consolidated financial statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included elsewhere in this prospectus.

                                           Crestline                     Marriott International    Forum Group
                         ----------------------------------------------- ---------------------- ------------------
                                                            Period from  Twenty-four Forty Week
                            Twelve Weeks                   June 21, 1997 Week Period   Period      Year Ended
                                Ended                         through       Ended      Ended        March 31,
                         March 26,  March 27,  Fiscal Year  January 2,    June 20,   January 3,
                           1999       1998        1998         1998         1997        1997      1996      1995
                         ---------  ---------  ----------- ------------- ----------- ---------- --------  --------
                             (unaudited)            (in thousands, except per share data)
Statement of Operations Data(1):
Revenues................ $962,348   $ 55,054    $241,277     $110,969      $95,403    $150,782  $179,926  $142,527
Operating costs and
 expenses...............  940,967     45,025     204,058       94,998       77,428     115,441   141,173   111,165
Operating profit........   21,381     10,029      37,219       15,971       17,975      35,341    38,753    31,362
Corporate expenses......    3,962        754       6,360        2,304        4,519       6,380       915       431
Interest expense........    5,106      6,519      22,861       13,396        9,141      14,283    29,119    23,018
Interest income.........    1,072        322       2,028          336          598       1,111     2,321     1,743
Net income(2)...........    7,897      1,816       5,915          358        2,628       9,334     5,717     6,714
Earnings per share(3)...      .35        .08         .27          .02          --          --        --        --

Other Data:
Depreciation and
 amortization...........    5,285      4,793      22,115       10,635        6,698       8,494    10,172     8,360
Cash from (used in)
 operations.............   20,763        881      28,987       25,376         (479)     26,870    26,327    21,518
Cash used in investing
 activities.............  (20,888)    (1,996)    (30,098)     (33,412)     (16,407)   (159,586)  (43,253)  (34,269)
Cash provided by (used
 in) financing
 activities.............   (5,853)      (543)     50,246       25,680       12,673     132,650     5,896    24,184

Balance Sheet Data:
Total assets............ $953,779   $689,356    $858,753     $663,502      $   --     $565,094  $417,436  $379,127
Total debt(4)...........  211,849    322,726     213,076      349,934          --      244,318   325,756   267,228
Total shareholders'
 equity.................  463,070    283,964     459,254      227,064          --      284,665    49,496    60,636

--------
(1) The selected financial data for the twelve weeks ended March 26, 1999 reflect the operations of the hotel leases and subleases which commenced on January 1, 1999.
(2) Net income for the fiscal years ended March 31, 1996 and 1995 includes $2,078,000 and $253,000, respectively, from an extraordinary loss on the extinguishment of debt. Net income for the fiscal year ended March 31, 1996 includes a $666,000 gain from the cumulative effect of an accounting change.

(3) Earnings per share reflects historical net income divided by the weighted average shares outstanding. For the periods presented prior to the spin-off distribution, our weighted average shares outstanding is based on Host Marriott's weighted average shares outstanding adjusted for the one-for-ten distribution ratio.
(4) Debt excludes $94,444,000 and $95,114,000 of hotel working capital notes payable to Host Marriott as of March 26, 1999 and January 1, 1999, respectively.

                                 CAPITALIZATION

   In the following table we set forth our capitalization as of March 26, 1999, and pro forma capitalization as of March 26, 1999, after giving effect to the transactions described in the "Pro Forma Financial Statements". Our capitalization should be read in conjunction with our consolidated financial statements and the notes thereto, the "Pro Forma Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations", each contained elsewhere in this prospectus.

                                                          As of March 26, 1999
                                                         -----------------------
                                                         Historical Pro Forma(1)
                                                         ---------- ------------
                                                             (in thousands)
Debt(2):
  Mortgage debt.........................................  $182,090   $ 246,568
  Other debt............................................    29,759      29,759
                                                          --------   ---------
  Total Debt............................................   211,849     276,327
Shareholders' equity....................................   463,070     463,070
                                                          --------   ---------
Total capitalization....................................  $674,919   $ 739,397
                                                          ========   =========

--------
(1) The pro forma debt as of March 26, 1999 includes approximately $54 million of debt consolidated in connection with our second quarter 1999 purchase of a 77% limited partnership interest in a partnership that owns eleven limited-service hotels as well as a $10 million draw on our revolving credit facility to partially finance the acquisition. See the section "Pro Forma Financial Information" below.
(2) Amount excludes approximately $94 million due to Host Marriott to pay for hotel working capital purchased from Host Marriott.

                        PRO FORMA FINANCIAL INFORMATION

   Our unaudited pro forma condensed consolidated statement of operations for fiscal year 1998 reflects the following transactions, as if such transactions had been completed at the beginning of the fiscal year:

  .  1998 acquisition of one senior living community;

  .  1998 prepayment of $26 million of debt;

  . 1998 repayment and forgiveness of $92 million of unsecured debt and a $15 million intercompany note treated as a capital contribution from Host Marriott;

  . 1998 and 1999 acquisition of minority interests in our consolidated subsidiaries;

  . 1998 spin-off distribution of Crestline by Host Marriott and the concurrent lease of 120 full-service hotels and sublease of 71 limited-service hotels;

  .  The asset management fee charged to Host Marriott;

  . Adjustment to corporate expenses as if we were operated on a stand-alone basis; and

  . Second quarter 1999 acquisition of a 77% limited partnership interest in a partnership that owns eleven limited-service hotels.

   Our unaudited pro forma condensed consolidated statement of operations for the twelve weeks ended March 26, 1999 reflects the acquisition of the 77% limited partnership interest in the partnership that owns eleven limited-service hotels as if the transaction had been completed at the beginning of the period presented. Our unaudited pro forma condensed consolidated balance sheet as of March 26, 1999 reflects the acquisition of the 77% limited partnership interest in this partnership as if the transactions had been completed on March 26, 1999.

   In the second quarter of 1999, we acquired a 74% limited partnership interest in the Marriott Residence Inn USA Limited Partnership from a private investor for $34.4 million in cash and the consolidation of $54.5 million of debt for a total consideration of $89 million. The purchase was partially financed through a $10 million draw on our revolving credit facility. In a separate transaction, we purchased an additional 3% limited partnership interest in the partnership in the second quarter of 1999 for $1.6 million in cash increasing our ownership to a 77% limited partnership interest in the partnership. This partnership owns eleven Residence Inn limited-service hotels that are managed by Marriott International.

   On December 29, 1998, we were spun-off from Host Marriott as part of a series of transactions pursuant to which Host Marriott elected to be considered a REIT for federal income tax purposes. Upon completion of the spin-off distribution, we entered into agreements to lease or sublease 120 full-service hotels and 71 limited-service hotels from Host Marriott and agreements to provide asset management services to Host Marriott for its hotel portfolio for an annual fee of $4.5 million.

   During 1998, we acquired one senior living community, the Gables at Winchester, for $21 million. Also during 1998, Host Marriott prepaid approximately $26 million of our mortgage debt and repaid $92 million of our unsecured debt to Marriott International. We treated Host Marriott's prepayment of the mortgage debt as a capital contribution. Host Marriott's repayment of our $92 million unsecured debt was repaid in exchange for a $92 million note due to Host Marriott with similar terms. Our $92 million note and an additional $15 million intercompany note were later forgiven by Host Marriott and treated as a capital contribution.

   The unaudited pro forma financial statements present our financial positions and results of operations as if the transactions discussed above were completed. These presentations do not purport to represent what our results of operations would actually have been if these transactions had in fact occurred on such date or at the beginning of such period or to project our results of operations for any future date or period.

   The unaudited pro forma financial statements are based upon certain assumptions, as set forth in the notes to the unaudited pro forma financial statements, that we believe are reasonable under the circumstances and should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this prospectus.

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              As of March 26, 1999
                                 (in thousands)

                                                            (A)
                                                           Hotel
                                             Historical Acquisition Pro Forma
                                             ---------- ----------- ----------
                   ASSETS
Property and equipment, net.................  $669,820    $88,344   $  758,164
Hotel working capital.......................    94,444        --        94,444
Due from hotel managers.....................    80,418      1,906       82,324
Due from Marriott Senior Living Services,
 net........................................    13,174        --        13,174
Other assets................................    35,122      2,151       37,273
Cash and cash equivalents...................    60,801    (35,965)      43,296
                                                           10,000
                                                            8,460
                                              --------    -------   ----------
                                              $953,779    $74,896   $1,028,675
                                              ========    =======   ==========
    LIABILITIES AND SHAREHOLDERS' EQUITY
Debt:
  Mortgage debt.............................  $182,090    $54,478   $  246,568
                                                           10,000
  Other debt................................    29,759        --        29,759
                                              --------    -------   ----------
                                               211,849     64,478      276,327
  Hotel working capital notes payable to
   Host Marriott............................    94,444        --        94,444
                                              --------    -------   ----------
  Total debt................................   306,293     64,478      370,771
Accounts payable and accrued expenses.......    13,277      1,557       14,834
Other liabilities...........................    21,312      8,861       30,173
Due to Host Marriott........................    88,011        --        88,011
Deferred income taxes.......................    61,816        --        61,816
                                              --------    -------   ----------
  Total liabilities.........................   490,709     74,896      565,605
                                              --------    -------   ----------
Shareholders' equity:
  Common stock..............................       223        --           223
  Additional paid-in capital................   453,071        --       453,071
  Retained earnings.........................    14,170        --        14,170
  Treasury stock............................    (4,394)       --        (4,394)
                                              --------    -------   ----------
  Total shareholders' equity................   463,070        --       463,070
                                              --------    -------   ----------
                                              $953,779    $74,896   $1,028,675
                                              ========    =======   ==========

             See Notes to Unaudited Pro Forma Financial Statements

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                       Twelve Weeks Ended March 26, 1999
                     (in thousands, except per share data)

                                                           (C)
                                                                        Pro
                                         Historical Hotel Acquisition  Forma
                                         ---------- ----------------- --------
REVENUES
Hotels
  Room..................................  $582,896       $ 9,288      $592,184
  Food and beverage.....................   256,450           --        256,450
  Other.................................    64,638           455        65,093
                                          --------       -------      --------
    Total hotels........................   903,984         9,743       913,727
                                          --------       -------      --------
Senior living communities
  Routine...............................    51,505           --         51,505
  Ancillary.............................     5,448           --          5,448
                                          --------       -------      --------
    Total senior living communities.....    56,953           --         56,953
                                          --------       -------      --------
Asset management........................     1,188           --          1,188
Equity in earnings of affiliates........       223           --            223
                                          --------       -------      --------
    Total revenue.......................   962,348         9,743       972,091
                                          --------       -------      --------
OPERATING COSTS AND EXPENSES
Hotels
 Property-level costs and expenses
  Rooms.................................   132,583         1,950       134,533
  Food and beverage.....................   187,971           --        187,971
  Other department and costs and
   deductions...........................   227,690         2,742       230,432
 Management fees........................    58,305           798        59,103
 Lease expense..........................   286,670           --        286,670
 Other operating costs and expenses.....       --          1,256         1,256
                                          --------       -------      --------
    Total hotels........................   893,219         6,746       899,965
                                          --------       -------      --------
Senior living communities
 Property-level costs and expenses
  Routine...............................    32,402           --         32,402
  Ancillary.............................     4,107           --          4,107
 Other operating costs and expenses.....    10,172           --         10,172
                                          --------       -------      --------
    Total senior living communities.....    46,681           --         46,681
                                          --------       -------      --------
Asset management........................     1,067           --          1,067
                                          --------       -------      --------
    Total operating costs and expenses..   940,967         6,746       947,713
                                          --------       -------      --------
Operating profit........................    21,381         2,997        24,378
Corporate expenses......................    (3,962)         (256)       (4,218)
Interest expense........................    (5,106)       (1,192)       (6,477)
                                                            (179)
Interest income.........................     1,072            96           868
                                                            (300)
                                          --------       -------      --------
Income before income taxes..............    13,385         1,166        14,551
Provision for income taxes..............    (5,488)         (478)       (5,966)
                                          --------       -------      --------
Net income..............................  $  7,897       $   688      $  8,585
                                          ========       =======      ========
Earnings per share......................  $    .35                    $    .39
                                          ========                    ========

             See Notes to Unaudited Pro Forma Financial Statements

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                       Fiscal Year Ended January 1, 1999
                     (in thousands, except per share data)

                                          (B)          (C)          (D)        (E)      (F)         (G)
                                                                              Asset
                                                               Senior Living Manage-                Debt
                                     Hotel Leases     Hotel      Community    ment   Corporate  Refinancing/    Pro
                          Historical and Subleases Acquisition  Acquisition   Fees   Expenses    Repayment     Forma
                          ---------- ------------- ----------- ------------- ------- ---------  ------------ ----------
REVENUES
Hotels
 Room...................   $    --    $2,584,921     $38,767       $--       $  --   $    --      $   --     $2,623,688
 Food and beverage......        --     1,202,560         --         --          --        --          --      1,202,560
 Other..................        --       265,610       1,997        --          --        --          --        267,607
                           --------   ----------     -------       ----      ------  --------     -------    ----------
 Total hotels...........        --     4,053,091      40,764        --          --        --          --      4,093,855
                           --------   ----------     -------       ----      ------  --------     -------    ----------
Senior living
 communities
 Routine................    213,378          --          --         166         --        --          --        213,544
 Ancillary..............     27,899          --          --           2         --        --          --         27,901
                           --------   ----------     -------       ----      ------  --------     -------    ----------
 Total senior living
  communities...........    241,277          --          --         168         --        --          --        241,445
                           --------   ----------     -------       ----      ------  --------     -------    ----------
Asset management........        --           --          --         --        4,500       --          --          4,500
                           --------   ----------     -------       ----      ------  --------     -------    ----------
 Total revenue..........    241,277    4,053,091      40,764        168       4,500       --          --      4,339,800
                           --------   ----------     -------       ----      ------  --------     -------    ----------
OPERATING COSTS AND
 EXPENSES
Hotels
 Property-level costs
  and expenses
 Rooms..................        --     1,035,922       8,021        --          --        --          --      1,043,943
 Food and beverage......        --     1,088,769         --         --          --        --          --      1,088,769
 Other department and
  costs and deductions..        --       336,810      11,489        --          --        --          --        348,299
 Management fees........        --       261,416       3,448        --          --        --          --        264,864
 Lease expense..........        --     1,285,310         --         --          --        --          --      1,285,310
 Other operating costs
  and expenses..........        --           --        5,729        --          --        --          --          5,729
                           --------   ----------     -------       ----      ------  --------     -------    ----------
 Total hotels...........        --     4,008,227      28,687        --          --        --          --      4,036,914
                           --------   ----------     -------       ----      ------  --------     -------    ----------
Senior living
 communities
 Property-level costs
  and expenses
 Routine................    138,099          --          --          82         --        --          --        138,181
 Ancillary..............     21,317          --          --           1         --        --          --         21,318
 Other operating costs
  and expenses..........     44,642          --          --          50         --        --          --         44,692
                           --------   ----------     -------       ----      ------  --------     -------    ----------
 Total senior living
  communities...........    204,058          --          --         133         --        --          --        204,191
                           --------   ----------     -------       ----      ------  --------     -------    ----------
Asset management........        --           --          --         --        4,500       --          --          4,500
                           --------   ----------     -------       ----      ------  --------     -------    ----------
 Total operating costs
  and expenses..........    204,058    4,008,227      28,687        133       4,500       --          --      4,245,605
                           --------   ----------     -------       ----      ------  --------     -------    ----------
Operating profit........     37,219       44,864      12,077         35         --        --          --         94,195
Corporate expenses......     (6,360)         --         (894)       --          --    (11,016)        --        (18,270)
Interest expense........    (22,861)      (4,864)     (5,697)       --          --        --        4,789       (29,408)
                                                        (775)
Interest income.........      2,028          567         265          6         --        --          --          1,568
                                                      (1,298)
                           --------   ----------     -------       ----      ------  --------     -------    ----------
Income (loss) before
 income taxes...........     10,026       40,567       3,678         41         --    (11,016)      4,789        48,085
Benefit (provision) for
 income taxes...........     (4,111)     (16,632)     (1,508)       (17)        --      4,517      (1,963)      (19,714)
                           --------   ----------     -------       ----      ------  --------     -------    ----------
Net income (loss).......   $  5,915   $   23,935     $ 2,170       $ 24      $   --  $ (6,499)    $ 2,826    $   28,371
                           ========   ==========     =======       ====      ======  ========     =======    ==========
Earnings per share......   $    .27                                                                          $     1.29
                           ========                                                                          ==========

             See Notes to Unaudited Pro Forma Financial Statements

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

   A. Represents the adjustments to record our acquisition of a 77% limited partnership interest in a partnership that owns eleven limited-service hotels in the second quarter of 1999.

   B. Represents the adjustments to record the historical hotel revenues and hotel operating costs and expenses and pro forma lease expense associated with our leasing of 120 full-service hotels and 71 limited-service hotels from Host Marriott and the interest expense on the $94 million of hotel working capital notes from Host Marriott.

   C. Represents the adjustment to record the incremental operating results related to our acquisition of the 77% limited partnership interest in a partnership that owns eleven limited-service hotels in the second quarter of 1999 as follows:

  --historical hotel revenues and operating costs and expenses including the depreciation expense reflecting our basis in the assets;

  --the historical interest expense on the assumed mortgage;

  --interest expense on the $10 million draw on the revolving credit facility; and

  --reduction in interest income earned on the cash proceeds used to acquire the partnership.

   D. Represents the adjustment to record the historical revenues and operating costs and expenses related to our acquisition of one senior living community in 1998.

   E. Represents our asset management fees charged to Host Marriott associated with asset management agreements entered into with Host Marriott for an annual fee of $4.5 million.

   F. Represents the adjustment to record additional corporate expenses we would have expected to incur assuming we were operated on a stand-alone basis for the entire fiscal year 1998 and the elimination of minority interest expense included in corporate expenses related to the purchase of minority interests in our consolidated subsidiaries in 1998 and 1999. The adjustment for fiscal year 1998 includes the following (in thousands):

     Payroll costs..................................................... $ 4,747
     Rent and insurance................................................     815
     Other general and administrative..................................   5,454
                                                                        -------
                                                                        $11,016
                                                                        =======

   G. Represents the adjustments to eliminate interest expense on $133 million of debt either repaid or forgiven by Host Marriott during 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion and analysis of our financial condition and results of operations in conjunction with "Selected Consolidated Financial Data" and the financial statements and related notes included elsewhere in this prospectus.

Lack of comparability following our spin-off distribution from Host Marriott

   Below we discuss the historical first quarter of 1999 compared to the historical first quarter of 1998, the historical fiscal year 1998 and the period from June 21, 1997 through January 2, 1998 operating results which, except for the first quarter of 1999, represent only the ownership of our senior living communities. However, we do not believe that the historical results of operations are comparable to the results of operations following the distribution because on December 31, 1998, we entered into hotel lease and sublease agreements which would have represented a significant amount of our operating results in fiscal year 1998, assuming that the leases and subleases were in effect for the entire period. Accordingly, we have included a comparison of our pro forma results of operations for the first quarter of 1999 compared to the first quarter of 1998 and for the fiscal year 1998 compared to fiscal year 1997 following the historical analysis.

Historical first quarter 1999 compared to historical first quarter 1998

   Revenues. Our revenues represent gross revenues from leased and subleased hotels for 1999 and owned senior living communities and asset management fees. Our revenues increased by $907 million to $962 million for the first quarter of 1999.

   Hotel revenues were $904 million for the first quarter of 1999. Since the hotel leases and subleases did not commence until January 1, 1999, there were no hotel revenues in the first quarter of 1998. Room revenue per available room, or REVPAR, for the leased full-service hotels was $117.06 for the first quarter of 1999. REVPAR for our subleased Courtyard by Marriott and Residence Inn properties were $73.08 and $81.84, respectively.

   Senior living revenues increased by $1.9 million, or 3.5%, to $57 million in the first quarter of 1999. The average per diem increased 5.2% to $92.30, while average occupancy decreased over one percentage point to 90.3% due mostly to the impact of the fill-up period for the expansion added in 1999. On a comparable basis, excluding communities which added units during 1998 or 1999, the average occupancy increased slightly to 91.7%. The revenue growth is due to the addition of senior living community in January 1998, the addition of 285 expansion units in 1998 and 1999 and the growth in the average per diem. These factors driving revenue growth were partially offset by a significant decrease in ancillary revenues due to a reduction in therapy services in response to a change in the Medicare billing process.

   Operating Costs and Expenses. Hotel operating costs and expenses principally consist of hotel-property level operating costs and expenses plus management fees and lease expenses. Senior living community operating costs and expenses consist of property-level expenses plus management fees, depreciation, property taxes, ground rent, insurance and certain other costs. Asset management operating costs and expenses principally consist of salary and related costs. Total operating costs and expenses increased $896 million to $941 million in the first quarter of 1999.

   Overall hotel operating costs and expenses were $893 million for the first quarter of 1999.

   Overall senior living operating costs and expenses increased $1.7 million, or 3.7%, to $47 million for the first quarter of 1999. Senior living community property-level operating costs and expenses increased $1.0 million, or 2.9%, to $37 million, while other operating costs and expenses increased $0.6 million, or 6.8%, to $10.2 million for the first quarter of 1999. The property-level operating costs and expenses have been adversely impacted by the low national unemployment as the communities experienced a significant increase in labor costs particularly in their nursing departments. Other operating costs and expenses were impacted in the first quarter of 1999 by the payment of central administrative fees to Marriott International in 1999 of $0.6 million that were waived for the first year of operations.

   Operating Profit. Our operating profit was $21.4 for the first quarter of 1999 compared to $10.0 million for the first quarter of 1998.

   Hotel operating profit was $10.8 million for the first quarter of 1999.

   Senior living community operating profit increased $0.2 million, or 2.4%, to $10.3 million in the first quarter of 1999. The increase in operating profit is primarily due to increases in residency fees due to the increase in the average per diem, offset by lower operating profit for the communities with newly opened expansions due to fill-up period, increased healthcare expenses and the central administrative service fees beginning in the third quarter of 1998. The Forum at Tucson, Park Summit and Lexington at Country Place senior living communities performed particularly well. Our independent living components posted strong results while the assisted living and healthcare components did not show significant gains due mostly to the over-supply in the assisted living market.

   Corporate Expenses. Corporate expenses were $4.0 million for the first quarter of 1999 compared to $0.8 million for the first quarter of 1998.

   Interest Expense. Interest expense was $5.1 million for the first quarter of 1999 compared to $6.5 million for the first quarter of 1998.

   Interest Income. Interest income was $1.1 million for the first quarter of 1999 compared to $0.3 million for the first quarter of 1998.

   Net Income. Net income was $7.9 million for the first quarter of 1999 compared to $1.8 million for the first quarter of 1998.

Fiscal year 1998 (historical)

   Revenues. Our revenues represent property routine services and ancillary revenues. Routine service revenues are generated from (1) monthly charges for independent and assisted living apartments and special care center rooms and
(2) daily charges for healthcare beds which are recognized monthly based on the terms of the residents' agreements. Ancillary service revenues are generated on a "fee for service" basis for supplementary items requested by residents and are recognized as the services are provided.

   Our senior living communities generated total revenues of $241.3 million for 1998. During 1998, the average occupancy of our senior living communities was 92.2% and the average daily rate for 1998 was $88.44. Overall occupancies were lower than the historical occupancies due to the significant number of expansion units added during the year, the overall disruption to the senior living communities as a result of the construction and the time required to fill the expansion units.

   Operating Costs and Expenses. Our operating costs and expenses principally consist of property-level expenses, depreciation and amortization, management fees, property taxes, insurance and certain other costs. Our operating costs and expenses were $204.1 million (84.6% of revenues) for 1998. The low national unemployment in 1998 adversely impacted our property-level operating costs and expenses as the senior living communities experienced a significant increase in labor costs particularly in their nursing and food service departments.

   Operating Profit. Our operating profit was $37.2 million (15.4% of revenues).

   Corporate Expenses. Our corporate expenses were $6.4 million (2.7% of revenues).

   Interest Expense. Our interest expense was $22.9 million.

   Interest Income. Our interest income was $2.0 million, primarily reflecting interest earned on cash and certain escrow accounts.

   Net Income. Our net income was $5.9 million.

Period from June 21, 1997 through January 2, 1998 (historical)

   Revenues. The 1997 third quarter acquisition of 29 senior living communities generated total revenues of $111.0 million. During the period from June 21, 1997 through January 2, 1998, average occupancy of the senior living communities was 91.7% and the average daily rate was $83.88. Overall occupancies were lower than the historical occupancies due to (1) the significant number of expansion units added during the year, (2) the overall disruption to the senior living communities as a result of the construction and
(3) the time required to fill the expansion units.

   Operating Costs and Expenses. Our operating costs and expenses were $95 million (85.6% of revenues).

   Operating Profit. Our operating profit was $16.0 million (14.4% of revenues).

   Corporate Expenses. Our corporate expenses were $2.3 million (2.1% of revenues).

   Interest Expense. Our interest expense was $13.4 million.

   Net Income. Our net income was $0.4 million.

Pro forma results of operations

   Our management believes that a discussion of our pro forma results of operations is more meaningful and relevant in understanding our present and ongoing operations than is a discussion of our historical results of operations because of the significant changes that occurred as a result of the spin-off distribution and related transactions. We have prepared the pro forma discussion below as if the spin-off distribution and related transactions, including the hotel leases and subleases, occurred at the beginning of the period. See the consolidated financial statements included elsewhere in this prospectus for a discussion of the spin-off distribution and related transactions.

   Our unaudited pro forma condensed consolidated statements of operations assume that the following transactions which actually occurred throughout 1999, 1998 and 1997 had been completed at the beginning of each period:

  . 1997 acquisition of Forum Group and one additional senior living community;

  .  1998 acquisition of one senior living community;

  .  1998 retirement of $26 million of debt;

  . 1998 repayment and forgiveness of $92 million of unsecured debt and a $15 million intercompany note treated as a capital contribution by Host Marriott;

  . 1998 and 1999 acquisition of minority interests in our consolidated subsidiaries;

  . 1998 spin-off of Crestline by Host Marriott and the concurrent lease of 120 full-service hotels and sublease of 71 limited-service hotels;

  .  the asset management fee charged to Host Marriott;

  . adjustment to corporate expenses as if we were operated on a stand-alone basis; and

  . second quarter 1999 acquisition of a 77% limited partnership interest in a partnership that owns eleven limited-service hotels.

   In the second quarter of 1999, we acquired a 74% limited partnership interest in the Marriott Residence Inn USA Limited Partnership from a private investor for $34.4 million in cash and the consolidation of $54.5 million of debt for a total consideration of $89 million. The purchase was partially financed through a $10 million draw on our revolving credit facility. In a separate transaction, we purchased an additional 3% limited partnership interest in the partnership in the second quarter of 1999 for $1.6 million in cash increasing our ownership to a 77% limited partnership interest in the partnership.

   In 1997, Host Marriott acquired 29 senior living communities from Marriott International and concurrently contributed all of the acquired senior living assets and liabilities to us. In addition, during 1997, we acquired 49% of the remaining 50% interest in Leisure Park Venture Limited Partnership which owns a 418-unit retirement community in New Jersey for approximately $23 million. This amount included the assumption of $15 million in debt, increasing our ownership to 99% of the partnership. In the first quarter of 1999, we acquired the remaining one percent interest.

   In 1998, we acquired one senior living community for $21 million. Also, during 1998, Host Marriott prepaid approximately $26 million of our mortgage debt and repaid $92 million of unsecured debt to Marriott International. We treated Host Marriott's prepayment of the mortgage debt as a capital contribution. Host Marriott's repayment of our $92 million unsecured debt was repaid in exchange for a $92 million note due to Host Marriott with similar terms. The $92 million note and an additional $15 million intercompany note were later forgiven by Host Marriott and treated as a capital contribution.

   Although we believe these presentations are helpful to understand our financial condition and results of operations we cannot assure you what our results of operations would actually have been if the transactions described above had in fact occurred on such date or at the beginning of such period nor can we project our results of operations for any future date or period.

   We have based the unaudited pro forma financial statements upon certain assumptions that we believe are reasonable under the circumstances. You should read the unaudited pro forma financial statements in conjunction with our consolidated financial statements and notes thereto included elsewhere in this prospectus.

Pro Forma first quarter 1999 compared to pro forma first quarter 1998

   In the following table we present the results of operations for the first quarters 1999 and 1998 on the pro forma basis discussed above.

                                                      First Quarter
                                            ----------------------------------
                                                  1999              1998
                                            ----------------  ----------------
                                            (unaudited, in thousands, except
                                                   per share amounts)
   Hotel revenues.........................  $        913,727  $        875,577
   Senior living community revenues.......            56,953            55,222
   Asset management revenues..............             1,188             1,038
   Equity in earnings of affiliates.......               223               --
                                            ----------------  ----------------
     Total revenues.......................           972,091           931,837
                                            ----------------  ----------------
   Hotel operating costs and expenses.....           899,965           864,071
   Senior living community operating costs
    and expenses..........................            46,681            45,155
   Asset management operating costs and
    expenses..............................             1,067             1,038
                                            ----------------  ----------------
     Total operating costs and expenses...           947,713           910,264
                                            ----------------  ----------------
   Operating profit before corporate
    expenses and interest.................            24,378            21,573
   Corporate expenses.....................            (4,218)           (4,230)
   Interest expense.......................            (6,477)           (6,822)
   Interest income........................               868               224
                                            ----------------  ----------------
   Income before taxes....................            14,551            10,745
   Provision for income taxes.............            (5,966)           (4,405)
                                            ----------------  ----------------
   Net income.............................  $          8,585  $          6,340
                                            ================  ================
   Earnings per share.....................  $            .39  $            .29
                                            ================  ================

   Revenues. Our revenues primarily represent gross revenues from owned, leased and subleased hotels and owned senior living communities and asset management fees. Our revenues increased by $40.3 million, or 4.3%, to $972 million for the first quarter of 1999 from $932 million for 1998.

   Hotel revenues increased $38.2 million or 4.4%, to $914 million in the first quarter of 1999. Improved results for our leased full-service hotels were driven by strong increases in room revenue per available room, or REVPAR, of 4.3% to $117.06 for the first quarter of 1999. Average room rates increased 2.9%, while average occupancy increased one percentage point to 78.1% for the full-service properties. REVPAR for our subleased Courtyard by Marriott hotel properties increased 2.1% to $73.08 due to an increase in average room rates of nearly .6% and an increase in average occupancy of over one percentage point to 79.1%. REVPAR for our subleased Residence Inn properties decreased 4.2% to $81.84 due to a decrease in average room rates of 2.4% and a decrease in occupancy of one and one half percentage points to 81.2% reflecting the additional supply that has entered into the market. REVPAR for our owned Residence Inn properties increased by 0.4%. to $79.80 due to an increase in average occupancy of over one percentage point to 83.6%, while average room rates decreased 1.2%.

   Our senior living community revenues increased by $1.7 million, or 3.1%, to $57 million in the first quarter of 1999. The average per diem increased 5.2% to $92.30, while average occupancy decreased over one percentage point to 90.3% due mostly to the impact of the fill-up period for the expansion added in 1999. On a comparable basis, excluding communities which added units during 1998 or 1999, the average occupancy increased slightly to 91.7%. The revenue growth is due to the addition of 285 expansion units in 1998 and 1999 and the growth in the average per diem. These factors driving revenue growth were partially offset by a significant decrease in ancillary revenues due to a reduction in therapy services in response to a change in the Medicare billing process.

   Operating Costs and Expenses. Hotel operating costs and expenses for our leased and subleased hotels principally consist of hotel property-level operating costs and expenses plus management fees and lease expenses. Hotel operating costs and expenses for our owned hotels principally consist of hotel property-level operating costs and expenses plus management fees, depreciation, property taxes, ground rent, insurance and certain other costs. Senior living community operating costs and expenses consist of property-level expenses plus management fees, depreciation, property taxes, ground rent, insurance and certain other costs. Asset management operating costs and expenses principally consist of salary and related costs and expenses. Total operating costs and expenses increased $37.4 million, or 4.1%, to $948 million for the first quarter of 1999.

   Overall hotel operating costs and expenses increased $35.9 million, or 4.2%, to $900 million in the first quarter of 1999. Hotel property-level operating costs and expenses increased $20.9 million, or 3.9% to $553 million. Hotel management fees increased $2.5 million, or 4.4%, to $59.1 million, while lease expense increased $12.5 million, or 4.6%, to $287 million.

   Overall senior living operating costs and expenses increased $1.5 million, or 3.4%, to $47 million for the first quarter of 1999. Senior living community property-level operating costs and expenses increased $0.9 million, or 2.6%, to $37 million, while other operating costs and expenses increased $0.6 million, or 6.2%, to $10.2 million for the first quarter of 1999. The property-level operating costs and expenses have been adversely impacted by the low national unemployment as the communities experienced a significant increase in labor costs particularly in their nursing departments. Other operating costs and expenses were impacted in the first quarter of 1999 by the payment of central administrative fees to Marriott International in 1999 of $0.6 million that were waived for the first year of operations.

   Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, our total operating profit increased $2.8 million, or 13.0%, to $24.4 million for the first quarter of 1999.

   Hotel operating profit increased $2.3 million, or 19.6%, to $13.8 million for the first quarter of 1999. Specifically, the New York, Los Angeles and Washington, D.C. markets, as well as the Ritz-Carlton brand hotels reported significant improvements for 1999.

   Senior living community operating profit increased $0.2 million, or 2%, to $10.3 million in the first quarter of 1999. The increase in operating profit is primarily due to increases in residency fees due to the increase in the average per diem, offset by lower operating profit for the communities with newly opened expansions due to fill-up period, increased healthcare expenses and the central administrative service fees beginning in the third quarter of 1998. The Forum at Tucson, Park Summit and Lexington at Country Place senior living communities performed particularly well. Our independent living components posted strong results while the assisted living and healthcare components did not show significant gains due mostly to the over-supply in the assisted living market.

   Corporate Expenses. Corporate expenses remained unchanged at $4.2 million, or 0.4% of total revenues, for the first quarter of 1999.

   Interest Expense. Interest expenses decreased slightly to $6.5 million in the first quarter of 1999. Interest expenses includes $1.1 million in both the first quarters of 1999 and 1998, respectively, related to interest on the hotel working capital notes payable to Host Marriott.

   Interest Income. Interest income increased $0.6 million to $0.9 million for the first quarter of 1999 due to higher cash balances in 1999.

   Net Income. Net income for the first quarter of 1999 was $8.6 million, or $.39 per share, compared to $6.3 million, or $.29 per share, for the first quarter of 1998.

Pro forma 1998 compared to pro forma 1997

   In the following table we present the results of operations for fiscal years 1998 and 1997 on the pro forma basis discussed above.

                                                  1998              1997
                                            ----------------  ----------------
                                            (unaudited, in thousands, except
                                                   per share amounts)
   Hotel revenues.........................  $      4,093,855  $      3,783,217
   Senior living community revenues.......           241,445           222,789
   Asset management revenues..............             4,500             4,500
                                            ----------------  ----------------
       Total revenues.....................         4,339,800         4,010,506
                                            ----------------  ----------------
   Hotel operating costs and lease
    expenses..............................         4,036,914         3,731,237
   Senior living community operating costs
    and expenses..........................           204,191           189,467
   Asset management operating costs and
    expenses..............................             4,500             4,500
                                            ----------------  ----------------
       Total operating costs and
        expenses..........................         4,245,605         3,925,204
                                            ----------------  ----------------
   Operating profit before corporate
    expenses and interest.................            94,195            85,302
   Corporate expenses.....................           (18,270)          (17,432)
   Interest expense.......................           (29,408)          (29,367)
   Interest income........................             1,568               511
                                            ----------------  ----------------
   Income before income taxes.............            48,085            39,014
   Provision for income taxes.............           (19,714)          (15,996)
                                            ----------------  ----------------
   Net income.............................  $         28,371  $         23,018
                                            ================  ================
   Earnings per share.....................  $           1.29  $           1.05
                                            ================  ================

   Revenues. Our revenues primarily represent gross revenues from owned, leased and subleased hotels and owned senior living communities and asset management fees. Our revenues increased by $329 million, or 8.2%, to $4,340 million for 1998 from $4,011 million for 1997.

   Hotel revenues increased $311 million, or 8.2%, to $4,094 million in 1998. Our improved results for leased full-service hotels were driven by strong increases in REVPAR of 7.5% to $111.29 for 1998. Average room rates increased 7.6%, while average occupancy decreased slightly to 77.5% for the full-service properties. REVPAR for our subleased Courtyard by Marriott hotel properties increased 6.8% to $73.04 due to an increase in average room rates of nearly 7.6%, while average occupancy decreased over one half of a percentage point to 80.5%. REVPAR for our subleased Residence Inn properties increased 3.1% to $85.86 due to an increase in average room rates of 2.2% and an increase in occupancy of almost one percentage point to 84.1%. REVPAR for our owned Residence Inn properties increased 2.4% to $82.48 due to an increase in average room rates of 4.0%, while average occupancy decreased over one percentage point to 85.1%.

   Senior living community revenues increased by $18.7 million, or 8.4%, to $241.4 million. For 1998, the average daily rate increased 5.3% to $88.44, while average occupancy decreased slightly to 92.2%. The significant revenue growth is partially due to the addition of 445 expansion units in 1997 and 1998, partially offset by the competitive pressures on our assisted living components which experienced a one-half percentage point decrease in occupancy.

   Operating Costs and Expenses. Hotel operating costs and expenses for our leased and subleased hotels principally consist of hotel property-level operating costs and expenses plus management fees and lease expenses. Hotel operating costs and expenses for our owned hotels principally consist of hotel property-level operating costs and expenses plus management fees, depreciation, property taxes, ground rent, insurance and certain other costs. Senior living community operating costs and expenses consist of property-level expenses plus management fees, depreciation, property taxes, ground rent, insurance and certain other costs. Asset management operating costs and expenses principally consist of salary and related costs and expenses. Total operating costs and expenses increased $320 million, or 8.2%, to $4,246 million in 1998.

   Overall hotel operating costs and expenses increased $306 million, or 8.2%, to $4,037 million. Hotel property-level operating costs and expenses increased $189 million, or 8.2% to $2,481 million. Hotel management fees increased $18.0 million, or 7.3%, to $265 million, while lease expense increased $99 million, or 8.3%, to $1,285 million.

   Overall senior living operating costs and expenses increased $14.7 million, or 7.8%, to $204.2 million for 1998. Senior living community property-level operating costs and expenses increased $13.7 million, or 9.4%, to $159.5 million, while other operating costs and expenses increased $1.1 million to $44.7 million for 1998. The low national unemployment in 1998 adversely impacted property-level operating costs and expenses as the senior living communities experienced a significant increase in labor costs particularly in their nursing and food service departments. Other operating costs and expenses were impacted in 1998 by the payment of central administrative fees to Marriott International in 1998 that were waived for the first year of operations.

   Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, our operating profit increased $8.9 million, or 10.4%, to $94.2 million for 1998.

   Hotel operating profit increased $5.0 million, or 9.5%, to $56.9 million for 1998 from $52.0 million for 1997. Our leased full-service hotels recorded significant improvements in operating results. Specifically, hotels in New York City, Boston, Toronto and Atlanta reported significant improvements for 1998. Properties in Florida reported some temporary declines in operating results due to exceptionally poor weather in 1998.

   Senior living community operating profit increased $3.9 million, or 11.8%, to $37.3 million. The senior living communities' increase in operating profit is primarily due to increases in residency fees and charges in the independent living, assisted living and healthcare revenue components, the favorable impact of new expansion units, offset by increased healthcare expenses and food service cost and the central administrative service fees beginning in the third quarter of 1998. The Park Summit, the Forum at Deer Creek, Leisure Park and the Forum at Memorial Woods senior living communities performed particularly well.

   Corporate Expenses. Corporate expenses increased $0.8 million to $18.3 million for 1998. As a percentage of total revenues, corporate expenses remained unchanged at 0.4% for 1998 and 1997.

   Interest Expense. Interest expense increased slightly to $29.4 million in 1998.

   Interest Income. Interest income increased $1.1 million to $1.6 million for 1998.

   Net Income. Net income for 1998 was $28.4 million, or $1.29 per share, compared to $23.0 million, or $1.05 per share, for 1997.

Liquidity and capital resources

   In 1997, Host Marriott acquired all of the outstanding common stock of Forum Group from Marriott Senior Living Services, Inc., a subsidiary of Marriott International for approximately $460 million, including approximately $270 million in assumed debt. Immediately following the acquisition, Host Marriott contributed all of the Forum Group assets and liabilities, consisting primarily of 29 senior living communities, to us. In 1997, we also acquired from Marriott International 49% of the remaining 50% interest in a partnership which owns the 418-unit Leisure Park senior living community from Marriott International for approximately $23 million, including approximately $15 million in assumed debt. In the first quarter of 1999, we acquired the remaining one percent interest.

   During the first quarter of 1998, we acquired the Gables at Winchester, a 125-unit senior living community, in suburban Boston for $21 million and concurrently entered into a long-term operating agreement with Marriott Senior Living Services to operate the property. Also in the first quarter of 1998, we entered into conditional purchase agreements to acquire two Marriott Brighton Gardens assisted living communities from the Summit Companies of Denver, Colorado. After the anticipated completion of construction in the second quarter of 1999, we may acquire these two 160-unit properties located in Denver and Colorado Springs, Colorado, for $35 million, if they achieve certain operating performance criteria. Both of these communities will be operated by Marriott Senior Living Services under long-term operating agreements.

   In 1999, we have added 211 units at four senior living communities at a cost of approximately $19 million and we intend to add another 28 units in late 1999 for approximately $4 million. These additions will be the final phase of a four-year $88 million expansion program that will have ultimately resulted in the addition of 861 units to 21 of our senior living communities. The expansion plan has been funded through a combination of operating cash flow and contributions by Host Marriott.

   During fiscal year 1998, we acquired additional limited partnership interests at a cost of $10 million in Forum Retirement Partners, LP, a partnership that owns nine senior living communities, increasing our ownership percentage to 93%. In March 1999, we acquired the remaining limited partnership interests for $6 million. Also, in the first quarter of 1998, we acquired the remaining 41% interest in the partnership that owns the Remington Club II senior living community for $3 million. The purchases of these minority interests in 1998 were paid for by Host Marriott and treated as capital contributions to us. As of the date hereof, wholly owned subsidiaries of ours own all of our 31 senior living communities.

   In the second quarter of 1999, we acquired a 74% limited partnership interest in the Marriott Residence Inn USA Limited Partnership from a private investor for $34.4 million in cash and the consolidation of $54.5 million of debt for a total consideration of $89 million. In a separate transaction, we purchased an additional 3% limited partnership interest in the partnership in the second quarter of 1999 for $1.6 million in cash increasing our ownership to a 77% limited partnership interest in the partnership. The partnership owns 11 Residence Inn properties managed by Marriott International. Host Marriott owns a 5% general partner interest in the partnership.

   Under the terms of our senior living communities' operating agreements, we are generally required to contribute a specified amount of revenues to a reserve account for furniture, fixtures, furnishings and equipment or FF&E which is used to fund certain replacements and renewals to the senior living communities' property and improvements. The amount we are required to contribute to the FF&E reserves varies among the individual senior living community operating agreements, but is generally 2.65% through fiscal year 2002, 2.85% for fiscal years 2003 through 2007, and 3.5% thereafter. We anticipate contributing approximately $7 million in 1999 to the FF&E reserves. Also, under the senior living communities' operating agreements we are required to fund separately the cost of certain capital expenditures and replacements to the senior living communities which are considered major or non-routine in nature.

   As of March 26, 1999, we had cash and cash equivalents of $61 million and restricted cash of $16 million, which is included in other assets on the accompanying consolidated financial statements. Our restricted cash consists of funds transferred into segregated escrow accounts for (1) debt service, fixed asset, real estate tax and insurance reserves pursuant to our secured debt agreements for certain of the senior living communities, and (2) fixed asset reserves established pursuant to our senior living communities' operating agreements.

   Our cash from operations was $20.8 million for the first quarter of 1999. Cash used in investing activities was $20.9 million in the first quarter of 1999. The cash used in investing activities principally consists of capital expenditures for renewals and replacements and expansions for our senior living communities, as well as the purchase of the remaining limited partnership interest in subsidiaries that own some of our senior living communities. Cash used in financing activities was $5.9 million for the first quarter of 1999. Our cash used in financing activities consists primarily of debt principal repayments and repurchases of our common stock.

   Cash from operations was $29 million for 1998 and $25 million for the period from June 21, 1997 through January 2, 1998. Cash used in investing activities was $30 million in 1998 and $33 million for the period June 21, 1997 through January 2, 1998. The cash used in investing activities principally consists of capital expenditures for renewals and replacements and expansions. Cash provided by financing activities was $50 million for 1998 and $26 million for the period from June 21, 1997 through January 2, 1998. Our cash from financing activities consists primarily of contributions from Host Marriott and issuances of debt related mostly to the expansions, less debt principal repayments.

   In the first quarter of 1999, we announced a plan to repurchase up to 1.5 million shares of our common stock. Over an extended period of time, we intend to purchase shares through open market or privately negotiated transactions at prices deemed advantageous to us. These purchases will be subject to market conditions, applicable legal requirements and other factors, however we have no commitment or obligation to purchase any particular amount of common stock and the stock repurchase program could be suspended at any time at our discretion. Through May 19, 1999, we have purchased approximately 1,119,000 shares of common stock for a total purchase price of $16.4 million.

   In addition, we commenced a voluntary program through which shareholders of record as of March 4, 1999 holding fewer than 100 shares of our common stock, may sell all of their shares to us. We repurchased approximately 150,000 shares for approximately $2 million in the second quarter of 1999. The program has been extended until May 21, 1999.

   During the first quarter of 1998, Host Marriott prepaid $26 million in mortgage debt associated with our senior living communities. This payment was treated as a capital contribution to us. In the second quarter of 1998, Host Marriott prepaid $92 million of unsecured debt provided by Marriott International. The $92 million unsecured note upon repayment by Host Marriott became payable by us to Host Marriott. During the third quarter of 1998, Host Marriott forgave the $92 million note as well as a $15 million note due to Host Marriott, both of which were treated as a capital contribution to us. As of March 26, 1999, we had $196 million of debt outstanding, excluding the hotel working capital notes payable to Host Marriott of approximately $94 million and debt premiums of $16 million. Excluding these items, the weighted average interest rate is 9.6% and the average maturity is thirteen years. Except for debt incurred under our revolving credit facility which is described in the next paragraph, as of March 26, 1999, all of our debt is fixed rate.

   On April 15, 1999, Crestline Ventures LLC, an indirect wholly owned subsidiary of ours, entered into a secured, three-year $100 million revolving credit facility. We intend to use this credit facility for funding future investments in the lodging and senior living industries and for general corporate purposes. The credit facility bears interest at a Eurodollar rate plus 2.75%. Crestline Ventures will be charged an annual fee of .25% on the unused portion of the commitment. The credit facility is secured by substantially all of the assets of Crestline Ventures and its subsidiaries, consisting of eight senior living communities. We are a guarantor on the credit facility and so are some of our subsidiaries. In the second quarter of 1999, we made a $10 million draw on the credit facility.

   We expect to have sufficient cash flow from operations to meet our debt obligations and expansion plans.

   At March 26, 1999, our debt included the following: CCC Financing Limited, L.P., a subsidiary of ours, owns nine senior living communities which are subject to a mortgage pursuant to a loan agreement between

CCC Financing Limited and Nomura Asset Capital Corporation. The original principal amount of the loan was approximately $51 million and it matures in January 2001. In January 2000, the loan may be prepaid without premium or penalty. The loan bears interest at 9.93%. Consent of Nomura is necessary for any (1) amendments to the management agreements, (2) replacement of the manager, (3) sale of a community, (4) other financing or (5) transfer of partnership interests in CCC Financing Limited. As of March 26, 1999, the remaining balance of the loan, excluding debt premiums, was $45.3 million.

   CCC Financing I Corporation and CCC Ohio Healthcare, Inc. are subsidiaries of ours which own seven senior living communities and one senior living community, respectively. Both CCC Financing I and CCC Ohio are subject to a single loan agreement, dated September 1, 1995, with Nomura in the original amount of $124.7 million. The loans are supported by two promissory notes for the amount of $104.4 million and $20.3 million, which mature in September 2020 and September 2018, respectively. In September 2003, the loans may be prepaid without premium or penalty. Beginning in September 2003, all excess cash flow from the senior living communities must be applied to reduce the principal balance of the loans. The loans bear interest at 10.008% through September 2003 and 5% plus the greater of 10.008% or a treasury rate thereafter. The loan agreement contains cross-default provisions so that a default by one subsidiary can result in acceleration of the entire amount of the indebtedness. Consent of Nomura is necessary for any (1) amendments to the management agreements, (2) replacement of the manager, (3) transfer of a senior living community which secures the loan, (4) other financing, (5) changes to existing leases, including ground leases or (6) transfers of CCC Financing I and CCC Ohio stock. As of March 26, 1999, $120.5 million remains outstanding, excluding debt premiums.

   Our subsidiary Leisure Park Joint Venture Limited Partnership, owns one senior living community. Leisure Park has outstanding $14.7 million in tax free bonds held by outside bondholders. The Leisure Park bonds mature in December 2027 and bear interest at 5.875%. In connection with the spin-off distribution, Host Marriott agreed to remain the guarantor of the Leisure Park bonds.

   Hotel Working Capital Notes. Upon the commencement of the hotel leases, we purchased the working capital of the hotels from Host Marriott with the purchase price evidenced by notes that bear interest at 5.12%. We are required to pay interest on each note simultaneously with the rent payment of each hotel lease. We are required to pay the principal amount of each note upon the termination of each hotel lease. Upon termination of the hotel lease, we will sell Host Marriott the existing working capital at its current value and the notes will be repaid with the proceeds. To the extent the working capital delivered to Host Marriott is less than the value of the note, we will pay Host Marriott the difference in cash. However, to the extent the working capital delivered to Host Marriott exceeds the value of the note, Host Marriott will pay us the difference in cash. As of March 26, 1999, $94.4 million remains outstanding on the hotel working capital notes.

EBITDA

   Our consolidated earnings before interest expense, taxes, depreciation, amortization and other non-cash items ("EBITDA") on a historical basis was $22.7 million for the first quarter of 1999, $14.4 million for the first quarter of 1998, $55.0 million in fiscal year 1998 and $24.6 million for the period from June 21, 1997 through January 2, 1998.

   The following is a reconciliation of historical EBITDA to Crestline's net income:

                                                                 Period from
                                   First Quarter                June 21, 1997
                                  ----------------   Fiscal        through
                                   1999     1998    Year 1998  January 2, 1998
                                  -------  -------  ---------  ---------------
                                               (in thousands)
EBITDA........................... $22,722  $14,385  $ 55,002      $ 24,638
Interest expense.................  (5,106)  (6,519)  (22,861)      (13,396)
Hotel working capital note
 interest expense................   1,137      --        --            --
Depreciation and amortization....  (5,285)  (4,793)  (22,115)      (10,635)
Income taxes.....................  (5,488)  (1,262)   (4,111)         (249)
Other non-cash charges, net......     (83)       5       --            --
                                  -------  -------  --------      --------
Net income....................... $ 7,897  $ 1,816  $  5,915      $    358
                                  =======  =======  ========      ========

   Our interest coverage, defined as EBITDA divided by cash interest expense, was 5.3 times for the first quarter of 1999, 2.1 times for the first quarter of 1998, 2.3 times for fiscal year 1998 and 1.7 times for the period from June 21, 1997 through January 2, 1998. Interest coverage is calculated as EBITDA divided by cash interest expenses, which is defined as GAAP interest expense less amortization of deferred financing costs and debt premiums and the interest on the hotel working capital notes. The ratio of earnings to fixed charges was 1.1 to 1.0 for the first quarter of 1999, 1.5 to 1.0 for the first quarter of 1998,
1.4 to 1.0 for 1998 and 1.1 to 1.0 for the period from June 21, 1997 through January 2, 1998.

   Our pro forma EBITDA increased $3.6 million, or 16.0%, to $26.1 million in the first quarter of 1999 as compared to the pro forma results for the first quarter of 1998. Our pro forma EBITDA increased $8.6 million, or 9.4%, to $100.1 million in fiscal year 1998 as compared to fiscal year 1997.

   The following is a reconciliation of pro forma EBITDA to Crestline's pro forma net income:

                                          First Quarter       Fiscal Year
                                         ----------------  ------------------
                                          1999     1998      1998      1997
                                         -------  -------  --------  --------
                                                  (in thousands)
EBITDA.................................. $26,074  $22,477  $100,055  $ 91,488
Interest expense........................  (6,477)  (6,822)  (29,408)  (29,367)
Hotel working capital note interest
 expense................................   1,137    1,122     4,864     4,864
Depreciation and amortization...........  (6,100)  (5,808)  (26,426)  (26,971)
Income taxes............................  (5,966)  (4,405)  (19,714)  (15,996)
Other non-cash charges, net.............     (83)    (224)   (1,000)   (1,000)
                                         -------  -------  --------  --------
Net income.............................. $ 8,585  $ 6,340  $ 28,371  $ 23,018
                                         =======  =======  ========  ========

   Our pro forma interest coverage was 4.6 times for the first quarter of 1999 compared to 3.7 times for the first quarter of 1998. Our pro forma interest coverage was 3.8 times for fiscal year 1998 compared to 3.6 times for fiscal year 1997. The pro forma ratio of earnings to fixed charges was 1.1 to 1.0 for the first quarter of 1999 and 1.1 for the first quarter of 1998. The pro forma ratio of earnings to fixed charges was 1.1 to 1.0 for fiscal year 1998 and 1.1 to 1.0 for fiscal year 1997.

   EBITDA data are presented because those data are used by certain investors to determine our ability to meet debt service requirements. We consider EBITDA to be an indicative measure of our operating performance due to the significance of our long-lived assets and because EBITDA can be used to measure our ability to service debt, fund capital expenditures and expand our business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. In addition, EBITDA as calculated by us may not be comparable to similarly titled measures reported by other companies. Cash expenditures for various long-term assets, interest expense and income taxes have been, and will be, incurred which are not reflected in the EBITDA presentation.

Inflation

   Our hotels and senior living communities are impacted by inflation through its effect on increasing costs and on the managers' ability to increase rates. We believe that, unlike other real estate, hotels have the ability to change room rates on a daily basis, so the impact of higher inflation generally can be passed on to customers. The rates charged for the delivery of services at our senior living communities are highly dependent upon local market conditions and the competitive environment in which the senior living communities operate. Although resident agreements are generally for one year, and thus may enable us to seek increases in monthly fees at the time of renewal in response to inflation or other factors, any such increases would be subject to market and competitive conditions.

Year 2000 problem

   The "Year 2000 Problem" has arisen because many existing computer programs and chip-based embedded technology systems use only the last two digits to refer to a year, and therefore do not properly recognize a year that begins with "20" instead of the familiar "19". If not corrected, many computer applications could fail or create erroneous results.

   Our compliance program includes an assessment of our hardware and software computer systems and embedded systems, as well as an assessment of the Year 2000 issues relating to third parties with whom we have a material relationship or whose systems are material to the operations of our hotel or senior living properties. Our efforts to ensure that our computer systems are Year 2000 compliant have been segregated into two separate phases: in-house systems and third-party systems.

   In-House Systems. We have invested in the implementation and maintenance of accounting and reporting systems and equipment that are intended to enable us to provide adequately for our information and reporting needs and which are also Year 2000 compliant. Substantially all of our in-house systems have already been certified as Year 2000 compliant through testing and other mechanisms.

   Third-Party Systems. We rely upon operational and accounting systems provided by third parties, primarily the managers and operators of our hotel and senior living properties, to provide the appropriate property-specific operating systems (including reservation, phone, elevator, security, HVAC, emergency call and other systems) and to provide us with financial information. Based on discussions with the third parties that are critical to our business, including the managers and operators of our hotels and senior living properties, we believe that these parties are in the process of studying their systems and the systems of their respective vendors and service providers and, in many cases, have begun to implement changes, to ensure that they are Year 2000 compliant. To the extent these changes impact leased or subleased hotel property-level systems, Host Marriott may be required to fund capital expenditures for upgraded equipment and software. However, to the extent these changes impact the owned hotel or senior living property-level systems, we may be required to fund capital expenditures for upgraded equipment and software. To the extent that these changes relate to a third party managers' centralized systems (including reservations, accounting, purchasing, inventory, personnel and other systems), our management agreements generally provide for these costs to be charged to the properties subject to annual limitations which costs will be borne by us. We expect that the third party managers will incur Year 2000 costs for our centralized systems in lieu of costs related to system projects that otherwise would have been pursued and therefore our overall level of centralized system charges allocated to the properties will not materially increase as a result of the Year 2000 compliance effort. We believe that this deferral of certain system projects will not have a material impact on our respective future results of operations, although it may delay certain productivity enhancements at our properties. We will continue to monitor the efforts of these third parties to become Year 2000 compliant and will take appropriate steps to address any non-compliance issues. We believe that in the event of material Year 2000 non-compliance caused by a breach of the manager's duties, we will have the right to seek recourse against the manager under our third party management agreements. The management agreements, however, generally do not specifically address the Year 2000 compliance issue. Therefore, the amount of any recovery in the event of Year 2000 non-compliance at a property, if any, is not determinable at this time.

   We will work with the third parties to ensure that appropriate contingency plans will be developed. In particular, we have had extensive discussions regarding the Year 2000 problem with Marriott International, the manager of a substantial majority of our owned, leased and subleased hotel properties and all of our senior living communities. Due to the significance of Marriott International to our business, based on the information from Marriott International in those discussions, a detailed description of Marriott International's state of readiness follows.

   Marriott International has adopted an eight-step process toward Year 2000 readiness, consisting of the following:

  (1) Awareness: fostering understanding of, and commitment to, the problem and its potential risks;

  (2) Inventory: identifying and locating systems and technology components that may be affected;

  (3) Assessment: reviewing these components for Year 2000 compliance, and assessing the scope of Year 2000 issues;

  (4) Planning: defining the technical solutions and labor and work plans necessary for each affected system;

  (5) Remediation/Replacement: completing the programming to renovate or replace the problem software or hardware;

  (6) Testing and Compliance Validation: conducting testing, followed by independent validation by a separate internal verification team;

  (7) Implementation: placing the corrected systems and technology back into the business environment; and

  (8) Quality Assurance: utilizing an internal audit team to review and test significant projects for adherence to quality standards and program methodology.

   Marriott International has grouped its systems and technology into three categories for purposes of Year 2000 compliance:

  (1) Information resource applications and technology ("IT Applications")-- enterprise-wide systems supported by Marriott International's centralized information technology organization ("IR");

  (2) Business-initiated systems ("BIS")--systems that have been initiated by an individual business unit, and that are not supported by Marriott International's IR organization; and

  (3) Building Systems--non-IT equipment at properties that use embedded computer chips, such as elevators, automated room key systems, emergency call and HVAC equipment.

   Marriott International is prioritizing its efforts based on how severe an effect noncompliance would have on customer service, core business processes or revenues, and whether there are viable, non-automated fallback procedures ("System Criticality").

   Marriott International measures completion of each phase based on documentation and quantified results weighted for System Criticality. The following table reflects the status of Marriott International's Year 2000 readiness process at March 26, 1999.

           Step               IT Application              BIS              Building Systems
-----------------------------------------------------------------------------------------------
  Awareness               Complete               Complete               Complete
-----------------------------------------------------------------------------------------------
  Inventory               Complete               Complete               Complete
-----------------------------------------------------------------------------------------------
  Assessment              Complete               Substantially          Substantially complete
                                                 complete
-----------------------------------------------------------------------------------------------
  Planning                Complete               Substantially          Substantially complete
                                                 complete
-----------------------------------------------------------------------------------------------
  Remediation/            Over 95 percent        Substantially          Substantially complete;
  Replacement             complete               complete               critical systems
                                                                        targeted for completion
                                                                        by September 1999
-----------------------------------------------------------------------------------------------
  Testing and Compliance  Testing over 95        Testing is in          Initial testing is
  Validation              percent complete;      progress.* Compliance  approximately 80
                          Compliance Validation  Validation is in       percent complete*, for
                          completed for          progress               which less than 10
                          approximately 75                              percent require further
                          percent of key                                remediation/replacement
                          systems, with most                            and re-testing.
                          remaining work in its                         Substantial completion
                          final stage                                   for critical systems
                                                                        targeted for September
                                                                        1999; Compliance
                                                                        Validation is in
                                                                        progress.
-----------------------------------------------------------------------------------------------
  Implementation          Approximately 80       Approximately 40       In progress
                          percent of             percent complete: on
                          implementation         track for completion
                          projects complete,     by the end of the
                          with rollout to        second quarter 1999
                          business locations
                          underway
-----------------------------------------------------------------------------------------------
  Quality Assurance       In progress for        In progress            In progress
                          approximately 80
                          percent of IT
                          applications

* Testing for third party BIS and Building Systems may consist of Marriott International's receipt and evaluation of vendor compliance documentation and, where appropriate, further verification by Marriott International of compliance.

   Marriott International's Year 2000 compliance communications with its significant third party suppliers, vendors and business partners, including its franchisees are ongoing. Marriott International is focusing its efforts on the connections most critical to its customer service, core business processes and revenues, including those third parties that support the most critical enterprise-wide IT Applications, franchisees generating the most revenues, suppliers of the most widely used Building Systems and BIS, the top 100 suppliers, by dollar value, of non-IT products, and financial institutions providing the most critical payment processing functions. Responses have been received from a majority of the firms in this group. A majority of these respondents have either given assurances of timely Year 2000 compliance or have identified the necessary actions to be taken by them or Marriott International to achieve timely Year 2000 compliance for their products.

   Marriott International is also establishing a common approach for testing and addressing Year 2000 compliance issues for its managed and franchised properties. This includes guidance for operated properties, and a Year 2000 "Toolkit" for franchisees containing relevant Year 2000 compliance information. Marriott International is also utilizing a Year 2000 best-practices sharing system.

   We have also held discussions with each of our other hotel managers and based on those discussions, we are not aware of any significant deficiencies related to Year 2000 that would be material to us.

   Risks. We cannot assure you that Year 2000 remediation by us or third parties will be properly and timely completed, and failure to do so could have a material adverse effect on us, our business and our financial condition since we are responsible for interfacing with third parties in addressing Year 2000 issues at the hotels leased or subleased by us and the senior living communities owned by us. We cannot predict the actual effects to us of the Year 2000 problem, which depends on numerous uncertainties such as: (1) whether significant third parties properly and timely address the Year 2000 issue; and
(2) whether broad-based or systemic economic failures may occur. We are also unable to predict the severity and duration of any such failures, which could include disruptions in passenger transportation or transportation systems generally, loss of utility and/or telecommunications in financial transactions or payment processing systems such as credit cards. Due to the general uncertainty inherent in the Year 2000 problem and our responsibilities to Host Marriott and dependence upon third parties, we are unable to determine at this time whether the consequences of Year 2000 failure will have a material impact on us. Although our efforts to coordinate with Host Marriott in implementing their Year 2000 compliance programs are expected to significantly reduce the level of uncertainty concerning Year 2000 issues and management believes that the possibility of significant interruptions of normal operations should be reduced, there is no assurance that this will be the case.

   We estimate the capital expenditure costs to be incurred by us to be Year 2000 compliant will be less than $1 million, consisting primarily of expenditures for our senior living communities.

Impact of financial accounting standards


   During 1998, we adopted Statements of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in financial statements. The objective of SFAS No. 130 is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the total of net income and all other nonowner charges in equity. For all periods presented, we had no items of other comprehensive income. Consequently, comprehensive income equals net income and we have no accumulated other comprehensive income for all periods presented.

   During 1998, we adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". The adoption of SFAS No. 131 did not have a material effect on our consolidated financial statements for fiscal year 1998 and for the period from June 21, 1997 (inception) through January 2, 1998, since we had only one operating segment, the senior living segment. For fiscal year 1999, we expect to have two operating segments, the senior living and hotel segments, and therefore will make the required disclosure of SFAS No. 131 in fiscal year 1999.

   During 1998, we adopted SFAS No. 132, "Employer's Disclosure About Pensions and Other Post-retirement Benefits". The adoption of SFAS No. 132 did not have a material effect on our consolidated financial statements.

   We will adopt SFAS No. 133, "Accounting For Derivatives Instruments and Hedging Activities" in 1999 and do not expect it to have a material effect on our consolidated financial statements.

   On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2, "Application of FASB No. 94 and APB Opinion No. 16 to Physician Practice Management Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements. We determined that EITF 97-2 requires us to include property-level revenues and operating expenses of our leased and subleased hotels and owned senior living communities in our statements of operations. We adopted EITF 97-2 in the fourth quarter of 1998, with retroactive effect in prior periods to conform to the new presentation. The adoption of EITF 97-2 increased both revenues and operating costs and expenses for fiscal year 1998 and the period from June 21, 1997 (inception) through January 2, 1998 by $159.4 million and $74.1 million, respectively, and had no impact on operating profit or net income.

Quantitative and Qualitative Disclosures About Market Risk

   We do not have significant market risk with respect to interest rates, foreign currency exchanges or other market rate or price risks, and we do not hold any financial instruments for trading purposes. Money borrowed under our credit facility bears interest at a Eurodollar rate plus 2.75%. As of the date of this prospectus, we have made a $10 million draw on the credit facility. All of our other debt is fixed rate.

   In conjunction with the acquisition of the Forum Group on June 21, 1997, we recorded the debt assumed at its fair value, which exceeded the face value by approximately $19 million. We are amortizing this adjustment to interest expense over the remaining life of the related debt. As of March 26, 1999, we have $196 million of debt outstanding, excluding hotel working capital notes payable to Host Marriott of approximately $94 million and debt premiums of $16 million. Excluding these items, the weighted average interest rate of our debt is 9.6% and the average maturity is thirteen years.

                                    BUSINESS

General

   We are engaged in the business of leasing, subleasing and owning hotels, owning senior living communities and the asset management of hotels and senior living communities. We are one of the largest leasing companies in the lodging industry and currently lease 120 full-service hotels and sublease 71 limited-service hotels from Host Marriott. Our leased and subleased hotels are operated by third parties under long-term management agreements that were assigned to us by Host Marriott for the term of the hotel leases. We also own a majority interest in a partnership that owns eleven limited-service hotels, which are also operated under long-term management agreements with Marriott International. Marriott International is our most significant manager, managing 98 of our 120 full-service and all of our limited-service hotels. We are also one of the largest owners of senior living communities and currently own 31 senior living communities with over 7,400 units located in 13 states. All of our senior living communities are managed by Marriott International under long-term operating agreements.

   We were formed under the name CCC Merger Corporation, a Maryland corporation, in November 1998 as a wholly owned subsidiary of Host Marriott Corporation, then a Delaware corporation, in connection with Host Marriott's efforts to convert its business operations to qualify as a REIT for federal income tax purposes. CCC Merger Corporation was merged with Crestline Capital Corporation, formerly known as HMC Senior Communities, Inc., a Delaware corporation and wholly owned subsidiary of Host Marriott, pursuant to which CCC Merger Corporation, as the surviving corporation, changed its name to Crestline Capital Corporation. We became a publicly traded company on December 29, 1998 when Host Marriott completed its plan of reorganizing its business by spinning off approximately 94% of our common stock to the shareholders of Host Marriott as part of a series of transactions intended to permit Host Marriott to elect to be considered a REIT. In connection with the spin-off distribution, shareholders of Host Marriott received one share of our common stock for every ten shares of Host Marriott stock. Because REITs are not permitted to derive revenues directly from the operation of hotels, it became necessary for Host Marriott to lease or sublease its hotels to an unrelated party. By completing the spin-off distribution, we became the lessor or sublessor of substantially all of Host Marriott's hotels.

Business

   Lodging and asset management services. We lease 120 full-service hotels and sublease 71 limited-service hotels from Host Marriott. We also own a controlling interest in a partnership that owns 11 limited-service hotels. We account for these properties as owned for accounting purposes. Our full-service hotel portfolio is managed by Marriott International and other lodging managers under, among others, the "Marriott", "Ritz-Carlton", "Four Seasons", "Hyatt" and "Swissotel" brand names. Our limited-service hotels are managed by Marriott International under the "Courtyard by Marriott" and "Residence Inn" brand names. We also provide asset management services to Host Marriott for the hotels that they own and have leased to us.

   The full-service hotels that we lease are in the upscale and luxury segments of the full-service sector of the lodging industry. Within the upscale and luxury segment, our hotels have outperformed the other upscale and luxury full-service hotels, which we refer to in the prospectus as our competitive set. Based on data provided by Smith Travel Research, the upscale and luxury segments achieved an average occupancy of 71.2% and a room revenue per available room ("REVPAR") increase of 5.3% for 1998. This compares to our full-service hotel lease portfolio which achieved an average occupancy of 77.5% and a REVPAR increase of 7.5% in 1998. We believe this is due to the quality and positioning of the hotel properties, as well as the strength of the brand names and management companies in the portfolio.

   We believe that potential competitors of ours face significant obstacles, particularly in urban and airport locations, that have limited supply increases in the upscale and luxury segments of the full-service industry sector to an average of approximately 1% from 1993 through 1998. These obstacles have included: (1) the affordability, availability and location of quality land; (2) the lead time for the development of a comparable hotel which can now range from three to five years or more from conception to completion of construction; (3) the limited availability of financing for new hotel construction; and (4) the availability for purchase of existing comparable hotels at prices that reflect a discount to their replacement cost.

   We do not believe, however, that the limited-service sector of the lodging industry has the same new supply limitations that exist in the full-service sector. For 1998, room supply within the moderate-price and extended-stay segments of the limited-service industry sector exceeded room demand. We believe that this trend will have an effect on the feasibility of additional new limited-service construction starts. We also believe that the supply/demand imbalances in specific markets may create acquisition and leasing opportunities for us.

   Under our hotel leases, we participate directly in the results of the operations of the leased hotels; therefore, trends in the hotel industry are likely to directly affect our economic performance. Under our leases, we are obligated to pay to the lessor rent based upon the greater of a fixed dollar amount of rent or fixed percentages of various categories of revenues derived from the operation of the leased hotels. We in turn have contracted with a third party manager to operate the hotels on our behalf. The third party manager is typically, but not in all cases, Marriott International. Under these management agreements, we typically pay the manager a base management fee equal to a fixed percentage of hotel revenues, plus in many cases an incentive management fee based upon the operating profit of the hotel above certain specified levels. Under these management agreements, we receive all revenues from the operations of the hotels, and we are typically responsible for all expenses of operation of the hotels, including costs incurred by the managers. Thus, we receive the operating profit from our leased and subleased hotels after we pay the managers their management fees and the lessors their rent (which is not based upon operating profit, but rather upon fixed percentages of revenues). Therefore, we derive the benefit of and bear the risks associated with the operating profits from the hotels. To the extent that operating profits after the payment of management fees exceeds the rent due under the leases, we will profit. The rate of profitability will increase to the extent that operating profits grow faster than the rents payable under the leases. Conversely, we will incur a loss to the extent that operating profit after payment of management fees is less than the rent due under the leases. Our profitability will decline to the extent that operating profits grow slower than the rents payable under the leases. However, successful hotel performance does allow the managers to share in the growth of the profits of the hotels in the form of higher incentive management fees. In particular, Marriott International receives approximately 50% of its management fee income from our leased hotels in the form of incentive management fees. We view this as a positive because it helps to strengthen the alignment of the managers' interests with our interests. Our asset management team will continue to work with the managers to improve the operating profit of the leased hotels to attempt to increase operating profit for us.

   Senior living. We own a portfolio of 31 senior living communities with over 7,400 units located in 13 states. We acquired these assets in 1997 and 1998. They are managed by Marriott Senior Living Services, Inc., a subsidiary of Marriott International, under long-term operating agreements. This portfolio is positioned in the quality tier segment of the senior living industry which focuses on the private pay customer who is targeted demographically as a senior who is 75 years or older with annual income of $25,000 or greater. Our senior living communities generally offer the residents the full continuum of care: independent living; assisted living; special care centers; and healthcare units. We believe that few competitors offer this continuum which allows residents to age in place over time.

   The senior living industry encompasses the independent living, assisted living (including special care) and healthcare segments. In general, residents in independent living units participate in a community's dining plan and other social functions and may utilize other services such as housekeeping, laundry or transportation. In general, these residents do not need assistance with activities of daily living such as eating, bathing, grooming, dressing or medicine reminders. Assisted living residents typically require some assistance with some or all of these activities. Certain assisted living communities have special care centers that provide personal assistance with Alzheimer's disease or other forms of dementia. Residents who develop further physical or cognitive frailties that require more intensive medical attention often reside in healthcare units. In general, there are few obstacles for entry by potential competitors in the independent and assisted living segments of the senior living industry.

   Pursuant to the terms of a non-competition agreement entered into with Marriott International in connection with our acquisition of Forum Group in 1997, as subsequently amended and restated in connection with the distribution of our common stock by Host Marriott to its shareholders, we generally are precluded from operating or managing (but not owning or leasing) senior living communities until June 21, 2010.

Business strategy

   Our primary business strategy is to take advantage of opportunities to enhance the profitability of our three strategic business units: lodging; senior living; and asset management.

   Lodging. The United States lodging industry generally consists of two broad sectors: full-service hotels and limited-service hotels. Full-service hotels generally offer restaurant and lounge facilities and meeting spaces, as well as a wide range of services, typically including bell service and room service. Limited-service hotels generally offer accommodations with limited or no services and amenities. Based on the number of hotels we lease or sublease from Host Marriott, we are one of the largest leasing companies in the lodging industry. We intend to expand our full-service hotel lease portfolio through additional lease transactions with Host Marriott that may arise from Host Marriott's growth through acquisition. Since 1994, Host Marriott has acquired or purchased controlling interests in over 100 full-service hotels for an aggregate price of over $6 billion. Host Marriott believes that its acquisition opportunities remain significant with both Marriott and non-Marriott brand name opportunities. Even so, we have no binding agreement with Host Marriott that would require Host Marriott to lease to us any additional hotels that it acquires in the future.

   We may also pursue the acquisition and/or leasing of limited-service hotels from Host Marriott and its affiliates, which currently hold interests in partnerships owning 120 Courtyard by Marriott and 50 Residence Inn hotels. In the second quarter of 1999, we acquired a 74% limited partnership interest in the Marriott Residence Inn USA Limited Partnership from a private investor for $34.4 million in cash and the consolidation of $54.5 million of debt for a total consideration of $89 million. In a separate transaction, we purchased an additional 3% limited partnership interest in the partnership in the second quarter of 1999 for $1.6 million in cash increasing our ownership to a 77% limited partnership interest in the partnership. The partnership owns 11 Residence Inn properties managed by Marriott International. Host Marriott owns a 5% general partner interest in the partnership. We also expect to pursue the acquisition and/or leasing of other limited-service hotels as the effects of overbuilding in this sector may create opportunities in markets with strong long-term fundamentals.

   We also plan to seek strategic relationships with hotel REITs other than Host Marriott, including Hospitality Properties Trust, the owner of the 71 limited-service hotels subleased from Host Marriott. Current federal income tax law does not allow REITs to derive revenues directly from the operations of hotels. As a result, hotel REITs generally enter into leases with lessees who agree to pay a base rent plus a percentage rent based on increases in revenues of a hotel. Therefore, we believe that there will be leasing opportunities with some hotel REITs other than Host Marriott that have been unable to pursue acquisition opportunities because certain hotel management companies have been unwilling to enter into such leases. We intend to pursue these leasing opportunities for both full-service and limited-service hotels.

   In addition, many hotel REITs have established related-party hotel leasing companies that are generally small and privately held. We believe that some of these REITs, in an effort to reduce conflicts of interest, may seek to establish independent leasing relationships which could create an opportunity for us to act as a consolidator of these leasing companies.

   We also intend to explore the feasibility of other lodging-related business opportunities, including managing hotels for third party hotel owners, after October 8, 2000, when the restrictions under our hotel non-competition agreement with Marriott International expire.

   Senior living. With our portfolio of senior living communities, we were ranked as the eighth largest owner of senior living communities by The American Senior Housing Association in 1998. The portfolio encompasses the full continuum of care by offering a combination of independent living, assisted living, special care centers and healthcare accommodations, which make up 55%, 20%, 3% and 22%, respectively, of units in our senior living communities. During 1998, the portfolio achieved an average occupancy of approximately 92.2% and an average daily rate of over $88.

   In 1999, we have added 211 units at four senior living communities at a cost of approximately $19 million and we intend to add another 28 units to one senior living community in late 1999 for approximately $4 million. These additions will be the final phase of a four-year $88 million expansion program that will have ultimately resulted in the addition of 861 units to 21 of our senior living communities. Upon the completion of the expansion program, the total number of units at our senior living communities is expected to be almost 7,500 units. Our objective in completing the expansion program has been to further solidify the competitive position of our senior living communities through the provision of a continuum of housing accommodations on one campus. These expansions have typically involved the addition of assisted living units to a community which offered only independent living units or to a community which offered only independent living and healthcare units. We believe that our portfolio will continue to enjoy a competitive advantage as the result of its emphasis on the provision of multiple levels of care.

   We expect to continue selectively and opportunistically pursuing the acquisition of upscale senior living communities and to engage premier operators to manage these communities. We expect to continue to pursue primarily assets that offer at least two levels of care and which are located in established neighborhoods where land for development is scarce and where community groups and local authorities are less likely to encourage the development of additional senior living communities.

   As with hotels, REITs are not permitted to derive revenues directly from the operation of senior living communities. Therefore, we will attempt to establish lease relationships with REITs in the senior living market similar to our role in the hotel market since the business fundamentals for establishing leasing arrangements with senior living REITs are similar to those of hotel REITs. We believe that there will be leasing opportunities with senior living REITs and operators that will seek to align themselves with a company that understands both the senior living and leasing business. Accordingly, we will seek to establish relationships with such REITs and operators.

   Asset management. In connection with our spin-off from Host Marriott, we entered into contracts with Host Marriott and its affiliates for a term of two years with a one-year automatic renewal to provide asset management services to Host Marriott and its affiliates for its hotel portfolio. Our asset management team, consisting of approximately 30 employees, has developed significant expertise in enhancing the value of lodging and senior living real estate and is experienced in managing one of the largest and highest quality hotel and senior living community portfolios in the lodging and senior living industries.

   The asset management function encompasses overseeing the life cycle of a lodging property or senior living community. A key element to the function is the development of a strategic plan and identifying specific objectives designed to achieve that plan. Our asset management is responsible for developing the strategic objectives for a property consistent with the owner's goals and then performing activities which focus on the achievement of those objectives. A strategic plan may differ from property to property; however, the general objectives associated with the asset management function include:

  . maximizing the cash return on investment through cost reduction and revenue enhancement opportunities;

  . enhancing, preserving and maximizing the long-term value and life of the assets; and

  .  ensuring optimal positioning of each property.

   The asset management group functions as the intermediary between Host Marriott, as owner, and us, as lessee, and the managers of the lodging properties and senior living communities. The managers are typically responsible for the day-to-day operations of the properties. The asset management group oversees the managers' activities to ensure that the objectives of the owner and the lessee receive the appropriate level of priority and attention. The broad spectrum of services that our asset management team performs includes, among others:

  .  monitoring property/brand performance;

  .  reviewing operating results, budgets and forecasts;

  .  reviewing, approving and overseeing capital expenditure projects;

  .  analyzing competitive supply conditions in each market;

  .  pursuing expansion and repositioning opportunities;

  .  assessing return on investment expenditure opportunities;

  .  addressing regulatory, property tax, lender and ground lessor issues;

  . performing property inspections and ensuring that the property is maintained; and

  . performing due diligence in connection with an acquisition or disposition;

   We intend to utilize the asset management team's industry expertise to expand our customer base to include new third-party asset management contracts with entities such as hotel REITs, pension funds, life insurance companies, opportunity funds and offshore owners. In addition, our asset management team may expand the range of services we provide to include feasibility analyses, valuations, acquisition/disposition due diligence and similar services. The method of charging for these services will be determined on a case-by-case basis. Potential alternatives include a fixed fee, a fixed fee coupled with a performance or incentive fee, a fee based on hourly rates, or a fee determined based on a percentage of revenues generated by a property. Even so, we do not expect the asset management business to contribute a significant amount to our operating results in the near future. We do not have employment agreements with any of the employees in our asset management group.

Hotel lodging industry

   The lodging industry posted strong gains in 1998 as higher average daily rates drove strong increases in REVPAR. Over the last five years, the lodging industry has benefited significantly from a favorable supply/demand imbalance, driven in part by low construction levels combined with high gross domestic product growth. Recently, however, supply has begun to moderately outpace demand, causing slight declines in occupancy rates in the upscale and luxury segments of the full-service sector in which we operate. According to Smith Travel Research, supply in our competitive set increased 1.2% in 1998 while demand in the competitive set decreased 0.2% for 1998. At the same time, occupancy declined one percentage point in the competitive set compared to 1997.

   These declines in occupancy, however, were more than offset by increases in average daily rates which generated higher REVPAR. According to Smith Travel Research, average daily rate and REVPAR for our competitive set increased 6.8% and 5.3%, respectively, in 1998. The current amount of excess supply in the lodging industry is relatively moderate and much less severe than that experienced in the lodging industry beginning in 1989, in part because of the greater financial discipline and lending practices imposed by financial institutions and public markets today relative to those during the late 1980s.

   Within the upscale and luxury segments, our leased hotels have outperformed the overall full-service sector. The attractive locations of our hotels, the limited availability of new building sites for new construction of competing full-service hotels, and the lack of availability of financing for new full-service hotels has allowed us to maintain REVPAR and average daily rate premiums over the competitive set in these service segments.
Average daily rates for our leased full-service hotels increased 7.6% for 1998. The increase in average daily rate helped generate a strong increase in full-service hotel REVPAR of 7.5% in 1998.

   We believe that the current environment of excess supply will most likely continue over the next twelve to eighteen months, although any excess supply is expected to be moderate given the fact that demand is expected to grow at the same 1% to 2% rate as projected GDP and new construction has been significantly limited by capital constraints. Given the relatively long lead time to develop urban, convention and resort hotels, we believe that growth in room supply in upscale and luxury full-service segments in which we operate will remain moderate through the year 2000. However, there can be no assurance that growth in supply will remain moderate or that REVPAR and operating profits will continue to improve.

Hotel properties

   Our full-service hotel lease portfolio represents quality properties in the upscale and luxury segments of the full-service industry sector. Our full-service hotel properties are operated under, among others, the "Marriott", "Ritz-Carlton", "Four Seasons", "Hyatt" and "Swissotel" brand names. In addition, the limited-service hotels subleased from Host Marriott are operated under the "Courtyard by Marriott" (moderate-price) and "Residence Inn" (extended-stay) brand names. Our owned limited-service hotels are operated under the "Residence Inn" brand name.

   In the following tables we set forth information for the first quarters of 1999 and 1998 with respect to our owned, leased and subleased hotels:

                                             First Quarter 1999
                         ----------------------------------------------------------
                          Number    Number   Hotel              Average
                         of Hotels of Rooms Revenues Occupancy Daily Rate REVPAR(1)
                         --------- -------- -------- --------- ---------- ---------
Leased and Subleased
 Hotels
  Full-service..........    120     56,230  $836,049   78.1%    $149.92    $117.06
  Limited-service
   (Moderate-price).....     53      7,606    52,031   79.1%      92.42      73.08
  Limited-service
   (Extended-stay)......     18      2,178    15,904   81.2%     100.77      81.84
                            ---     ------  --------
                            191     66,014   903,984
Owned Hotels
  Limited-service
   (Extended-stay)......     11      1,294     9,743   83.6%      95.40      79.80
                            ---     ------  --------
                            202     67,308  $913,727
                            ===     ======  ========
                                             First Quarter 1998
                         ----------------------------------------------------------
                          Number    Number   Hotel              Average
                         of Hotels of Rooms Revenues Occupancy Daily Rate REVPAR(1)
                         --------- -------- -------- --------- ---------- ---------
Leased and Subleased
 Hotels
  Full-service..........    120     56,230  $798,594   77.1%    $145.63    $112.27
  Limited-service
   (Moderate-price).....     53      7,606    51,025   78.0%      91.83      71.58
  Limited-service
   (Extended-stay)......     18      2,178    16,443   82.7%     103.29      85.42
                            ---     ------  --------
                            191     66,014   866,062
Owned Hotels
  Limited-service
   (Extended-stay)......     11      1,294     9,515   82.4%      96.52      79.51
                            ---     ------  --------
                            202     67,308  $875,577
                            ===     ======  ========

   In the following tables we set forth information for fiscal years 1998 and 1997 with respect to the operations of our owned, leased and subleased hotels:

                                               Fiscal Year 1998
                         ------------------------------------------------------------
                          Number    Number    Hotel               Average
                         of Hotels of Rooms  Revenues  Occupancy Daily Rate REVPAR(1)
                         --------- -------- ---------- --------- ---------- ---------
Leased and Subleased
 Hotels
  Full-service..........    120     56,230  $3,756,589   77.5%    $143.59    $111.29
  Limited-service
   (Moderate-price).....     53      7,606     224,727   80.5%      90.71      73.04
  Limited-service
   (Extended-stay)......     18      2,178      71,775   84.1%     102.15      85.86
                            ---     ------  ----------
                            191     66,014   4,053,091
Owned Hotels
  Limited-service
   (Extended-stay)......     11      1,294      40,764   85.1%      96.87      82.48
                            ---     ------  ----------
                            202     67,308  $4,093,855
                            ===     ======  ==========
                                               Fiscal Year 1997
                         ------------------------------------------------------------
                          Number    Number    Hotel               Average
                         of Hotels of Rooms  Revenues  Occupancy Daily Rate REVPAR(1)
                         --------- -------- ---------- --------- ---------- ---------
Leased and Subleased
 Hotels
  Full-service..........    120     56,230  $3,461,732   77.6%    $133.39    $103.52
  Limited-service
   (Moderate-price).....     53      7,606     211,889   81.1%      84.30      68.38
  Limited-service
   (Extended-stay)......     18      2,178      69,720   83.3%      99.96      83.27
                            ---     ------  ----------
                            191     66,014   3,743,341
Owned Hotels
  Limited-service
   (Extended-stay)......     11      1,294      39,876   86.4%      93.15      80.51
                            ---     ------  ----------
                            202     67,308  $3,783,217
                            ===     ======  ==========

--------
(1) REVPAR measures daily room revenues generated on a per room basis. REVPAR does not include food and beverage or other ancillary revenues generated by the property. REVPAR represents the combination of the average daily room rate charged and the average daily occupancy achieved.

   Full-service. Our full-service hotels average nearly 500 rooms. Twelve of our hotels have more than 750 rooms. Hotel properties typically include meeting and banquet facilities, a variety of restaurants and lounges, swimming pools, gift shops and parking facilities. Our full-service hotels primarily serve business and pleasure travelers and group meetings at locations in downtown and suburban areas, near airports and at resort convention locations throughout the United States. The properties are generally well situated in locations where there are significant obstacles for potential competitors, including downtown areas of major metropolitan cities, at airports and at resort/convention locations where there are limited or no development sites. Marriott International or its affiliates serve as the manager for 98 of the 120 full-service hotels we lease and all but twelve are part of Marriott International's full-service hotel system.

   In the chart below we set forth certain performance information for our 120 leased full-service hotels:

                                              First Quarter      Fiscal Year
                                             ----------------  ----------------
                                              1999     1998     1998     1997
                                             -------  -------  -------  -------
Number of properties........................     120      120      120      120
Number of rooms.............................  56,230   56,230   56,230   56,230
Average daily rate.......................... $149.92  $145.63  $143.59  $133.39
Occupancy percentage........................    78.1%    77.1%    77.5%    77.6%
REVPAR...................................... $117.06  $112.27  $111.29  $103.52
REVPAR % change.............................     4.3%     --       7.5%     --

   Revenues in 1998 for nearly all of the full-service hotels leased by us from Host Marriott were improved or comparable to 1997. This improvement was achieved through steady increases in customer demand, as well as yield management techniques applied by the manager to maximize REVPAR on a property-by-property basis. REVPAR for our full-service hotel properties increased 7.5% for fiscal year 1998 as average room rates increased 7.6%, although average occupancy decreased slightly. Overall, this resulted in strong revenue growth. Revenues expanded at an 8.5% rate for the hotels and house profit margins increased by almost one percentage point. "House profit" refers to property level revenues minus property level expenses, such as salaries, and utilities, but excluding real estate taxes, insurance, depreciation, lease expense and management fees. In the first quarter of 1999, REVPAR increased 4.3% to $117.06 as average room rates increased 2.9% while average occupancy increased one percentage point to 78.1%. We believe that the full-service hotels leased by us from Host Marriott have outperformed the industry's average REVPAR growth rates. The relatively high occupancy rates of the hotels allowed the managers of the hotels to increase average room rates by selectively raising room rates.

   We will continue to work with the hotel managers to focus on cost control in an attempt to ensure that increases in hotel revenues serve to maximize house and operating profit. While control of fixed costs serves to improve profit margins as hotel revenues increase, it also results in more hotel properties reaching financial performance levels that allow the managers to share in the growth of profits in the form of incentive management fees. We believe this is a positive development as it strengthens the alignment of our interests, as lessee, and the managers' interests.

   In the following table we present certain information for our full-service hotels by geographic region for fiscal year 1998:

                                       Average
                           Number of  Number of   Average  Average Daily
    Geographic Region       Hotels   Guest Rooms Occupancy     Rate      REVPAR
    -----------------      --------- ----------- --------- ------------- -------
Atlanta...................     11        486       72.2%      $142.95    $103.19
Florida...................     12        504       78.6%       136.19     107.10
Mid-Atlantic..............     17        364       76.2%       125.48      95.04
Midwest...................     15        365       75.0%       126.26      94.73
New York..................     12        631       84.1%       188.60     158.67
Northeast.................     10        381       78.1%       136.20     106.36
South Central.............     18        497       77.0%       123.04      94.68
Western...................     25        514       77.2%       150.47     116.17
Average all regions.......     15        469       77.5%       143.59     111.29

   Limited-service--Courtyard by Marriott Hotels. Our subleased Courtyard by Marriott hotels are moderate-priced, limited-service hotels aimed at individual business and pleasure travelers, as well as families. Courtyard by Marriott hotels typically have approximately 150 rooms at locations in suburban areas or near airports throughout the United States. The Courtyard by Marriott hotels include well-landscaped grounds, a courtyard with a pool and socializing areas. Each of our Courtyard by Marriott hotel features meeting rooms and a restaurant and lounge with approximately 80 seats.

   In the table below we set forth comparable performance information for the Courtyard by Marriott hotels subleased by us.

                                                 First Quarter    Fiscal Year
                                                 --------------  --------------
                                                  1999    1998    1998    1997
                                                 ------  ------  ------  ------
Number of properties............................     53      53      53      53
Number of rooms.................................  7,606   7,606   7,606   7,606
Average daily rate.............................. $92.42  $91.83  $90.71  $84.30
Occupancy percentage............................   79.1%   78.0%   80.5%   81.1%
REVPAR.......................................... $73.08  $71.58  $73.04  $68.38
REVPAR % change.................................    2.1%    --      6.8%    --

   Our subleased Courtyard by Marriott hotels benefited in 1998 from REVPAR growth of 6.8% due to increases in room rates of nearly 7.6%, although occupancy decreased by over one half of a percentage point. Our Courtyard by Marriott hotels were generally fully occupied during the business week and enjoyed high occupancies during the weekends. Revenues in 1998 increased over 6% while house profit margins remained flat from the prior year. In the first quarter of 1999, REVPAR increased 2.1% to $73.08 due to an increase in average room rates of .6% and an increase in average occupancy of over one percentage point to 79.1%.

   In the following table, we present information for our subleased Courtyard by Marriott properties by geographic region for fiscal year 1998:

                                           Average
                               Number of  Number of   Average   Average
      Geographic Region         Hotels   Guest Rooms Occupancy Daily Rate REVPAR
      -----------------        --------- ----------- --------- ---------- ------
Southeast.....................      9        143       79.1%     $80.41   $63.57
Mid-Atlantic..................     11        144       80.7%      93.98    75.39
Mid-west......................      6        142       79.0%      81.19    64.11
Northeast.....................     15        142       81.4%      96.74    78.74
South Central.................      3        153       76.3%      79.94    60.98
Western.......................      9        144       82.8%      97.06    80.35
Average all regions...........      9        144       80.5%      90.71    73.04

   Limited-service--Residence Inns. Our owned and subleased Residence Inns are extended-stay, limited-service hotels which cater primarily to business and family travelers who stay more than five consecutive nights. Residence Inns typically have 80 to 130 studio and two-story penthouse suites. Residence Inns generally are located in suburban settings throughout the United States and feature a series of residential style buildings with landscaped walkways, courtyards and recreational areas. Residence Inns do not have restaurants, but offer complimentary continental breakfast. In addition, most Residence Inns provide a complimentary evening hospitality hour. Each suite contains a fully equipped kitchen, and many suites have woodburning fireplaces.

   In the table below, we set forth information for the Residence Inns subleased by us from Host Marriott:

                                              First Quarter      Fiscal Year
                                             -----------------  ---------------
                                              1999      1998     1998     1997
                                             -------   -------  -------  ------
Number of properties........................      18        18       18      18
Number of rooms.............................   2,178     2,178    2,178   2,178
Average daily rate.......................... $100.77   $103.29  $102.15  $99.96
Occupancy percentage........................    81.2%     82.7%    84.1%   83.3%
REVPAR...................................... $ 81.84     85.42  $ 85.86  $83.27
REVPAR % change.............................    (4.2)%     --       3.1%    --

   For 1998, REVPAR increased 3.1% for our subleased Residence Inns, due to an increase in room rates of 2.2% and an increase in occupancy of almost one percentage point. At an average occupancy rate of 84.1% for 1998, these properties were near full occupancy during the business week and enjoyed high occupancies during the weekends. Revenues in 1998 increased almost 3% and house profit remained relatively flat, which resulted in a two percentage point decrease in the house profit margin from the prior year reflecting the additional supply that has entered the market. REVPAR in the first quarter of 1999 for our subleased Residence Inns decreased 4.2% to $81.84 due to a decrease in average room rates of 2.4% and a decrease in average occupancy of one and one-half percentage points to 81.2% again reflecting the increased competition in the extended-stay sector.

   In the following table, we present certain information for our subleased Residence Inns by geographic region for fiscal year 1998:

                                           Average
                               Number of  Number of   Average   Average
      Geographic Region         Hotels   Guest Rooms Occupancy Daily Rate REVPAR
      -----------------        --------- ----------- --------- ---------- ------
Southeast.....................      2        107       80.4%    $ 93.80   $75.43
Mid-Atlantic..................      2        112       81.6%      97.76    79.75
Midwest.......................      3        153       84.0%     118.30    99.36
Northeast.....................      3        110       88.1%      99.11    87.32
South Central.................      3        119       85.3%      89.21    76.13
Western.......................      5        119       83.2%     103.99    86.48
Average all regions...........      3        121       84.1%     102.15    85.86

   In the table below, we set forth information for the Residence Inns owned by us:

                                                 First Quarter    Fiscal Year
                                                 --------------  --------------
                                                  1999    1999    1998    1997
                                                 ------  ------  ------  ------
Number of properties............................     11      11      11      11
Number of rooms.................................  1,294   1,294   1,294   1,294
Average daily rate.............................. $95.40  $96.52  $96.87  $93.15
Occupancy percentage............................   83.6%   82.4%   85.1%   86.4%
REVPAR.......................................... $79.80  $79.51  $82.48  $80.51
REVPAR % change.................................    0.4%    --      2.4%    --

   For 1998, REVPAR increased 2.4% for our owned Residence Inns, due to an increase in room rates of 4.0%, while average occupancy decreased over one percentage point to 85.1%. In the first quarter of 1999, REVPAR for the owned Residence Inns experienced a slight increase of .4% to $79.80. The increase in REVPAR is due to an increase in average occupancy of over one percentage point to 83.6%, while the average rate decreased 1.2% due to competitive pressures in the extended-stay segment.

Our hotel properties

   In the following table we set forth, as of the date of this prospectus, the location and number of rooms relating to each of the hotels we own, lease or sublease. All of our full-service hotel properties are operated under either "Marriott" or "Ritz-Carlton" brand names by Marriott International, unless otherwise indicated. All of the limited-service hotel properties are operated under either the "Courtyard by Marriott" or "Residence Inn" brand names by Marriott International.

Location                                                                   Rooms
--------                                                                   -----
Leased Full-Service:
Alabama
  Grand Hotel Resort and Golf Club........................................  306
Arizona
  Mountain Shadows Resort.................................................  337
  Scottsdale Suites.......................................................  251
  The Ritz-Carlton, Phoenix(1)............................................  281
California
  Coronado Island Resort..................................................  300
  Cost Mesa Suites........................................................  253
  Desert Springs Resort and Spa...........................................  884

Location                                                                   Rooms
--------                                                                   -----
  Fullerton...............................................................   224
  Hyatt Regency, Burlingame(3)............................................   793
  Manhattan Beach(2)......................................................   380
  Marina Beach............................................................   368
  Newport Beach...........................................................   570
  Newport Beach Suites....................................................   250
  Ontario Airport(2)......................................................   299
  San Diego Marriott Hotel and Marina..................................... 1,355
  San Francisco Airport...................................................   684
  San Francisco Fisherman's Wharf(2)......................................   285
  San Francisco........................................................... 1,498
  San Ramon...............................................................   368
  Santa Clara.............................................................   754
  The Ritz-Carlton, Marina del Rey(1).....................................   306
  The Ritz-Carlton, San Francisco(1)......................................   336
  Torrance................................................................   487
Colorado
  Denver Southeast........................................................   595
  Denver Tech Center......................................................   625
  Denver West.............................................................   307
  Vail Mountain Resort....................................................   349
Connecticut
  Hartford/Farmington.....................................................   380
  Hartford/Rocky Hill.....................................................   251
Florida
  Biscayne Bay Hotel and Marina...........................................   605
  Fort Lauderdale Marina..................................................   580
  Jacksonville(2).........................................................   256
  Miami Airport...........................................................   782
  Orlando World Center.................................................... 1,503
  Palm Beach Gardens(2)...................................................   279
  Singer Island (Holiday Inn)(3)..........................................   222
  Tampa Airport...........................................................   295
  Tampa Westshore.........................................................   309
  The Ritz-Carlton, Amelia Island(1)......................................   449
  The Ritz-Carlton, Naples(1).............................................   463
Georgia
  Atlanta Marriott Marquis................................................ 1,671
  Atlanta Midtown Suites..................................................   254
  Atlanta Norcross........................................................   222
  Atlanta Northwest.......................................................   400
  Atlanta Perimeter Center................................................   400
  Grand Hyatt, Atlanta(3).................................................   439
  JW Marriott at Lenox....................................................   371
  The Four Seasons, Atlanta(3)............................................   246
  The Ritz-Carlton, Atlanta(1)............................................   447
  The Ritz-Carlton, Buckhead(1)...........................................   553
  Swissotel, Atlanta(3)...................................................   348

Location                                                                   Rooms
--------                                                                   -----
Illinois
  Chicago/Deerfield Suites................................................   248
  Chicago/Downers Grove Suites............................................   254
  Chicago/Downtown Courtyard..............................................   334
  Chicago O'Hare..........................................................   681
  Chicago O'Hare Suites...................................................   256
  Swissotel, Chicago(3)...................................................   630
Indiana
  South Bend..............................................................   300
Louisiana
  New Orleans............................................................. 1,290
Maryland
  Bethesda................................................................   407
  Gaithersburg/Washingtonian Center.......................................   284
Massachusetts
  Boston/Newton...........................................................   430
  Hyatt Regency, Cambridge(3).............................................   469
  Swissotel, Boston(3)....................................................   498
  The Ritz-Carlton, Boston(1).............................................   275
Michigan
  Detroit Livonia.........................................................   224
  Detroit Romulus.........................................................   245
  Detroit Southfield......................................................   226
  The Ritz-Carlton, Dearborn(1)...........................................   308
Minnesota
  Minneapolis City Center.................................................   583
Missouri
  Kansas City Airport.....................................................   382
New Hampshire
  Nashua..................................................................   251
New Jersey
  Hanover.................................................................   353
  Newark Airport..........................................................   590
  Park Ridge..............................................................   289
  Saddle Brook............................................................   222
New Mexico
  Albuquerque.............................................................   411
New York
  New York Marriott Financial Center......................................   504
  New York Marriott Marquis............................................... 1,911
  New York World Trade Center.............................................   820
  The Drake (Swissotel), New York(3)......................................   494
North Carolina
  Charlotte Executive Park(2).............................................   298
  Greensboro-High Point Airport...........................................   299
  Raleigh Crabtree Valley.................................................   375
  Research Triangle Park..................................................   224
Ohio
  Dayton..................................................................   399

Location                                                                  Rooms
--------                                                                  ------
Oklahoma
  Oklahoma City..........................................................    354
  Oklahoma City Waterford(2).............................................    197
Oregon
  Portland...............................................................    503
Pennsylvania
  The Four Seasons, Philadelphia(3)......................................    365
  Philadelphia...........................................................  1,200
  Philadelphia Airport...................................................    419
  Pittsburgh City Center(2)..............................................    400
Tennessee
  Memphis................................................................    404
Texas
  Dallas/Fort Worth......................................................    492
  Dallas Quorum..........................................................    547
  El Paso................................................................    296
  Houston Airport........................................................    566
  Houston Medical Center.................................................    386
  JW Marriott Houston....................................................    503
  Plaza San Antonio(2)...................................................    252
  San Antonio Rivercenter................................................    999
  San Antonio Riverwalk..................................................    500
Utah
  Salt Lake City.........................................................    510
Virginia
  Fairview Park..........................................................    395
  Hyatt Regency, Reston(3)...............................................    514
  Key Bridge.............................................................    588
  Norfolk Waterside(2)...................................................    404
  Pentagon City Residence Inn............................................    300
  The Ritz-Carlton, Tysons Corner(1).....................................    397
  Washington Dulles Airport..............................................    370
  Washington Dulles Suites...............................................    254
  Westfields.............................................................    335
  Williamsburg...........................................................    295
Washington
  Seattle SeaTac Airport.................................................    459
Washington, D.C.
  Washington Metro Center................................................    456
Canada
  Calgary................................................................    380
  Toronto Airport........................................................    423
  Toronto Eaton Centre...................................................    459
  Toronto Delta Meadowvale(3)............................................    374
                                                                          ------
Total.................................................................... 56,230
                                                                          ======

Location                                                                   Rooms
--------                                                                   -----

Subleased Limited-service--Courtyard by Marriott

Arizona
  Phoenix Camelback.......................................................  155
  Scottsdale Mayo Clinic..................................................  100
California
  Camarillo...............................................................  130
  Fountain Valley.........................................................  150
  Los Angeles Airport.....................................................  146
  Laguna Hills............................................................  137
  San Jose Airport........................................................  151
  Torrance South Bay......................................................  151
Delaware
  Wilmington/Newark.......................................................  152
Florida
  Boca Raton..............................................................  152
  Jacksonville Mayo Clinic................................................  146
  Miami Lakes.............................................................  151
Georgia
  Atlanta Airport North...................................................  152
  Atlanta Cumberland......................................................  182
  Atlanta Jimmy Carter Blvd. .............................................  121
  Atlanta Midtown.........................................................  168
  Macon...................................................................  108
Illinois
  Chicago Arlington Heights North.........................................  152
Indiana
  Indianapolis Carmel.....................................................  149
Iowa
  Quad Cities.............................................................  113
Maryland
  Columbia................................................................  152
  Greenbelt...............................................................  152
Massachusetts
  Boston Danvers..........................................................  121
  Boston Foxborough.......................................................  149
  Boston Lowell...........................................................  121
  Boston Milford..........................................................  151
  Boston Norwood..........................................................  148
  Boston Stoughton........................................................  152
  Boston Woburn...........................................................  125
Michigan
  Auburn Hills............................................................  148
Minnesota
  Eden Prairie............................................................  149
Missouri
  Kansas City Airport.....................................................  149
  Kansas City South.......................................................  149

Location                                                                   Rooms
--------                                                                   -----
New Jersey
  Hanover.................................................................   149
  Mahwah..................................................................   146
  Tinton Falls............................................................   121
New York
  Fishkill................................................................   152
  Syracuse................................................................   149
North Carolina
  Charlotte Research Park.................................................   152
  Fayetteville............................................................   108
  Raleigh Durham Airport..................................................   151
Pennsylvania
  Philadelphia Airport....................................................   152
  Pittsburgh Airport......................................................   148
  Willow Grove............................................................   149
Rhode Island
  Newport.................................................................   148
South Carolina
  Spartanburg.............................................................   113
Tennessee
  Chattanooga.............................................................   114
Texas
  Dallas Northpark........................................................   160
Virginia
  Arlington/Rosslyn.......................................................   162
  Dulles Airport..........................................................   149
  Williamsburg............................................................   151
Washington
  Bellevue................................................................   152
Wisconsin
  Brookfield..............................................................   148
                                                                           -----
Total..................................................................... 7,606
                                                                           =====

Subleased Limited-service--Residence Inns

Arizona
  Flagstaff...............................................................   102
  Scottsdale..............................................................   122
  Tempe...................................................................   126
California
  Fountain Valley.........................................................   122
  Rancho Bernardo.........................................................   123
Georgia
  Atlanta Alpharetta......................................................   103
Illinois
  Chicago Downtown........................................................   221
Maryland
  Annapolis...............................................................   102
Massachusetts
  Westborough.............................................................   109

Location                                                                   Rooms
--------                                                                   -----
Michigan
  Warren..................................................................   133
New Mexico
  Albuquerque.............................................................   112
New York
  Syracuse................................................................   102
North Carolina
  Durham..................................................................   122
Ohio
  Columbus Dublin.........................................................   106
Pennsylvania
  Willow Grove............................................................   118
Tennessee
  Nashville Brentwood.....................................................   110
Texas
  Dallas Northpark........................................................   103
  Dallas Market Center....................................................   142
                                                                           -----
Total..................................................................... 2,178
                                                                           =====

Owned Limited-service--Residence Inns

Alabama
  Montgomery(4)(5)........................................................    94
California
  Bakersfield(4)(5).......................................................   114
  Concord-Pleasant Hill(4)(5).............................................   126
  San Ramon(4)(5).........................................................   106
Connecticut
  Meriden(4)(5)(6)........................................................   106
Georgia
  Atlanta Airport-Haperville(4)(5)........................................   126
Massachusetts
  Boston Tewksbury(4)(5)..................................................   130
North Carolina
  Raleigh(4)(5)...........................................................   144
Ohio
  Cincinnati-Blue Ash(4)(5)...............................................   118
Texas
  Dallas-Las Colinas(4)(5)................................................   120
  Houston-Clear Lake(4)(5)................................................   110
                                                                           -----
Total..................................................................... 1,294
                                                                           =====

--------
(1) Property is operated as a Ritz-Carlton. The Ritz-Carlton Hotel Company, L.L.C. manages the property and is wholly owned by Marriott International.
(2) Property is operated as a Marriott franchised property and is not managed by Marriott International.
(3) Property is not operated under a Marriott brand name and is not managed by Marriott International.
(4) Property is encumbered by secured debt.
(5) We acquired a 77% controlling interest in the partnership that owns the hotel property. We account for these properties as owned for accounting purposes.
(6) The land on which the hotel is built is leased by us under a long-term ground lease agreement.

Senior living industry

   We believe that the senior living industry is supported by strong long-term fundamentals. That is to say the aging of the American population should increase demand for senior living housing and services across the full continuum of care. The U.S. Bureau of Census estimates that the number of seniors 85 years and older will increase by approximately 100% from 3.0 million in 1990 to 6.0 million in 2010. The traditional alternative of family-based care also is disappearing as the prevalence of dual income families and increased geographic mobility has reduced the potential role of family caregivers. In addition, the affordability of senior housing has improved as seniors are becoming increasingly affluent with the number of wealthy senior households (households over age 65 with net worth above $500,000) increasing at a rate of 14% per annum from 1983 to 1992. Finally, a supply/demand imbalance is being created as the supply of skilled nursing beds per thousand persons age 85 and older has declined from 690 per thousand in 1976 to an estimated 350 per thousand in the year 2000.

   We believe, however, that many senior living markets, and in particular the assisted living markets, have become or are on the verge of becoming overbuilt. The rapid development of assisted living may cause some supply/demand imbalances which we believe could create acquisition and/or leasing opportunities in markets that possess strong long-term fundamentals. However, overbuilding in markets in which our assisted living components are located could cause our assisted living components to experience decreased occupancy, depressed operating margins and lower operating results.

Senior living communities

   As of the date hereof, our senior living communities portfolio consists of 31 upscale properties with over 7,400 units. Our senior living communities constitute high quality assets in the senior living industry and offer a combination of independent living, assisted living, special care and healthcare components that differ mostly by the level of senior care services provided.

   Our senior living communities provide a residential atmosphere in a campus environment that offer residents an array of services and accommodations with amenities such as dining facilities, lounges, and game and craft rooms. The residents are provided with meals, housekeeping, security and transportation and each unit is equipped with a 24 hour emergency call system. Each resident enters into a residency agreement that may be terminated by the resident on short notice.

   Approximately 55% of our senior living units constitute independent living facilities. These units generally consist of large apartments or villas that vary in size from studios to two-bedrooms which are designed to offer the resident a residential and independent environment.

   Approximately 20% of our senior living units constitute assisted living facilities. These units offer the residents a smaller apartment designed to provide a supportive environment that encourages independent living. In our assisted living facilities we provide the residents with assistance with activities of daily living such as eating, bathing, grooming, dressing or medicine reminders.

   Approximately 3% of our senior living units constitute special care center facilities. These communities provide personal assistance with Alzheimer's disease or other forms of dementia. We provide residents in our special care centers with private rooms in a facility designed to meet the special needs of Alzheimer's disease.

   Approximately 22% of our senior living units constitute facilities offering healthcare services. These communities are designed for residents who develop further physical or cognitive frailties. Our healthcare facilities offer residents private or semi-private rooms with a skilled nursing staff on-site. Our healthcare beds are licensed by their respective states and are generally operated as skilled nursing facilities. All of our healthcare facilities also provide ancillary healthcare services such as physical, occupational and speech and learning therapy at an additional cost to the residents.

   In most cases, each resident of the independent living component of a senior living community is entitled to priority admission in the assisted living, special care or healthcare component. The average age of the senior living communities is 14 years.

                                                      Period from June 21, 1997
                                Fiscal Year 1998       through January 2, 1998
                                (31 Properties)            (30 Properties)
                           -------------------------- --------------------------
                                  Average    Average         Average    Average
                           Units Daily Rate Occupancy Units Daily Rate Occupancy
                           ----- ---------- --------- ----- ---------- ---------
Independent living........ 4,012  $ 77.15     94.8%   3,855  $ 73.98     94.0%
Assisted living........... 1,430    83.86     87.1    1,393    80.53     87.2
Special care..............   178   128.38     84.8      178    71.96     53.4
Healthcare................ 1,634   116.80     91.4    1,627   109.97     92.1
                           -----  -------     ----    -----  -------     ----
Combined.................. 7,254  $ 88.44     92.2%   7,053  $ 83.88     91.7%
                           =====  =======     ====    =====  =======     ====

                                               First Quarter
                           -----------------------------------------------------
                                      1999                       1998
                           -------------------------- --------------------------
                                  Average    Average         Average    Average
                           Units Daily Rate Occupancy Units Daily Rate Occupancy
                           ----- ---------- --------- ----- ---------- ---------
Independent living........ 4,114  $ 81.07     93.7%   3,949  $ 77.61     94.1%
Assisted living........... 1,539    90.08     81.7    1,424    83.50     85.9
Special care..............   178   124.12     86.4      178   120.35     77.4
Healthcare................ 1,634   118.98     89.9    1,627   113.24     92.6
                           -----  -------     ----    -----  -------     ----
Combined.................. 7,465  $ 92.30     90.3%   7,178  $ 87.77     91.7%
                           =====  =======     ====    =====  =======     ====

   During 1998, the average occupancy at our senior living communities was approximately 92.2% and the average daily rate was $88.44. In the first quarter of 1999, the average per diem increased 5.2% to $92.30, while average occupancy decreased over one percentage point to 90.3% due mostly to the impact of the fill-up period for the expansions added in late 1998 and early 1999. On a comparable basis, excluding communities which added units during 1998 or 1999, the average occupancy increased slightly to 91.7%.

   We are an active owner of our senior living communities portfolio. We focus on maximizing profitability throughout our portfolio. Our asset management department works closely with Marriott International to identify and evaluate opportunities to increase profitability by making selective investments where favorable incremental returns are expected, including the expansion of certain properties, or implementing new cost control programs. Aggregate completed renovation expenditures for the senior living communities totaled approximately $7 million in 1998 and $3 million for the period from June 21, 1997 through January 2, 1998.

   In the following table we set forth information, as of the date hereof, relating to each of the senior living communities. We hold the fee interest in each of the senior living communities, except as otherwise indicated. All of the properties are operated by Marriott Senior Living Services, a subsidiary of Marriott International.

           Location                                                       Units
           --------                                                       -----
Arizona
  The Forum at Desert Harbor(1)..........................................  290
  The Forum at Pueblo Norte(3)...........................................  296
  The Forum at Tucson(1).................................................  327
California
  The Remington Club I(3)................................................  205
  The Remington Club II(3)...............................................  200

           Location                                                       Units
           --------                                                       -----
Delaware
  Forwood Manor(3).......................................................   243
  Foulk Manor North(1)...................................................   159
  Foulk Manor South(1)...................................................   108
  Millcroft(1)...........................................................   198
  Shipley Manor(1).......................................................   159
Florida
  Coral Oaks(3)..........................................................   317
  The Forum at Deer Creek(1).............................................   292
  Fountainview(3)........................................................   337
  Park Summit(1).........................................................   281
  Springwood Court.......................................................    85
  Tiffany House..........................................................   109
Indiana
  The Forum at the Crossing(3)...........................................   221
Kansas
  The Forum at Overland Park(1)..........................................   205
Kentucky
  The Forum at Brookside(1)..............................................   324
  The Lafayette at Country Place(2)......................................   149
  The Lexington at Country Place(2)......................................   133
Massachusetts
  Gables at Winchester(3)................................................   125
New Jersey
  Leisure Park...........................................................   418
New Mexico
  The Montebello on Academy(1)...........................................   209
Ohio
  The Forum at Knightsbridge(1)(2).......................................   315
South Carolina
  Myrtle Beach Manor(1)..................................................   164
Texas
  The Forum at Lincoln Heights(1)........................................   241
  The Forum at Memorial Woods(1).........................................   427
  The Montevista at Coronado(1)..........................................   251
  The Forum at Park Lane(1)..............................................   317
  The Forum at the Woodlands.............................................   356
                                                                          -----
    Total................................................................ 7,461
                                                                          =====

--------
(1) Property is encumbered by secured debt.
(2) The land on which the community is built is leased by us under a long-term ground lease agreement.
(3) Property is encumbered by our revolving credit facility entered into on April 15, 1999.

   In the first quarter of 1998, we entered into conditional purchase agreements for two communities located in Colorado with Summit Companies of Denver, Colorado. After the anticipated completion of construction in the second quarter of 1999, we may acquire these two communities located in Denver and Colorado Springs, Colorado, for approximately $35 million, if the communities achieve certain operating performance criteria. Both communities will be managed by Marriott Senior Living Services under long-term operating agreements. If we decide not to exercise our options to purchase either of the two properties, we may have to pay a termination fee of $1 million for each property.

Marketing

   As of the date hereof, 108 of our 120 leased full-service hotels are managed or franchised by Marriott International under the brand names "Marriott" or "Ritz-Carlton" hotels. All 71 of our subleased Courtyard by Marriott and Residence Inn hotels and our eleven owned Residence Inn hotels are also managed by Marriott International. We believe that these Marriott International-managed and franchised hotels will continue to enjoy competitive advantages arising from their participation in the Marriott International hotel system. Marriott International's nationwide marketing programs and reservation systems as well as the advantage of the strong customer preference for "Marriott" brands should also help these properties to maintain or increase their premium over competitors in both occupancy and room rates. Repeat guest business in the Marriott hotel system is enhanced by the Marriott Rewards program, which expanded the previous Marriott Honored Guest Awards program. Marriott Rewards membership includes more than 10 million members.

   The Marriott reservation system provides Marriott reservation agents complete descriptions of the rooms available for sale and up-to-date rate information from the hotels. The reservation system also features connectivity to airline reservation systems, providing travel agents with access to available rooms inventory for all Marriott and Ritz-Carlton brand name hotels. In addition, software at Marriott's centralized reservations centers enables agents to immediately identify the nearest Marriott or Ritz-Carlton brand hotel with available rooms when a caller's first choice is fully occupied.

Competition

   Lodging. The lodging industry is generally highly competitive, but the degree of competition varies from location to location and over time the success of a hotel will be dependent, in large part, upon its ability to compete in such areas as access, location, quality of accommodations, room rates, structure, the quality and scope of food and beverage facilities and other service amenities. Our leased hotels compete with several other major lodging brands in each segment in which they operate. Competition in the industry is based primarily on the level of service, quality of accommodations, convenience of locations and room rates. Further, competing properties may be built or existing projects enhanced. The lodging industry as a whole, including our hotels, may be adversely affected in the future by factors which are beyond our control, including (1) national and regional economic conditions, (2) changes in travel patterns, (3) taxes and government regulations which could influence or determine wages, prices, interest rates, construction procedures and costs and (4) the availability of credit. Although the competitive position of each of our hotel properties differs from market to market, we believe that our leased properties will compare favorably to their competitive set in the markets in which they operate on the basis of these factors. In the following table we present key participants in segments of the lodging industry in which we compete:

            Segment                      Representative Participants
            -------                      ---------------------------
 Luxury Full-Service.........  Ritz-Carlton; Four Seasons

 Upscale Full-Service........  Marriott Hotels, Resorts and Suites; Crowne
                                Plaza; Doubletree; Hyatt; Hilton; Radisson;
                                Renaissance; Sheraton; Swissotel; Westin;
                                Wyndham

 Moderate-priced.............  Courtyard by Marriott; Hampton Inn and Suites;
                                Hilton Inn; Holiday Inn; Ramada Inn; Sheraton
                                Four Points; Wyndham Garden

 Extended-stay...............  Residence Inn; AmeriSuites; Hawthorne Suites;
                                Homewood Suites; Summerfield Suites

   Senior living. Our senior living communities compete with facilities of varying similarity in the respective geographical market areas in which the senior living communities are located. Competing facilities are generally operated on a regional and local basis by religious groups and other nonprofit organizations, as well as by public and private operators. There are a limited number of operators on a national basis. The independent living components of the senior living communities face competition from various types of residential opportunities available to the elderly. However, the number of communities that offer on-premises healthcare services is limited. The assisted living and healthcare components of the senior living communities compete with other assisted living and healthcare communities.

   Significant competitive factors for attracting residents to the independent living components of the senior living communities include price, physical appearance and amenities and services offered. Additional competitive factors for attracting residents to the assisted living and healthcare components of the senior living communities include quality of care, reputation, physician and nursing services available and family preferences. We believe that our senior living communities rate high in each of these categories, except that our senior living communities are generally more expensive than competing communities.

   Some of our present and potential competitors are significantly larger than we are and have, or may obtain, greater financial resources than we possess or may acquire in the future. Consequently, we cannot assure you that we will not encounter increased competition that could limit our ability to attract residents or expand our senior living care business in the future. We believe that many assisted living markets have become or are on the verge of becoming overbuilt. Approximately 20% of our senior living units are assisted living units. Overbuilding in the assisted living market could cause our assisted living units to experience decreased occupancy, depressed margins and lower operating results.

Other investments

   In connection with our spin-off from Host Marriott, we acquired a 25% interest in Swissotel Management (USA) LLC, a management company that manages five hotels in the United States, from Host Marriott for $4.5 million. Also, in connection with the spin-off, we acquired a 5% interest in a joint venture with Host Marriott that owns a $129 million first mortgage secured by eight hotel properties owned by Host Marriott for $6.4 million. We also own a 3% general partner interest in a partnership which owns one senior living community.

Relationship with Host Marriott

   Hotel leases. In connection with our spin-off from Host Marriott, our wholly-owned subsidiaries entered into leases with Host Marriott on December 31, 1998 for 121 full-service hotels. In the first quarter of 1999, Host Marriott sold one of the leased full-service hotels, and Host Marriott and we agreed to terminate the lease reducing the number of hotels leased from Host Marriott to 120 full-service hotels. Each hotel lease has a fixed term generally ranging from seven to ten years. We are required to pay the greater of (1) a minimum rent specified in each hotel lease, or (2) a percentage rent based upon a specified percentage of aggregate revenues from the hotel, including room revenues, food and beverage revenues, and other revenues, in excess of specified thresholds. The amount of minimum rent will be increased each year based upon any increases in the consumer price index during the previous twelve months. Percentage rent thresholds will be increased each year based on a blend of any increases in CPI and the Employment Cost Index during the previous twelve months. The hotel leases will generally provide for a rent adjustment in the event of damage, destruction, partial taking or certain capital expenditures.

   We are responsible for paying substantially all of the expenses of operating the hotels, including all personnel costs, utility costs, and general repair and maintenance of the hotels. In addition, we are responsible for all fees payable to the hotel manager, including base and incentive management fees, chain services payments and franchise or system fees. Host Marriott is responsible for paying real estate and personal property taxes, property casualty insurance, ground lease rent, maintaining a reserve fund for FF&E replacements and capital expenditures.

   In the event that Host Marriott wishes to dispose of a hotel free and clear of the hotel lease, Host Marriott may terminate the lease but it would have to pay us a termination fee equal to the fair market value of our leasehold interest in the remaining term of the hotel lease using a discount rate of 12%. Alternatively, Host Marriott would be entitled to (1) substitute a comparable hotel for any hotel that is sold, with the terms of the lease agreed to by us, or (2) sell the hotel subject to the hotel lease, subject to our approval under certain circumstances, without having to pay a termination fee. In addition, Host Marriott also has the right to terminate up to twelve leases without having to pay a termination fee. Conversely, we may terminate up to twelve full-service leases without penalty upon 180 days notice to Host Marriott.

   In the event that changes in the federal income tax laws allow Host Marriott or its subsidiaries to directly operate the hotels without jeopardizing its REIT status, Host Marriott may terminate all of the hotel leases upon payment of the termination fee. The payment of the termination fee will be payable in cash or, subject to certain conditions, shares of Host Marriott common stock at the election of Host Marriott.

   If a hotel is partially or totally destroyed and is no longer suitable for use as a hotel, the hotel lease of such hotel will automatically terminate. The insurance proceeds shall be retained by Host Marriott, except to the extent of any personal property owned by the us and proceeds from business interruption insurance. In this event, no termination fee shall be owed to us. If a hotel is partially destroyed but is still suitable for use as a hotel, and if Host Marriott agrees to release the insurance proceeds and to fund any shortfall in the insurance proceeds, we will apply the insurance proceeds to restore the hotel to its preexisting condition. If Host Marriott elects not to fund such shortfall, we may terminate the hotel lease and Host Marriott will pay us a termination fee equal to our operating profit for the immediately preceding fiscal year.

   A hotel lease may be terminated without penalty by Host Marriott upon the occurrence of events of default, including among other things: (1) our failure to pay rent within ten days after the due date; (2) our failure to properly maintain the hotel; (3) acceleration of maturity of our indebtedness with a principal amount in excess of $1,000,000; (4) our failure to maintain (a) a minimum net worth at least equal to the maximum liability under the guaranty agreements from time to time, less amounts held in cash collateral accounts, and (b) debt service coverage ratio of at least 1.4 to 1.0; (5) the filing of any petition for relief, bankruptcy or liquidation by or against us or our subsidiary which is the lessee under the lease; (6) the occurrence of a change of control of us or our subsidiary which is the lessee under the lease; (7) our default in payment or performance of certain covenants under any other hotel lease in the same pool of hotels; or (8) our default under the assignment of the management agreement, the guarantees, the non-competition agreement or certain other related agreements between us and Host Marriott.

   Our rights under the hotel leases are subordinate to qualifying mortgage debt and any refinancing thereof. A default under the loan documents may result in the termination of the hotel lease by the lender. The lender will not be required to provide a non-disturbance agreement to us. Host Marriott will be obligated to compensate us if a hotel lease is terminated because of a non-monetary default under the terms of a loan that occurs because of an action or omission by Host Marriott or a monetary default where there is not an uncured monetary event of default of ours. In addition, if any loan is not refinanced in a timely manner, and the loan amortization schedule is converted to a cash flow sweep structure, we have the right to terminate the hotel lease after a twelve-month cure period and Host Marriott will owe a termination fee.

   In connection with the hotel leases, we entered into guaranty and pooling agreements with Host Marriott by which we and some of our subsidiaries guarantee the hotel lease obligations. The hotel leases were placed into four different pools. The parent subsidiary of each pool has an unlimited guarantee obligation with respect to the hotel leases in its respective pool. However, for each pool, the cumulative limit of the Crestline guaranty obligation will be the greater of ten percent of the aggregate rent payable for the immediately preceding fiscal year under all hotel leases in the pool or ten percent of the aggregate rent payable under all hotel leases in the pool for 1999. In the event that our obligation under a guaranty agreement for a pool is reduced to zero, we can terminate our guaranty and pooling agreement for that pool and Host Marriott can terminate the hotel leases in the pool without penalty.

   Upon the commencement of the hotel leases, we purchased the working capital of the hotels from Host Marriott for approximately $95 million with the purchase price evidenced by notes that bear interest at 5.12%. Interest on each note is due simultaneously with the rent payment of each hotel lease. The principal amount of each note is due upon the termination of each hotel lease. Upon termination of the hotel lease, we will sell Host

Marriott the existing working capital at its current value. To the extent the working capital delivered to Host Marriott is less than the value of the note, we will pay Host Marriott the difference in cash. However, to the extent the working capital delivered to Host Marriott exceeds the value of the note, Host Marriott will pay us the difference in cash.

   FF&E leases. In connection with our spin-off from Host Marriott, if the average tax basis of a hotel's FF&E and other personal property exceeded 15% of the aggregate average tax basis of the hotel's real and personal property, some of our subsidiaries and affiliates of Host Marriott entered into lease agreements for the excess FF&E. The terms of the FF&E leases generally range from two to three years and rent under the FF&E leases is a fixed amount. We will have the option at the expiration of the FF&E lease term to either (1) renew the FF&E leases for consecutive one year renewal terms at a fair market rental rate, or (2) purchase the excess FF&E for a price equal to its fair market value. If we do not exercise our right to purchase or the renewal option, we are required to pay a termination fee equal to approximately one month's rent.

   We have the option to terminate any FF&E lease at any time and purchase the excess FF&E by paying an amount equal to the greater of the fair market value of the excess FF&E or the stipulated loss value as set forth in the FF&E lease. Upon the exercise of such early termination option, affiliates of Host Marriott will transfer the excess FF&E to us on an "as is, where is" basis.

   In the event that any item of excess FF&E becomes lost, stolen, damaged or destroyed for any reason whatsoever, we are obligated to either (1) replace such equipment or (2) pay affiliates of Host Marriott the stipulated loss value of such equipment. We are responsible for maintaining casualty insurance on the excess FF&E during the lease term.

   Host Marriott or its affiliates may terminate an FF&E lease, repossess the excess FF&E and seek liquidated damages equal to the stipulated loss value of the excess FF&E if, among other things, any of the following events of default occur: (1) we fail to pay rent or any other amount payable under the FF&E lease within ten days after the due date; (2) there is a filing of any petition for relief, bankruptcy or liquidation by or against us or our subsidiary which is the lessee under the FF&E lease; (3) an event of default occurs under the hotel lease where the excess FF&E is located; (4) an event of default occurs under any lease to which we are a party or a guarantor which results in the exercise of possessory remedies or legal proceedings by us, provided that the aggregate future payments under such lease exceed certain thresholds; (5) there is an acceleration of maturity of any indebtedness of ours with a principal amount in excess of certain thresholds; (6) we fail to maintain required insurance coverages; or (7) we fail to perform the other covenants of the FF&E leases.

   Our rights under the FF&E leases are subordinate to qualifying mortgage debt on the applicable hotel and any refinancing thereof. A default under the mortgage debt may result in a termination of the FF&E lease and a loss of our right to possession of the excess FF&E.

   Limited-service hotel subleases. Host Marriott leases 71 limited-service hotels under the "Residence Inn" and "Courtyard by Marriott" brands from Hospitality Properties Trust. These leases have initial terms expiring through 2012 for the Courtyard properties and 2010 for the Residence Inn properties, and are renewable at the option of Host Marriott. In connection with our spin-off from Host Marriott, subsidiaries of ours entered into sublease agreements with Host Marriott for these limited-service hotels. The terms of the subleases will expire simultaneously with the expiration of the initial term of these leases. If Host Marriott elects to renew these leases, we can elect to also renew the subleases for the corresponding renewal term.

   Each sublease provides that generally all of the terms in the leases will apply to the subleases. The leases require the lessee to pay rent equal to (1) a fixed minimum rent, less the cost of any repairs, maintenance, renovations or replacements of the hotel, (2) plus an additional rent based upon a specified percentage of gross revenues to the extent they exceed gross revenues from a base year. In addition, the leases require the lessee to pay all repair and maintenance costs, impositions, utility charges, insurance premiums and all fees payable under the hotel management agreements. Pursuant to the subleases, our subsidiaries are required to pay rent to

Host Marriott equal to the minimum rent due under the Hospitality Properties Trust leases and an additional rent based on a percentage of revenues. To the extent the reserves for FF&E replacements are insufficient to meet the hotel's capital expenditure requirements, Hospitality Properties Trust is required to fund the shortfall.

   The rent payable under the subleases is guaranteed by us up to a maximum of $30 million. Our wholly-owned subsidiaries that are party to the subleases were capitalized with $30 million in notes from us payable upon demand.

   In the event that changes in the federal income tax laws allow Host Marriott or its subsidiaries to directly operate the hotels without jeopardizing its REIT status, Host Marriott may terminate all of the subleases upon payment of the termination fee equal to the fair market value of our leasehold interests in the remaining term of the subleases using a discount rate of five percent.

   The subleases may be terminated without penalty by the lessor if, among other things, any of the following events of default occur: (1) we fail to pay rent or any other amount payable under the lease when due and such failure shall continue for ten days after notice thereof; (2) an event of default occurs and is continuing under any other lease from Hospitality Properties Trust; (3) there is a filing of any petition for relief, bankruptcy or liquidation by the lessee; (4) an event of default by the lessee occurs under the applicable management agreement and it continues beyond the expiration of any applicable cure period.

   Our rights under the subleases are subject and subordinate to mortgage debt.

   For the purposes of governing certain of the ongoing relationships between Host Marriott and us after our spin-off distribution and to provide mechanisms for an orderly transition, we entered into various agreements with Host Marriott in addition to the hotel leases, as described below.

   Distribution agreement. We entered into a distribution agreement with Host Marriott, which provides for, among other things:

  .  the spin-off distribution;

  . the division between Host Marriott and us of certain assets and liabilities;

  . the contribution to us of Host Marriott's 3% general partnership interest in a partnership, which owns a senior living community;

  .  the transfer to us of the 25% interest in Swissotel Management (USA)
     LLC;

  .  a guarantee by Host Marriott on certain company debt obligations; and

  . certain other agreements governing the relationship between Host Marriott and us following the spin-off distribution.

   We also granted Host Marriott a contingent right for a period of ten years to purchase our interest in Swissotel Management (USA) LLC at fair market value in the event the tax laws are changed so that Host Marriott could own such interest without jeopardizing its status as a REIT.

   Subject to certain exceptions, the distribution agreement also provides for, among other things, the assumption of liabilities and cross-indemnities designed to allocate to us, effective as of our spin-off from Host Marriott, financial responsibilities for liabilities which were originally those of Host Marriott and its subsidiaries arising out of, or in connection with, the business of our senior living communities.

   Asset management agreements. In connection with our spin-off from Host Marriott, we entered into asset management agreements with Host Marriott and its affiliates for a term of two years (with a one-year automatic renewal) to provide asset management services to Host Marriott and its affiliates for its hotel portfolio. We will be paid an aggregate annual fee of $4.5 million for services rendered under these contracts. These services will include:

  .  monitoring property/brand performance;

  .  pursuing expansion and repositioning opportunities;

  .  overseeing capital expenditure budgets and forecasts;

  .  assessing return on investment expenditure opportunities; and

  .analyzing competitive supply conditions in each market.

   Tax sharing agreement. We entered into a tax sharing agreement with Host Marriott which defines each party's rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to our business for taxable years prior to the spin-off distribution and with respect to certain of our tax attributes after the spin-off. Generally, Host Marriott will be responsible for filing consolidated returns and paying taxes for periods prior to the spin-off distribution, and we will be responsible for filing returns and paying taxes for subsequent periods.

   Corporate transitional services agreement. We entered into a transitional services agreement with Host Marriott, pursuant to which Host Marriott and we will provide certain limited services to each other for a fee. Among other things, Host Marriott will provide centralized administrative and computer systems services to us for a period of time. Such services will be provided, as needed, at cost (including a reasonable overhead allocation) on a time and materials basis. The charges associated with such services are not expected to be material.

   Host Marriott non-competition agreement. We entered into a non-competition agreement with Host Marriott that limits the respective parties' future business opportunities. We are generally precluded until the earlier of December 31, 2008 or the date when we no longer lease at least 25% of the original hotels leased from Host Marriott at the time of the spin-off distribution, from owning or acquiring any full-service hotels not leased from Host Marriott. We are also subject to restrictions relating to leasing, operating and managing full-service hotels under our agreement with Host Marriott.

   Employee benefits and other employment matters allocation agreement. We entered into an employee benefits agreement with Host Marriott which will govern the allocation of responsibilities relating to various compensation, benefits and labor matters.

Relationship with Marriott International

   Marriott International and its wholly-owned subsidiary, Ritz-Carlton Hotel Company, LLC, serve as the manager for 98 of our 120 full-service hotels and all of our subleased and owned limited-service hotels. In connection with entering into the hotel lease and subleases, we entered into agreements with Host Marriott and Marriott International whereby the existing hotel management agreements with Marriott International were assigned to us for the term of the corresponding hotel leases or subleases. Ten of our remaining full-service hotels are managed under franchise agreements with Marriott International. In addition, Marriott International manages all 31 of our senior living communities under long-term operating agreements.

   Lessees and sublessees. Marriott International has a noneconomic membership interest with certain limited voting rights in our subsidiaries that are lessees under the leases or subleases for the hotels where it is the manager. The operating agreements for such lessees provide that we have full control over the management of the business of the lessee, except with respect to certain decisions which will require the consent of both members. These decisions include among other things: (1) dissolving, liquidating, consolidating, merging, selling or leasing all or substantially all of the assets of the lessee; (2) engaging in any other business or acquiring any assets or incurring any liabilities not reasonably related to the conduct of the lessee's business; or (3) instituting voluntary bankruptcy or similar proceedings or consenting to involuntary bankruptcy or similar proceedings. Upon any termination of the applicable management agreement, these special voting rights of Marriott International (or its subsidiary) will cease.

   Full-service hotel management agreements. The managers have sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the hotels, including establishment of all room rates, the processing of reservations, procurement of inventories, supplies and services, periodic inspection and consultation visits to the hotels by the managers' technical and operational experts, and promotion and publicity of the hotels. The manager will receive compensation from us in the form of a base management fee and an incentive management fee, which are normally calculated as percentages of revenues and operating profits, respectively.

   The managers generally provide all managerial and other employees for the hotels; review the operation and maintenance of the hotels; prepare reports, budgets and projections; provide other administrative and accounting support services, such as planning and policy services, financial planning, divisional financial services, risk planning services, product planning and development, employee planning, corporate executive management, legislative and governmental representation and certain in-house legal services; and protect the "Marriott" trademark and other tradenames and service marks. The manager also will provide a national reservations system.

   We are responsible for providing funds to meet the cash needs for the operations of the hotels if at any time the funds available from operations are insufficient to meet the financial requirements of the hotels. Certain of the hotel management agreements provide that if the management agreement is terminated prior to its full term due to casualty, condemnation or the sale of the hotel, the manager will receive a termination fee as specified in the specific management agreement. Substantially all of the hotel management agreements may be terminated based upon a failure to meet certain financial performance criteria, subject to the manager's right to prevent such termination by making certain payments to us based upon the shortfall in such criteria.

   Events of default under the hotel management agreements include, among others, the following: (1) the failure of either party to make payments pursuant to the management agreement within ten days after written notice of such nonpayment has been made, (2) the failure of either party to perform, keep or fulfill any material representation, warranty or covenant in the management agreement, which failure shall not have been cured within 30 days after written notice of the breach or default, unless the breach or default is not attributable to a failure to pay any sums due under the agreement, is curable, and the defaulting party proceeds diligently to cure such default, (3) if either party files a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law or admits that it is unable to pay its debts as they become due, (4) if either party consents to an involuntary petition in bankruptcy or fails to vacate, within 90 days from the date of entry thereof, any order approving an involuntary petition by such party; or (5) if an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of all or a substantial part of such party's assets is entered, and such order, judgment or decree continues unstayed and in effect for any period of 90 days.

   The management agreements provide that if Host Marriott does not elect to terminate the hotel lease upon a "change in control" as defined in the management agreements, Marriott International may require Host Marriott to exercise their termination rights if, as a result of such change in control, we are in control of or controlled by persons who are convicted felons or who are engaged in operating a branded hotel chain having 5,000 or more guest rooms in competition with Marriott International (or affiliated with persons who are so engaged).

   Limited-service hotel management agreements for subleased hotels. We are obligated to perform all of the obligations of Host Marriott under the management agreement during the term of the lease, including the payment of fees due under the management agreement, other than obligations including, without limitation, payment of property taxes, property casualty insurance and ground lease rent, maintaining a reserve fund for FF&E replacements, and capital expenditures, for which the Host Marriott retains responsibility. Although we have assumed certain obligations of Host Marriott under the management agreement, Host Marriott has not been released from its obligations and, if we fail to perform any such obligations, the manager will be entitled to seek performance by or damages from Host Marriott. Our obligation to pay the fees due under the

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

management agreements, however, could adversely affect our ability to pay rent, even though such amounts are otherwise due and owed to Host Marriott. Other provisions of the management agreements for the limited-service hotels subleased by us from Host Marriott are substantially the same as for the full-service hotels.

   Limited-service hotel management agreements for owned hotels. Our owned limited-service hotels are also operated by Marriott International under the "Residence Inn" brand name under a single long-term management agreement with an initial term expiring December 30, 2011. Marriott International has the option to extend the agreement on one or more of the hotels for up to five 10-year terms. Marriott International earns a base management fee equal to 2% of the hotel revenues, which is subordinate to qualifying debt service payments and maintenance of certain minimum cash flows of the partnership that owns the hotels. Marriott International is also entitled to an incentive management fee equal to 20% of the hotel operating profits, in excess of an owner's priority. The incentive management fee is payable out of 50% of cash from operations of the partnership that owns the hotels remaining after the payment of debt service and the maintenance of minimum cash flows of the partnership. The management agreement also provides for a Residence Inn system fee equal to 4% of room revenues. In addition, Marriott International is reimbursed for the allocation of some of these costs and expenses incurred in providing certain services know as chain services that are provided on a central or regional basis to all Residence Inn hotels operated by Marriott International.

   The management agreement requires the owner to maintain a property improvement fund which require contributions equal to 5% of revenues.

   Events of default under the management agreement include, among others, the following: (1) the failure of either party to make payments pursuant to the management agreement within ten days after written notice of such nonpayment has been provided, (2) the failure of either party to perform, keep or fulfill any material representation, warranty or covenant in the management agreement, which failure shall not have been cured within 30 days after written notice of the breach or default, unless the breach or default is not attributable to a failure to pay any sums due under the agreement, is curable, and the defaulting party proceeds diligently to cure such default, (3) the entry by a court of competent jurisdiction of a final, non-appealable judgment finding the manager liable for fraud, gross negligence or willful and wanton misconduct in its dealings with us, (4) if either party applied for, consents to, or admits to the material allegations of a petition in bankruptcy or insolvency, a petition for reorganization, or an appointment of a receiver, and (5) if any court enters a final order, judgment or decree against either party, without the application, approval or consent of such party, that approves a petition seeking reorganization, liquidation or similar relief, and such order continues unstayed and in effect for 60 days.

   If we receive and wish to accept a written bona fide offer to purchase or lease any one or more of our owned Residence Inns, the manager may elect to (1) purchase or lease the hotel or hotels at the same price or rental and upon the same terms and conditions as that expressed in the offer, or (2) consent to the sale or lease to the prospective purchaser and agree to enter into a new management agreement with the purchaser or tenant. The new management agreement would be on essentially the same terms and conditions as the management agreement in effect between us and the manager, provided that the prospective purchaser or tenant need not enter into a new management agreement if the prospective purchaser or tenant (a) is a competitor of manager, (b) is of known bad moral character, or (c) fails to maintain a financial condition adequate to discharge its obligations under the management agreement. In the event that fewer than all of the hotels are sold, the management fees under the current management agreement will be recalculated with respect to the remaining hotels.

   We may terminate the management agreement if the sum of the operating profit for all of the hotels during any 2 consecutive fiscal years does not equal or exceed stated goals set forth in the agreement. The manager may avoid termination of the management agreement by advancing to us the amount of any deficiency. The amount of any deficiency advanced by the manager may be recovered, without interest, in subsequent fiscal years, in the same manner and with the same priority it may receive as contingent management fees above its base management fee based upon the performance of the hotels.

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

   Operating agreements for senior living communities. Under each of the operating agreements, Marriott Senior Living Services provides complete management services to us in connection with its management of such senior living communities. Generally, each of the operating agreements has an initial term of 30 years with one five-year renewal option. Marriott Senior Living Services has the sole responsibility and exclusive authority for all activities for the day-to-day operation and management of our senior living communities, including obtaining all licenses necessary for the operation, establishing resident care and healthcare policies and procedures, carrying out and supervising all necessary repairs and maintenance, and establishing prices, rates and charges for services provided. Marriott Senior Living Services recruits, employs, supervises, directs and discharges all of the employees, and provides all managerial and other employees for our senior living communities. In addition, Marriott Senior Living Services has exclusive supervision and control in all matters relating to the management and operation of our senior living communities. In return for these services, Marriott Senior Living Services receives compensation from us in the form of (1) a non-cumulative base fee calculated as a percentage of revenue and (2) an incentive fee calculated as 20% of operating profit in excess of the owner's priority.

   We are required to maintain certain working capital for each of our senior living communities, and from time to time advance, at the request of Marriott Senior Living Services, any additional funds necessary to maintain working capital at levels generally consistent with the Marriott Senior Living Services community system standard.

   Events of default under the operating agreements include, among others, the following: (1) the failure of either party to make prompt payments pursuant to the operating agreement, (2) if either party commences any proceeding under any bankruptcy, reorganization, readjustment of debt, dissolution or liquidation law or statute or an assignment for the benefit of creditors or application for the appointment of a trustee or receiver for a substantial part of the assets,
(3) if either party consents to an involuntary petition in bankruptcy or fails to vacate, within 90 days from the date of entry thereof, any order approving an involuntary petition by such party; or (4) if an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of such party's assets is entered, and such order, judgment or decree continues unstayed and in effect for any period of 90 days.

   Upon the occurrence of an event of default, the non-defaulting party shall have the right to terminate the operating agreement with 30 days' notice, if such default is a material breach by the defaulting party of its obligations under the operating agreement. Marriott Senior Living Services also is entitled to terminate the operating agreement if we fail to approve certain repairs which arise out of legal requirements.

   Pooling agreements. Of our senior living communities, 29 are subject to pooling agreements between us and Marriott Senior Living Services. The pooling agreements aggregate our senior living communities into five distinct "pools". For the limited purposes of calculating certain fees and exercising certain termination and manager replacement rights under the operating and related agreements, such fees and rights should be considered and determined in the aggregate rather than on a community-by-community basis. Generally, the method of selecting which of our senior living communities would go into which of the five "pools" was based on whether the communities were encumbered by mortgage indebtedness.

   Non-competition agreement with Marriott International regarding the hotels. We are bound by a non-competition agreement with Marriott International pursuant to which we are generally prohibited prior to October 8, 2000, subject to limited exceptions, from entering into or acquiring any business that competes with the hotel management business (i.e., managing, operating or franchising full-service and limited-service hotels) of Marriott International. Certain activities are permitted, however, including: (1) the operation of an unlimited number of limited-service hotel properties as long as we do not operate more than ten such properties under a common name; (2) contracting with a third party manager for operation of an unlimited number of limited-service hotel properties, so long as the number of properties under such third party management is not more

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

than the greater of (a) ten such properties operated under a common name or (b) 25% of the system operated by such third party manager under a common name; (3) contracting with a third party manager for operation for an unlimited number of full-service hotels having the same brand name as one of Host Marriott's hotels, so long as the number of properties under such third party management is not more than the greater of (a) five such properties operated under a common name or (b) 12.5% of the system operated by such third party under a common name; and (iv) franchising of an unlimited number of limited-service hotel properties so long as we are not franchisor for more than ten such properties under a common name.

   Non-competition agreement with Marriott International regarding our senior living communities. We are bound by a non-competition agreement with Marriott International relating to our senior living communities. This agreement, in general, provides that we limit our activities in the senior living area to owning, having equity interests in or lending money or otherwise financing senior living communities. Under the agreement, we are prohibited, subject to limited exceptions, from competing with Marriott International in the continental United States by (1) financing, conducting, participating or engaging in the business of operating, managing or franchising senior living communities or (2) providing operational or managerial services relating thereto with respect to health care, therapy, home health care, assisted living, nursing and related medical, residential, supportive and personal care services. In addition, we are prohibited from entering into a transaction or a series of transactions whereby ten or more of our senior living communities or a controlling interest therein would be transferred to another party unless such party agreed to be bound by the non-competition agreement. We will be bound by this non-competition agreement until June 17, 2010.

Staffing and labor costs

   Marriott International and our other hotel managers compete with various other lodging companies in attracting and retaining qualified and skilled personnel to operate the hotels managed by them. Marriott International also competes with various health care services providers, including other care providers for the elderly, in attracting and retaining qualified personnel for the senior living communities. A shortage of such personnel or general inflationary pressure may require Marriott International or our other hotel managers to enhance its wage and benefits package to compete effectively for personnel necessary to operate the hotels and the senior living communities, which could adversely affect our net income attributable to the hotels and the senior living communities.

Regulation of the healthcare industry

   Our senior living communities provide services which are part of the long-term care segment of the healthcare industry. The healthcare industry is highly regulated. Operators of skilled nursing facilities, including some of the healthcare facilities operated as a part of our senior living communities, are subject to federal, state and local laws relating to the delivery and adequacy of medical care, fraud and abuse, distribution of pharmaceuticals, equipment, personnel, operating policies, fire prevention, rate-setting and reimbursement, and compliance with safety codes and environmental laws. Such facilities also are subject to periodic inspection by governmental and other authorities to assure continued compliance with various standards, the continued licensing of the facility under state law, certification under the Medicare, Medicaid or other federal healthcare programs and the ability to participate in other third party payment programs. Many states have adopted Certificate of Need or similar laws which generally require that the appropriate state agency approve certain acquisitions of such facilities and reimbursement, and determine that need exists for certain bed additions, new services and capital expenditures or other changes prior to beds and/or new services being added or capital expenditures being undertaken. The failure of an operator of a senior living community to comply with applicable governmental or other regulatory authorities' regulations and standards could result in our inability to obtain or maintain any required regulatory approvals or licenses. Such inability on our part could prevent us, through Marriott International or other operators, from offering services or adversely affect our operator's, and hence our, ability to receive reimbursement for services and could result in the denial of reimbursement, temporary suspension of admission of new patients, suspension or decertification from Medicaid, Medicare or other Federal Health Care Programs, fines, restrictions on the ability to acquire new facilities or expand existing

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

facilities and, in extreme cases, revocation of the facility's license or closure of a facility. In 1998, Medicare/Medicaid reimbursements have accounted for approximately 12% of our total senior living community revenues.

   Our senior living communities also contain units offering assisted living services. Although not currently regulated at the federal level (except under laws of general applicability to businesses, such as work place safety and income tax requirements), assisted living communities are increasingly becoming subject to more stringent regulation and licensing by state and local health and social service agencies and other regulatory authorities. In general, these requirements address, among other things: personnel education, training and records; community services, including administration of medication, assistance with self-administration of medication and limited nursing services; monitoring of wellness; physical plant inspections; furnishing of resident units; food and housekeeping services; emergency evacuation plans; and resident rights and responsibilities, including in certain states the right to receive certain healthcare services from providers of a resident's choice. In several states, assisted living facilities also require a Certificate of Need before the facility can be opened, expand or reduce its resident capacity or make other significant capital expenditures. Like skilled nursing facilities, assisted living communities are subject to periodic inspection by government authorities. In most states, assisted living communities, as well as skilled nursing facilities, also are subject to state or local building code, fire code and food service licensure or certification requirements. Any failure by the managers of the senior living communities to meet applicable regulatory requirements may result in the imposition on us of fines, imposition on us of a provisional or conditional license or suspension or revocation of our licenses or other sanctions or adverse consequences, including delays in expanding a community. Any failure by the managers of our senior living communities to comply with such requirements could have a material adverse effect on our financial condition and results of operations.

   Operators of the senior living communities such as ours also are subject to federal and state anti-remuneration laws and regulations, such as the Federal Health Care Programs anti-kickback law, which govern certain financial arrangements among healthcare providers (including physicians, hospitals and our nursing facilities) and others (including our assisted living communities) who may be in a position to refer or recommend patients to such providers. These laws prohibit, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Federal Health Care Program patients or the purchasing, leasing, ordering or arranging for any goods, facilities, services or items for which payment can be made under a Federal Health Care Program (such as Medicare or Medicaid). A violation of the federal anti-kickback law relating to one of our senior living communities could result in the loss of its eligibility to participate in a Federal Health Care Program or in civil or criminal penalties. The federal government, private insurers and various state enforcement agencies have increased their scrutiny of providers, other entities, business practices and claims in an effort to identify and prosecute fraudulent and abusive practices. In addition, the federal government has issued fraud alerts concerning nursing services, double billing, home health services and the provision of medical supplies to nursing facilities. Since some of these services may be furnished in or by some of our senior living communities, and since many of our senior living communities' residents will be eligible for healthcare coverage under a Federal Health Care Program, these areas may come under closer scrutiny by the government. Furthermore, some states restrict certain business corporations from providing, or holding themselves out as a provider of, medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs and civil and criminal penalties. State laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. We cannot assure you that these federal and state laws will ultimately be interpreted in a manner consistent with our practices.

   The Balanced Budget Act of 1997 switches Medicare's retrospective cost-based reimbursement to a prospective payment system (PPS). The current retrospective cost-based reimbursement system allows providers to be reimbursed for reasonable costs, up to certain limits, incurred in providing services. Under PPS, providers will be paid based on a fixed Federal payment rate. The implementation of PPS will begin for senior living communities with cost reporting periods beginning after July 1, 1998 and will be phased in over a four-year period. We do not believe the implementation of PPS will have a material impact on our operating results.

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

Environmental matters

   Under various federal, state and local laws, ordinances and regulations, owners or operators of real estate may be required to investigate and clean up certain hazardous substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with any contamination. In addition, some environmental laws create a lien on a contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. We cannot assure you that (1) a prior owner, operator or occupant, such as a tenant, did not create a material environmental condition not known to us, (2) a material environmental condition with respect to any hotel or community does not exist or (3) future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in the imposition of environmental liability. However, under the terms of our management agreements, the managers of our properties must indemnify us for any such liability arising from the placing, discharge, leakage, use or storage of hazardous materials in violation of the applicable environmental laws, on the site or hotel by the manager's employees, representatives and agents during the term of the management agreement.

   We cannot assure you that all potential environmental liabilities have been identified or properly quantified or that no prior owner, operator or past or current guest or occupant has created an environmental condition not known to us. Moreover, no assurances can be given that (1) future laws, ordinances, or regulations will not impose any material environmental liability or (2) the current environmental condition of the hotels or the senior living communities will not be affected by the condition of land or operations in the vicinity of the hotels or the senior living communities (such as the presence of underground storage tanks) or by third parties unrelated to us.

Employees

   We have approximately 80 corporate employees. Our workforce is not unionized nor is it covered by any collective bargaining agreements. We believe our relations with our employees are good.

Corporate offices

   Our corporate offices are currently located at 10400 Fernwood Road, Bethesda, MD 20817. We plan to relocate our corporate offices in June 1999 to the following address: 6600 Rockledge Drive, Bethesda, MD 20817.

Legal proceedings

   We are involved in various lawsuits and claims arising in the normal course of business. In the opinion of our management, although the outcomes of these suits and claims are uncertain, in the aggregate they should not have a material adverse effect on our business, financial condition and results of operations.

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

                                   MANAGEMENT

Directors and executive officers

   The following table sets forth certain information as of April 29, 1999 with respect to our directors and executive officers:

          Name           Age                  Position(s) With the Company
          ----           ---                  ----------------------------
Bruce D. Wardinski(1)...  39 Chairman of the Board, President and Chief Executive Officer
James L. Francis........  37 Executive Vice President, Chief Financial Officer and Treasurer
Steven J. Fairbanks.....  35 Executive Vice President, Lodging and Senior Living Investments
Bruce F. Stemerman......  43 Executive Vice President, Asset Management
Tracy M.J. Colden.......  37 Senior Vice President, General Counsel and Secretary
Larry K. Harvey.........  34 Senior Vice President and Corporate Controller
Adam M. Aron(2)(3)......  44 Director
Louise M.                 54 Director
 Cromwell(2)(4).........
Kelvin L. Davis(1)(4)...  35 Director
John W. Marriott          37 Director
 III(1).................
John B. Morse,            52 Director
 Jr.(3)(4)..............
Christopher J.            36 Director
 Nassetta(1)............
Michael A.                39 Director
 Wildish(2)(3)..........

--------
(1) Member of Executive Committee
(2) Member of Nominating and Corporate Governance Committee
(3) Member of Compensation Policy Committee
(4) Member of Audit Committee

   Executive officers are appointed by, and serve at the discretion of, the Board of Directors. The following is a biographical summary of the experience of the directors and executive officers of Crestline:

   Bruce D. Wardinski. Mr. Wardinski is Chairman of the Board, President and Chief Executive Officer of Crestline. Mr. Wardinski has been a director of Crestline since September 17, 1998. Prior to joining Crestline, Mr. Wardinski was an employee of Host Marriott Corporation. At Host Marriott, he was appointed Senior Director of Project Finance in June 1993, Vice President of Project Finance in June 1994 and Senior Vice President of International Development in October 1995. In June 1996, Mr. Wardinski was elected Senior Vice President and Treasurer of Host Marriott. Mr. Wardinski also currently serves on the board of directors of Fairfax Opportunities Unlimited, a not-for-profit advocacy group representing people with disabilities.

   James L. Francis. Mr. Francis is Executive Vice President, Chief Financial Officer and Treasurer of Crestline. Prior to joining Crestline, Mr. Francis was an employee of Host Marriott Corporation. He joined Host Marriott in July 1997 as Vice President of Finance and became Assistant Treasurer of Host Marriott in February 1998. He was Vice President and Division Controller, Courtyard by Marriott/Fairfield Inn at Marriott International from 1993 to 1994, served as Brand Executive, Courtyard by Marriott at Marriott International from 1994 to 1995, served as Vice President of Finance, Lodging-Reengineering Team Leader of Marriott International from 1995 to 1997 and was promoted to Vice President of Finance, Lodging-Asset Management and Owner Relations of Marriott International in 1997 prior to his joining Host Marriott in that year.

   Steven J. Fairbanks. Mr. Fairbanks is Executive Vice President, Lodging and Senior Living Investments of Crestline. Prior to joining Crestline, Mr. Fairbanks was an employee of Host Marriott Corporation. He joined Host Marriott in 1996 as Vice President--Acquisitions. In 1997, he was elected Senior Vice President--Acquisitions of Host Marriott. Prior to joining Host Marriott, he served as Vice President of Capital Management and Development Corporation from 1992 until 1996.

   Bruce F. Stemerman. Mr. Stemerman is Executive Vice President, Asset Management of Crestline. Prior to joining Crestline, Mr. Stemerman was an employee of Host Marriott Corporation. He joined Host Marriott in 1989 as Director, Partnership Services. He was promoted to Vice President--Lodging Partnerships of Host Marriott in 1994 and became Senior Vice President--Asset Management of Host Marriott in 1996.

   Tracy M.J. Colden. Ms. Colden is Senior Vice President, General Counsel and Corporate Secretary of Crestline. Prior to joining Crestline, Ms. Colden was an employee of Host Marriott Corporation. She joined Host Marriott as an Attorney in 1996. She was promoted to Senior Attorney of Host Marriott in June 1996 and became Assistant General Counsel of Host Marriott in June 1997. Prior to joining Host Marriott, Ms. Colden was an attorney with the law firm of Hogan & Hartson L.L.P.

   Larry K. Harvey. Mr. Harvey is Senior Vice President and Corporate Controller of Crestline. Prior to joining Crestline, Mr. Harvey was an employee of Host Marriott Corporation. He joined Host Marriott in 1994 as Senior Manager--Corporate Accounting. In 1995, Mr. Harvey was promoted to Director-- Corporate Accounting of Host Marriott. He was promoted to Senior Director-- Corporate Accounting of Host Marriott in 1997 and Vice President--Corporate Accounting of Host Marriott in 1998. Prior to joining Host Marriott, Mr. Harvey was with the public accounting firm of PricewaterhouseCoopers LLP.

   Adam M. Aron. Mr. Aron has been a director of Crestline since December 29, 1998. Mr. Aron has held the position of Chairman of the Board and Chief Executive Officer of Vail Resorts, Inc. since July 1996. Prior to joining Vail Resorts, Inc., Mr. Aron served as President and Chief Executive Officer of Norwegian Cruise Line Ltd. from 1993 until 1996. He has previously served as Senior Vice President--Marketing of United Airlines from 1990 to 1993. Mr. Aron also currently serves on the board of directors of each of Sunterra Corporation and Florsheim Group, Inc.

   Louise M. Cromwell. Ms. Cromwell has been a director of Crestline since December 29, 1998. Ms. Cromwell has served as Senior Counsel in the Real Estate Practice Group of the law firm of Shaw, Pittman, Potts & Trowbridge since January 1998. From April 1984 to December 1997, Ms. Cromwell was a Partner at Shaw, Pittman. She currently acts as General Counsel of Federal City Council. Ms. Cromwell also currently serves on the board of directors of The Economic Club of Washington.

   Kelvin L. Davis. Mr. Davis has been a director of Crestline since December 29, 1998. Mr. Davis has served as President and Chief Operating Officer of Colony Capital, Inc., an international real estate investment firm, since August 1997, and has served in various other capacities with Colony since its formation in 1991. Mr. Davis also currently serves on the board of directors of each of Franchise Finance Corporation of America and Harveys Casino Resorts, a private hotel and gaming company.

   John W. Marriott III. Mr. Marriott has been a director of Crestline since December 29, 1998. Mr. Marriott currently is an employee of Marriott International, Inc., where he became Senior Vice President of Marriott International's Mid-Atlantic Region in June 1996. Since 1993, Mr. Marriott has held several positions including Director of Finance in Marriott International's Treasury Department, Director of Finance in Host Marriott's Finance and Development Department and Vice President, Lodging Development for The Ritz-Carlton Hotel Company, L.L.C. He has also held positions as Director of Corporate Planning, Finance, Director of Marketing for a hotel and General Manager. Mr. Marriott also currently serves on the board of directors of Sodexho Marriott Services, Inc.

   John B. Morse, Jr. Mr. Morse has been a director of Crestline since December 29, 1998. Mr. Morse has held the position of Vice President, Finance, and Chief Financial Officer of The Washington Post Company since 1989. Mr. Morse also currently serves as President of Washington Post Telecommunications, Inc. and Washington Post Productions, Inc., subsidiaries of The Washington Post Company.

   Christopher J. Nassetta. Mr. Nassetta has been a director of Crestline since September 17, 1998. Mr. Nassetta joined Host Marriott in October 1995 as Executive Vice President and was elected Chief Operating

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

Officer of Host Marriott in 1997. Prior to joining Host Marriott, Mr. Nassetta served as President of Bailey Realty Corporation from 1991 until 1995. Mr. Nassetta also currently serves on the board of directors of each of Prime Group Realty Trust and American Skiing Company.

   Michael A. Wildish. Mr. Wildish has been a director of Crestline since December 29, 1998. Mr. Wildish has been a Managing Director in the investment firm of Donaldson, Lufkin & Jenrette since 1997. Prior to joining Donaldson, Lufkin & Jenrette, Mr. Wildish worked in the investment firm of Lazard Freres & Co. LLC, where he served as a General Partner from 1996 to 1997 and Vice President from 1992 to 1995.

The Board of Directors and committees

   The Board of Directors is divided into three classes, each consisting of approximately one-third of the total number of directors. There are currently eight directors. Class I directors, consisting of Bruce D. Wardinski, John W. Marriott III and Louise M. Cromwell, will hold office until the 1999 annual meeting of stockholders; Class II directors, consisting of Adam M. Aron, Christopher J. Nassetta and Michael A. Wildish, will hold office until the 2000 annual meeting of stockholders; and Class III directors, consisting of Kelvin
L. Davis and John B. Morse, will hold office until the 2001 annual meeting of stockholders.

   The Board of Directors has the following committees:

   Executive Committee. The Executive Committee possesses and may exercise all of the authority and powers of the Board of Directors in the management of our business and affairs, except those reserved to the Board of Directors by the Maryland General Corporation Law, our bylaws or the Executive Committee charter. The Executive Committee consists of four members: Messrs. Davis, Marriott, Nassetta and Wardinski. Mr. Wardinski is Chairman of the Executive Committee.

   Audit Committee. The Audit Committee recommends to the Board of Directors appointment of independent auditors; approves the scope of audits and other services to be performed by the independent and internal auditors; considers whether the performance of any professional service by the auditors other than services provided in connection with the audit function could impair the independence of the outside auditors; and reviews the results of internal and external audits, the accounting principles applied in financial reporting and financing and operational controls. The Audit Committee consists of three members: Messrs. Davis and Morse and Ms. Cromwell. Mr. Morse is the Chairman of the Audit Committee.

   Compensation Policy Committee. The Compensation Policy Committee's functions include recommendations on policies and procedures relating to senior officers' compensation and various stock plans, and approval of individual salary adjustments and stock awards in those areas. The Compensation Policy Committee consists of three members: Messrs. Aron, Morse and Wildish. Mr. Wildish is the Chairman of the Compensation Policy Committee.

   Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee considers candidates for election as directors and is responsible for keeping abreast of, and making recommendations with regard to, corporate governance. In addition, the Nominating and Corporate Governance Committee advises the Board of Directors on a range of matters affecting the Board of Directors and its committees, including qualification of director candidates, compensation of directors, selection of committee chairs, committee assignments and related matters. The Nominating and Corporate Governance Committee consists of three members: Messrs. Aron and Wildish and Ms. Cromwell. Ms. Cromwell is the Chairperson of the Nominating and Corporate Governance Committee.

Compensation of directors

   Directors who are also officers of Crestline will receive no additional compensation for their services as directors. Directors who are not officers of Crestline and who are elected by the holders of common stock will receive an annual retainer fee of $15,000 and 2,000 shares of common stock, as well as an attendance fee of

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

$1,250 for each stockholders' meeting, meeting of the Board of Directors and meeting of a committee of the Board of Directors, regardless of the number of meetings held on a given day. The chair of each committee of the Board of Directors will receive an additional annual retainer fee of $1,000. Any individual director receiving these fees may elect to defer payment of all such fees or any portion thereof pursuant to our Executive Deferred Compensation Plan and/or our Non-Employee Directors' Deferred Stock Compensation Plan. The Non-Employee Directors' Deferred Stock Compensation Plan provides for each non-employee director to elect to receive the annual director stock grant of 2,000 shares of common stock paid in lump sum immediately or in annual installments beginning at such time as such individual is no longer a member of the Board of Directors. This annual director stock grant of 2,000 will be effective following each annual meeting of stockholders commencing with the 1999 Annual Meeting. Additionally, under the Non-Employee Directors' Deferred Stock Compensation Plan, each director who was not an officer of Crestline received a one-time immediately distributable grant of 2,500 shares of common stock effective as of January 21, 1999. Directors are also reimbursed for travel expenses and other out-of-pocket costs incurred while attending meetings or visiting our hotel properties or senior living communities.

   We established the Non-Employee Directors' Deferred Stock Compensation Plan for purposes of attracting and retaining qualified non-employee directors. We have reserved 70,000 shares of common stock for issuance under the plan. Under the terms of the plan, as amended, a non-employee director may elect to defer payment of all or a portion of his or her other director's fees from us until such individual is no longer a member of the Board of Directors.

Executive compensation

   On January 21, 1999, the Compensation Policy Committee approved the compensation for our directors and executive officers. As a result of these actions, annual base salaries for certain executive officers are as follows:
Mr. Wardinski--$530,000; Mr. Francis--$330,000; Mr. Fairbanks--$200,000; Mr.
Stemerman--$200,000; Ms. Colden--$160,000; and Mr. Harvey--$160,000. These
executive officers are also eligible to receive bonuses under our performance-based annual incentive bonus program of up to $556,500; $297,000; $150,000; $150,000; $96,000 and $96,000, respectively. Each of these executive officers received restricted stock awards that vest over a five-year period under our 1998 Comprehensive Stock Incentive Plan of 120,000 shares; 60,000 shares; 30,000 shares; 30,000 shares; 25,000 shares and 25,000 shares, respectively. Each of these executive officers received stock option awards to purchase shares of common stock, that vest over three years and have an exercise price of $9.91 per share, in the amount of 500,000 shares; 250,000 shares; 125,000 shares; 125,000 shares; 75,000 shares and 75,000 shares, respectively. In addition, Messrs. Francis, Fairbanks and Stemerman, Ms. Colden and Mr. Harvey also received special awards, relating to their work in connection with the spin-off of and services to us, of stock options to purchase shares of common stock, that vest over three years and have an exercise price of $9.91 per share, in the amount of 22,736 shares; 1,570 shares; 21,684 shares; 2,137 shares; and 7,381 shares, respectively. In addition, Mr. Wardinski and Mr. Francis received stock options to purchase shares of common stock, that vest over three years and have an exercise price of $14.86 per share, in the amount of 250,000 shares and 125,000 shares, respectively.

Limitation on liability and indemnification matters

   Limitation of liability and indemnification. Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services, (2) acts committed in bad faith or active and deliberate dishonesty established by a final judgment as being material to the cause of action, or (3) in the case of any criminal proceeding, acts or omissions that the person had reasonable cause to believe were unlawful. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

   In accordance with the Maryland General Corporation Law ("MGCL"), our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable

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

expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of Crestline and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceedings to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceedings and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In accordance with the MGCL, our bylaws require it, as a condition to advancing expenses, to obtain (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us as authorized by our bylaws and (2) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

   Under the registration rights agreement, we have agreed to indemnify the selling stockholders and a limited number of others including any underwriters, and controlling persons of the selling stockholders or underwriters and their respective directors, officers, partners, employees, and affiliates. We will indemnify these persons against any losses in connection with a claim that arises out of or is based upon any untrue statement or omission or alleged untrue statement or omission of a material fact contained in this prospectus or the registration statement filed with the Securities and Exchange Commission in connection with this offer, but only to the extent such person furnished the untrue statement or omitted the material facts and we relied upon the person for the information. However, we are not obligated to indemnify a person who furnished the untrue statement assuming we relied upon the person for the information.

   Under the registration rights agreement, the selling stockholders have agreed to indemnify us, any underwriter, any person that controls us or any underwriter and our respective directors, officers, partners, employees, and affiliates. They will indemnify us against any losses in connection with a claim that arises out of or is based upon any untrue statement or omission or alleged untrue statement or omission of a material fact contained in this prospectus or the registration statement filed with the Securities and Exchange Commission in connection with this offer, but only to the extent we furnished the untrue statement or omitted the material facts. The liability of each selling stockholder is limited to the amount of the total proceeds that each such stockholder received in connection with this offer.

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

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth the number of shares of common stock beneficially owned by (1) each person serving as one of our executive officers or directors, (2) all directors, director nominees and executive officers as a group and (3) persons or entities owning 5% or more of the outstanding shares of common stock, as of March 1, 1999.

Name and Address of Beneficial Owner(1)                Number of       Percent of
---------------------------------------                 Shares         Shares(2)
                                                       ---------       ----------
Directors:
  Bruce D. Wardinski..................................   161,295(3)(4)       *
  Adam M. Aron........................................     2,501             *
  Louise M. Cromwell..................................     4,600             *
  Kelvin L. Davis.....................................     7,501             *
  John W. Marriott III................................   332,276(5)        1.5
  John B. Morse, Jr...................................     2,501             *
  Christopher J. Nassetta.............................    38,120             *
  Michael A. Wildish..................................     4,001             *
Executive Officers:
  James L. Francis....................................    74,450(3)(4)       *
  Steven J. Fairbanks.................................    32,287(3)(4)       *
  Bruce F. Stemerman..................................    63,050(3)(4)       *
  Tracy M.J. Colden...................................    26,402(3)(4)       *
  Larry K. Harvey.....................................    30,553(3)(4)       *
All Directors and Executive Officers as a Group
 (13 persons).........................................   779,537           3.5
Other 5% Beneficial Owners:
  J.W. Marriott, Jr................................... 1,246,860(6)        5.6
  Blackstone Entities................................. 1,362,236(7)        6.1
  Southeastern Asset Management, Inc.................. 4,024,920(8)       18.0

--------
*Less than 1%
(1) Unless otherwise indicated, the address of each beneficial owner is 10400 Fernwood Road, Bethesda, Maryland 20817.
(2) For purposes of computing the percentage of outstanding shares held by each person, all shares of common stock that such person has the right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the ownership percentage of any other person.
(3) As of March 1, 1999, there were 22,313,667 shares of common stock outstanding. For purposes of this table, a person is deemed to have "beneficial ownership" of the number of shares of common stock that such person would have had the right to acquire within 60 days of March 1, 1999 upon exercise of options to purchase shares of common stock granted pursuant to our 1998 Comprehensive Stock Incentive Plan. The following number of shares can be acquired by the named persons through the exercise of stock options exercisable within 60 days of March 1, 1999: Mr. Wardinski, 23,547; Mr. Francis, 11,337; Mr. Fairbanks, 1,244; Mr. Stemerman 31,165; Ms. Colden, 1,232; and Mr. Harvey, 5,336.
(4) Includes shares of restricted stock issued pursuant to our 1998 Comprehensive Stock Incentive Plan to Messrs. Wardinski, Francis, Fairbanks and Stemerman, Ms. Colden and Mr. Harvey in the amounts of 120,000 shares; 60,000 shares; 30,000 shares; 30,000 shares; 25,000 shares; and 25,000 shares, respectively.
(5) Includes 1,440 shares held by Mr. Marriott as trustee for three trusts for the benefit of his children; 1,914 shares owned by three trusts for the benefit of his children in which his wife serves as co-trustee; 315 shares owned by his wife; 36,542 shares owned by two trusts for Mr. Marriott's benefit in which his father, J.W. Marriott, Jr., is a trustee; and 270,759 shares held by JWM Family Enterprises LP of which Mr. Marriott is President and CEO of the corporate general partner.

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

(6) J.W. Marriott, Jr. and Richard E. Marriott have reported and filed jointly a Schedule 13G under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission in relation to us. Includes: (1) 488,130 shares for which J.W. Marriott, Jr., has the sole powers to vote, or to direct the vote, and to dispose, or direct the disposition of; and (2) 758,730 shares for which J.W. Marriott, Jr. shares the powers to vote, or to direct the vote, and to dispose, or direct the disposition of (including 402,677 shares also beneficially owned by Richard
    E. Marriott). Does not include (a) shares held by the adult children of J.W. Marriott, Jr. as trustees for trusts established for grandchildren of J.W. Marriott, Jr. and Richard E. Marriott; (b) shares owned directly or indirectly by certain members of the Marriott family; or (c) shares held by a charitable trust of which his mother is trustee and he and Richard E. Marriott are remaindermen; J.W. Marriott, Jr. disclaims beneficial ownership of all such shares.
(7) Represents shares of common stock held by Blackstone Real Estate Partners II L.P., a Delaware limited partnership ("BRE II"); Blackstone Real Estate Holdings II L.P., a Delaware limited partnership ("BREH II"); Blackstone Real Estate Partners II.TE.1 L.P., a Delaware limited partnership ("BRE II TE 1"); Blackstone Real Estate Partners II.TE.2 L.P., a Delaware limited partnership ("BRE II TE 2"); Blackstone Real Estate Partners II.TE.3 L.P., a Delaware limited partnership ("BRE II TE 3"); Blackstone Real Estate Partners II.TE.4 L.P., a Delaware limited partnership ("BRE II TE 4"); Blackstone Real Estate Partners II.TE.5 L.P., a Delaware limited partnership ("BRE II TE 5"); Blackstone Real Estate Partners I L.P., a Delaware limited partnership ("BRE I"); Blackstone Real Estate Partners Two L.P., a Delaware limited partnership ("BRE Two"); Blackstone Real Estate Partners Three L.P., a Delaware limited partnership ("BRE Three"); Blackstone Real Estate Partners IV L.P., a Delaware limited partnership ("BRE IV"); Blackstone RE Capital Partners L.P., a Delaware limited partnership ("BRECP"); Blackstone RE Capital Partners II L.P., a Delaware limited partnership ("BRECP II"); Blackstone RE Offshore Capital Partners L.P., a Delaware limited partnership ("BOC"); Blackstone Real Estate Holdings L.P., a Delaware limited partnership ("BREH"); CR/RE L.L.C., a Delaware limited liability company ("CRRE"); BRE Logan Hotel Inc., a Delaware corporation ("Logan"); BRE/Cambridge L.L.C., a Delaware limited liability company ("Cambridge"). Such shares may be deemed to be beneficially held by the general partner of BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, and BOC, Blackstone Real Estate Associates L.P., a Delaware Limited partnership ("BREA"); the general partner of BRE II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, and BRE II TE 5, Blackstone Real Estate Associates II L.P., a Delaware Limited partnership ("BREA II"); the general partner of BREH II and BREA II, Blackstone Real Estate Management Associates II L.P., a Delaware limited partnership ("BREMA II"); the general partner of BREH and BREA, BREA L.L.C., a Delaware limited liability company ("BREA LLC"); the general partner of BREMA II, BREA II L.L.C., a Delaware limited liability company ("BREA II LLC"); Peter G. Peterson ("Peterson") and Stephen A. Schwarzman ("Schwarzman"), who are the founding members of BREA LLC and BREA II LLC; John Ceriale, a member with sole beneficial ownership of CRRE; and John G. Schreiber, a limited partner in BREA and BREA II (collectively all such persons and entities, the "Blackstone Entities"). The Blackstone Entities may be deemed to beneficially own in the aggregate 1,362,236 shares of common stock. The principal business address for each of the non-individual Blackstone Entities and Messrs. Peterson, Schwarzman and Ceriale is 345 Park Avenue, 31st Floor, New York, New York 10154. The principal business address for Mr. Schreiber is Schreiber Investments, 1115 East Illinois Road, Lake Forest, Illinois 60045. The Blackstone Entities have reported information regarding their ownership of common stock in a Schedule 13G under the Exchange Act filed with the Commission.
(8) Represents shares of common stock that are held by Southeastern Asset Management, Inc. ("SAM"). SAM reported in a Schedule 13G under the Exchange Act, filed with the Commission, sole dispositive power over 2,395,620 shares of common stock, shared dispositive power over 1,623,400 shares of common stock and 5,900 shares held with no dispositive power. Of these shares, SAM has reported sole voting power over 1,987,660 shares, shared voting power over 1,623,400 and no power to vote 413,860 shares. The principal business address of SAM is 6410 Poplar Avenue, Suite 900, Memphis, Tennessee 38119.

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

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Relationship with Host Marriott. As previously noted, various of our subsidiaries have entered into leases for 120 full-service hotels owned by Host Marriott subsidiaries and subleases for 71 limited-service hotels leased by Host Marriott subsidiaries. Host Marriott and we are parties to a noncompetition agreement pursuant to which we have agreed not to engage in certain businesses including, generally, owning or acquiring any full-service hotels not leased from Host Marriott until the earlier of December 31, 2008 or the date when we no longer lease at least 25% of the original hotels leased from Host Marriott at the time of our spin-off from Host Marriott.

   In addition to entering into the hotel leases and subleases and the noncompetition agreement, for purposes of governing certain ongoing relationships between Host Marriott and us after the spin-off distribution and to provide for an orderly transition, Host Marriott and we have entered into:
(1) a distribution agreement, providing for, among other things, the spin-off distribution, the division between Host Marriott and us of certain assets and liabilities and certain other agreements governing the relationship between Host Marriott and us following the spin-off distribution; (2) a tax sharing agreement, pursuant to which we have agreed with Host Marriott to allocate tax liabilities related to periods prior to the date of the spin-off distribution;
(3) an employee benefits and other employment matters allocation agreement, providing for certain compensation, benefit and labor matters; (4) asset management agreements, pursuant to which we provide to Host Marriott and a non-controlled subsidiary of Host Marriott asset management services related to their rights and responsibilities as owner of the hotels pursuant to which we will be paid an aggregate annual fee of $4.5 million per year; (5) guaranty agreements, pursuant to which we have guaranteed certain lease obligations of our subsidiaries under the hotel leases with Host Marriott; (6) pooling agreements, pursuant to which all leased full service hotels are separated into four identified "pools" of hotels for purposes of calculating the amount of each of the guaranties; and (7) a corporate transitional services agreement, pursuant to which Host Marriott and we provide certain limited administrative services to each other for a fee. The terms of the foregoing agreements were negotiated by us with Host Marriott, but because we were a wholly owned subsidiary of Host Marriott at that time, such negotiation may not necessarily have been on an arms-length basis and, accordingly, may not necessarily reflect fair market terms.

   Mr. Christopher J. Nassetta, one of our directors, is also an Executive Vice President and the Chief Operating Officer of Host Marriott.

   Relationship with Marriott International. Under long-term management agreements, Marriott International or its subsidiaries currently serve as the manager for 98 of the 120 full-service hotels and all of the limited-service hotels currently owned, leased and subleased by our subsidiaries. For the hotels where it is the manager, Marriott International has a noneconomic membership interest with certain limited voting rights in our subsidiaries that are leased under the hotel leases. Ten of our remaining full-service hotels are managed under franchise agreements with Marriott International. In addition, Marriott International is the manager for all 31 of the senior living communities owned by us.

   As part of the foregoing relationships between Marriott International and us, our subsidiaries and we are either parties to or, in some instances, have been assigned and have assumed obligations under, many different agreements with Marriott International and its subsidiaries, including: (1) hotel management agreements and senior living community management agreements, providing for hotels leased, subleased or owned by our subsidiaries to be managed by subsidiaries of Marriott International; (2) franchise agreements with subsidiaries of Marriott International, which allow us or managers of certain hotels leased by us which are not managed by Marriott International to use the "Marriott" brand name, associated trademarks, reservation systems and other related items in connection with the operation of the hotels; (3) an indemnity agreement, providing generally for Host Marriott and us to indemnify Marriott International and Marriott International to indemnify Host Marriott and us against certain liabilities relating to our senior living communities including environmental liabilities; (4) a tax matters agreement, concerning certain tax matters relating to our senior living communities business, pursuant to which Host Marriott and we will indemnify Marriott International and Marriott International will indemnify Host Marriott and us from and against tax liabilities relating to the business of the senior living communities; (5) a noncompetition agreement, pursuant to which Host Marriott and we agree, with certain limited exceptions, not to enter into or acquire any business that competes with the hotel management business (i.e., managing, operating or franchising full-service and limited-service hotels) of Marriott International; and (6) a noncompetition agreement, pursuant to which Host Marriott and we agree not to compete with Marriott International in the business of managing or franchising senior living communities in the continental United States by (a) financing or engaging in the business of operating, managing or franchising senior living communities or (b) providing operational or managerial services with respect thereto. The terms of the noncompetition agreement listed in item (5) above were negotiated between Host Marriott and Marriott International when they were affiliates, such negotiations may not necessarily have been on an arms-length basis and, accordingly, may not necessarily reflect fair market terms.

   Mr. John W. Marriott III, one of our directors, is also a Senior Vice President of Marriott International's Mid-Atlantic Region. Mr. J.W. Marriott, Jr., who is deemed to beneficially own more than 5% of the outstanding common stock, is Chairman of the Board and Chief Executive Officer of Marriott International.

   Other Transactions and Relationships. Louise M. Cromwell, one of our directors, is Senior Counsel in the Real Estate Practice Group of the law firm of Shaw, Pittman, Potts & Trowbridge in Washington, D.C. Shaw, Pittman provides certain real estate-related and employee benefit-related legal services to us.

   Michael A. Wildish, one of our directors, is a Managing Director in the investment firm of Donaldson, Lufkin & Jenrette ("DLJ"). DLJ provides certain investment banking services to us.

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

                          DESCRIPTION OF CAPITAL STOCK

   The following summary describes the material terms of our capital stock. However, you should refer to the actual terms of the capital stock contained in our articles of incorporation and bylaws. Copies of the charter and bylaws are included as exhibits to the registration statement of which this prospectus is a part.

General

   Our authorized capital stock consists of 75,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. The Board of Directors is authorized, without a vote of stockholders, to classify or reclassify any unissued shares of capital stock and to establish the preferences and rights of any preferred or other class or series of stock to be issued. As of May 19, 1999, we had outstanding approximately 21,196,239 shares of common stock and no outstanding shares of preferred stock. All of the shares of common stock outstanding are validly issued, fully paid and non-assessable.

Common stock

   Subject to the provisions of our charter regarding restrictions on the transfer of shares of capital stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of shares of capital stock, the holders of common stock possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding common stock can elect all of the directors then standing for election.

   Subject to the preferential rights of any other classes or series of capital stock and to the provisions of our charter regarding restrictions on transfers of shares of capital stock, holders of common stock are entitled to receive distributions if, as and when authorized and declared by the Board of Directors, out of assets legally available for that purpose. They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities.

   Holders of shares of common stock have no preferences, conversion, sinking fund, redemption rights or preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding restrictions on transfer of shares of capital stock, shares of common stock have equal distribution, liquidation and other rights.

   Our charter authorizes the Board of Directors to reclassify any unissued shares of common stock into other classes or series of stock, including preferred stock, and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred stock

   Our charter authorizes the Board of Directors to issue 10,000,000 shares of preferred stock and to classify or reclassify any unissued preferred shares into one or more classes or series of stock, including common stock. Prior to issuance of shares of any class or series of stock other than common stock, the Board of Directors is required, under the MGCL, to set, subject to the provisions of our charter regarding the restriction on transfer of shares of capital stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, the Board of Directors could authorize the issuance of preferred stock or other stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of us that might involve a premium price for holders of shares of common stock or otherwise be in their best interest. As of the date hereof, no shares other than common stock are outstanding, but we may

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

issue preferred stock or other stock in the future. Although the Board of Directors has no intention at the present time of doing so (other than in connection with our Stockholders Rights Plan), it could authorize us to issue a class or series of shares that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of shares of common stock or otherwise be in their best interest.

Power to issue additional common stock and preferred stock

   We believe that the power of the Board of Directors to issue additional authorized but unissued shares of common stock or preferred stock and to classify or reclassify unissued common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock in one or more classes or series will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Certain anti-takeover provisions

   Our charter and the bylaws contain, among other things, certain provisions described below that may reduce the likelihood of a change in the Board of Directors or voting control of us without the consent of the Board of Directors. These provisions, together with certain provisions of Maryland law, could have the effect of discouraging, delaying or preventing tender offers or takeover attempts that some or a majority of the stockholders might consider to be in the stockholders' best interest, including offers or attempts that might result in a premium over the market price for the common stock.

   Classified board; board size fixed within a range. Our charter provides that the Board of Directors consist of eight members and that it may be increased or decreased in accordance with the bylaws. However, the total number of directors may not be fewer than three nor more than thirteen. Pursuant to our bylaws, the number of directors is fixed by the Board of Directors within the limits set forth in the charter. Further, our charter provides that the Board of Directors be divided into three classes of directors, with each class to consist as nearly as possible of an equal number of directors. At each annual meeting of stockholders, the class of directors to be elected at such meeting is elected for a three-year term, and the directors in the other two classes continue in office. Because stockholders have no right to cumulative voting for the election of directors, at each annual meeting of stockholders a majority of the outstanding common stock is able to elect all of the successors to the class of directors whose term expires at that meeting.

   Filling of Board Vacancies; Removal. Vacancies on the Board of Directors may be filled by the concurring vote of a majority of the remaining directors and, in the case of a vacancy resulting from the removal of a director by the stockholders, by the stockholders by a least two-thirds of all the votes entitled to be cast in the election of directors. Under Maryland law, directors may fill any vacancy only until the next annual meeting of stockholders. Our charter provides that, except for any directors who may be elected by holders of a class or series of stock other than the common stock, directors may be removed only for cause and only by the affirmative vote of stockholders holding at least two-thirds of all the votes entitled to be cast for the election of directors.

   Stockholder action by unanimous written consent. Pursuant to the MGCL and our bylaws, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of such holders, and may not be effected by any consent in writing by such holders, unless such consent is unanimous.

   Call of special meetings. Our charter provides that special meetings of the stockholders may be called by the President, the Board of Directors or any other person specified in our bylaws. Our charter further provides that the Secretary also is required to call a special meeting of the stockholders on the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting. Our bylaws contain similar provisions to our charter regarding the calling of special stockholder meetings. In addition, our bylaws provide that special stockholder meetings may be called by the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation in the manner (if any) specified in articles supplementary filed as part of our charter.

   Advance notice of director nominations and new business. Our bylaws provide that:

  (1) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only:

      (a) pursuant to the notice of meeting,

      (b) by the Board of Directors, or

    (c) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws; and

  (2) with respect to special meetings of the stockholders, only the business specified in the notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors may be made only:

    (x) pursuant to the notice of the meeting,

    (y) by the Board of Directors, or

    (z) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

   The advance notice provisions contained in the bylaws generally require nominations and new business proposals by stockholders to be delivered to the Secretary not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting. Notwithstanding the foregoing, to be timely for the 1999 annual meeting of stockholders, a stockholder's notice shall be delivered to the Secretary at our principal executive offices not later than the close of business on the 60th day prior to such meeting or the tenth day following the day on which public announcement is first made of the date of the 1999 annual meeting nor earlier than the close of business on the 90th day before the date of such annual meeting.

   Merger, consolidation, share exchange and transfer of assets. Pursuant to our charter, subject to the terms of any class or series of stock at the time outstanding, we may merge with or into another entity, may consolidate with one or more other entities, may participate in a share exchange or may transfer our assets within the meaning of the MGCL, but any such merger, consolidation, share exchange or transfer of assets must be approved (1) by the Board of Directors in the manner provided in the MGCL and (2) by the stockholders by the affirmative vote of two-thirds of all votes entitled to be cast thereon to the extent a stockholder vote is required under the MGCL to effect any such transaction. In general, such transactions by us must first be approved by a majority of the entire Board of Directors and thereafter approved by stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter (unless the charter provides for a greater or lesser stockholder vote but not less than a majority of the number of votes entitled to be cast on the matter). Under the MGCL, certain mergers may be accomplished without a vote of stockholders. For example, no stockholder vote is required for a merger of a subsidiary of a Maryland corporation into its parent, provided the parent owns at least 90% of the subsidiary. In addition, a merger need not be approved by stockholders of a Maryland successor corporation if the merger does not reclassify or change the outstanding shares or otherwise amend the charter, and the number of shares to be issued or delivered in the merger is not more than 20% of the number of its shares of the same class or series outstanding immediately before the merger becomes effective. A share exchange need be approved by a Maryland successor only by its Board of Directors.

   Under the MGCL, a "transfer of assets" is defined to mean any sale, lease, exchange or other transfer of all or substantially all of the assets of the corporation. However, the approval of stockholders is not required for (1) a transfer of assets by a corporation in the ordinary course of business actually conducted by it, (2) a mortgage, pledge or creation of any other security interest in any or all of the assets of the corporation, whether or not in the ordinary course of its business, (3) an exchange of shares of stock through voluntary action under any agreement with the stockholders, or (4) a transfer of assets to one or more persons if all the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Pursuant to the MGCL, our voluntary dissolution also would require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

   Amendments to our charter and bylaws. Under the MGCL, in order to amend the charter, the board of directors first must adopt a resolution setting forth the proposed amendment and declaring its advisability and direct that the proposed amendment be submitted to stockholders for their consideration either at an annual or special meeting of stockholders. Thereafter, the proposed amendment must be approved by stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, unless a greater or lesser proportion of votes (but not less than a majority of all votes entitled to be cast) is specified in the charter. The provisions contained in our charter relating to restrictions on transferability of shares of capital stock, the classified board and fixing the size of the board within the range set forth in the charter, as well as the provisions relating to removal of directors and the filling of board vacancies may be amended only by a resolution adopted by the Board of Directors and approved at an annual or special meeting of the stockholders by the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast on the matter. Other amendments to the charter generally may be effected by requisite action of the Board of Directors and approval by stockholders by the affirmative vote of not less than a majority of the votes entitled to be cast on the matter. As permitted under the MGCL, our bylaws provide that directors have the exclusive right to amend the bylaws. Amendment of this provision of the charter also would require board action and approval by stockholders by not less than two-thirds of all votes entitled to be cast on the matter.

   Maryland business combination law. Under the MGCL, unless an exemption is available, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any "Interested Stockholder" or an affiliate of the Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the Board of Directors and approved by the affirmative vote of at least (1) 80% of all the votes entitled to be cast by holders of the outstanding shares of voting stock and (2) two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by the Interested Stockholder who will (or whose affiliate will) be a party to the business combination or any affiliate or associate of the Interested Stockholder, voting together as a single voting group, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. A business combination that is approved by the board of directors of a Maryland corporation at any time before an Interested Stockholder first becomes an Interested Stockholder is not subject to the special voting requirements. The Board of Directors has not opted out of the business combination provisions of the MGCL. Consequently, the five-year prohibition and the super-majority vote requirements will apply to a business combination involving us and any Interested Stockholder (except as noted below); however, as permitted by the MGCL, the Board of Directors may elect to opt out of these provisions in the future.

   In connection with the distribution of common stock by Host Marriott to its stockholders, the Board of Directors adopted a resolution exempting from the operation of the "business combination" statute transactions involving Host Marriott, Marriott International, J.W. Marriott, Jr. and Richard E. Marriott; provided that any such transaction with Marriott International that is not in the ordinary course of business or with J.W. Marriott, Jr. or Richard E. Marriott must be approved by a majority of our directors present at a meeting at which a quorum is present, including a majority of the disinterested directors, in addition to any vote of stockholders required by other provisions of the MGCL.

   Maryland control share acquisition law. Under the MGCL, "control shares" acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisitions of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

   If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

   The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions exempted by the charter or bylaws of the corporation. The Board of Directors has not opted out of the control share provisions of the MGCL but, as permitted by the MGCL, may elect to opt out of these provisions in the future.

   Stockholder rights plan. The Board of Directors has adopted a stockholder rights plan pursuant to a rights agreement and declared a dividend of one preferred stock purchase right for each outstanding share of common stock. All common stock issued between the date of adoption of the rights agreement and the date rights certificates are distributed, or the date, if any, on which the rights are redeemed will have rights attached to them. The rights expire ten years after adoption of the rights agreement, unless earlier redeemed or exchanged. Each right, when exercisable, entitles the holder to purchase a fraction of a share of a series of junior preferred stock. Until a right is exercised, the holder thereof, as such, has no rights as a stockholder including, without limitation, the right to vote or to receive dividends.

   Under the rights agreement, the rights initially attached to all certificates representing shares of common stock then outstanding. The rights will separate from the common stock and a distribution of rights certificates will occur upon the earlier to occur of (1) ten days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of common stock or (2) ten business days (or such later date as the Board of Directors may determine) following the commencement of a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person of 20% or more of the outstanding shares of common stock. Until the rights distribution date, the rights are evidenced by the common stock certificates, and are transferred with, and only with, the common stock certificates.

   We expect that, if a person becomes the beneficial owner of 20% or more of the then outstanding common stock, each holder of a right would, after the end of a redemption period, have the right to exercise the right by

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

purchasing common stock or, in certain circumstances, cash, property or other of our securities, having a value equal to two times such amount. The foregoing, however, would not apply to an offer for all outstanding common stock which the directors by a two-thirds vote determine to be fair to and otherwise in our best interests and those of our stockholders.

   If at any time following the date an acquiring person acquires 20% or more of the outstanding shares of common stock, (1) we are acquired in a merger or other business combination transaction in which we are not the surviving corporation (other than a merger which follows an offer described in the preceding paragraph), or (2) 50% or more of our assets or earning power is sold or transferred, each holder of a right would have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the purchase price of the right, subject to the ownership limit.

   We expect that, in general, the Board of Directors may redeem the rights at a normal price per right at any time until ten days after an acquiring person has been identified as such. If the decision to redeem the rights occurs after a person becomes an acquiring person, the decision would require the concurrence of directors by a two-thirds vote.

   The rights will have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us. The rights, however, will not interfere with any merger or other business combination approved by the Board of Directors since the Board may, at its option, at any time prior to any person becoming an acquiring person, redeem all rights or amend the rights agreement to exempt the person from the rights agreement.

Restrictions on ownership and transfer

   For Host Marriott to qualify as a REIT under the Internal Revenue Code, Host Marriott cannot own, either directly or by attribution from one or more actual or constructive owners of 10% or more of Host Marriott, 10% or more of us or any other tenant of Host Marriott. In order to assist Host Marriott in meeting this requirement, we have adopted the "Ownership Limit", which provides that no person or persons acting as a group may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than (1) 9.8% of the lesser of the number or value of shares of the common stock outstanding or (2) 9.8% of the lesser of the number or value of the issued and outstanding preferred shares of any class or series of capital stock. The ownership attribution rules under the Code are complex and may cause common stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the common stock, or the acquisition or ownership of an interest in an entity that owns, actually or constructively, the common stock, by an individual or entity, could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding common stock and thus subject such common stock to the remedies' provisions under the Ownership Limit as described below. The Board of Directors may grant an exemption from the Ownership Limit with respect to a person if it determines that such ownership will not cause us or any one of our subsidiaries that is a tenant of Host Marriott to be considered a "related party tenant" for purposes of the REIT qualification rules, and Host Marriott consents thereto. As a condition of a waiver, the Board of Directors and Host Marriott may require undertakings or representations from the applicant with respect to such determination. A person who exceeds the Ownership Limit solely by reason of the receipt of shares of common stock in the spin-off distribution is excepted from the Ownership Limit to the extent that such person holds such shares. Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of capital stock that will or may violate the Ownership Limit is required to give notice immediately to Host Marriott and us and to provide Host Marriott and us with such other information as Host Marriott and we may request in order to determine the effect of such transfer on Host Marriott's status as a REIT.

   If any purported transfer of shares of capital stock or any other event would otherwise result in any person violating the Ownership Limit, then any such purported transfer will be void and of no force or effect with respect to the purported transferee as to that number of shares that exceeds the Ownership Limit (referred to as

"excess shares") and the prohibited transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the Ownership Limit shall cease to own any right or interest) in such excess shares. Any such excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the charter) prior to the date of such violating transfer. Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust (who shall be designated by us and be unaffiliated with Host Marriott or us and any prohibited transferee or prohibited owner) will be required to sell such excess shares to a person or entity who could own such shares without violating the Ownership Limit, and distribute to the prohibited transferee an amount equal to the lesser of the price paid by the prohibited transferee for such excess shares or the sales proceeds received by the trust for such excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such excess shares to a qualified person or entity and distribute to the prohibited owner an amount equal to the lesser of the fair market value of such excess shares as of the date of such event or the sales proceeds received by the trust for such excess shares. In either case, any proceeds in excess of the amount distributable to the prohibited transferee or prohibited owner, as applicable, will be distributed to the beneficiary. Prior to a sale of any such excess shares by the trust, the trustee will be entitled to receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such excess shares. Subject to Maryland law, effective as of the date that such shares are transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion and subject to applicable law) (1) to rescind as void any vote cast by a prohibited transferee prior to the discovery by us that such shares have been transferred to the trust and (2) to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary. However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the prohibited transferee or prohibited owner (prior to the discovery by us that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the beneficiary. The charter provides that if the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit, the transfer of the excess shares will be void. In addition, shares of capital stock held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market value at the time of such devise or gift) and (b) the market value of such shares on the date we, or our designee, accept such offer. We will have the right to accept such offer until the trustee has sold the shares held in the trust. Upon such a sale to us, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner.

   The Ownership Limit will not apply if (1) Host Marriott no longer qualifies as a REIT, (2) Host Marriott determines that it is no longer in the best interests of Host Marriott to attempt to qualify, or continue to qualify, as a REIT or (3) we determine, and Host Marriott concurs, that Host Marriott derives less than 1% of its gross income pursuant to the hotel leases. All certificates representing shares of capital stock shall bear a legend referring to the restrictions described above. These ownership limitations could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of common stock might receive a premium for their common stock over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

Transfer agent and registrar

   The transfer agent and the registrar for the common stock is The Bank of New York.

                            THE SELLING STOCKHOLDERS

   The following table provides information regarding the shares held and to be offered under this prospectus from time to time by each selling stockholder. Because the selling stockholders may sell all, some or none of their shares using this prospectus, we cannot estimate the number and percentage of shares that each selling stockholder will hold after any particular sale.

 Full legal name of the  Number of shares held of record  Number of shares to be offered
        selling            in the name of the selling    from time to time by the selling
      stockholder                  stockholder                     stockholder
 ----------------------  ------------------------------- --------------------------------
Blackstone Entities
  Blackstone Real Estate
   Partners II L.P. ....             418,308                         418,308
  Blackstone Real Estate
   Holdings II L.P. ....             117,580                         117,580
  Blackstone Real Estate
   Partners II.TE.1
   L.P. ................             351,988                         351,988
  Blackstone Real Estate
   Partners II.TE.2
   L.P. ................              15,218                          15,218
  Blackstone Real Estate
   Partners II.TE.3
   L.P. ................              72,367                          72,367
  Blackstone Real Estate
   Partners II.TE.4
   L.P. ................              14,722                          14,722
  Blackstone Real Estate
   Partners II.TE.5
   L.P. ................              30,966                          30,966
  Blackstone Real Estate
   Partners I L.P. .....             137,132                         137,132
  Blackstone Real Estate
   Partners Two L.P. ...               8,992                           8,992
  Blackstone Real Estate
   Partners Three
   L.P. ................              87,229                          87,229
  Blackstone Real Estate
   Partners IV L.P. ....               2,743                           2,743
  Blackstone RE Capital
   Partners L.P. .......              14,300                          14,300
  Blackstone RE Capital
   Partners II L.P. ....               1,570                           1,570
  Blackstone RE Offshore
   Capital Partners
   L.P. ................               2,760                           2,760
  Blackstone Real Estate
   Holdings L.P. .......              75,374                          75,374
  CR/RE L.L.C. .........               1,949                           1,949
  BRE Logan Hotel
   Inc. ................                 851                             851
  BRE/Cambridge
   L.L.C. ..............               8,187                           8,187
Merrill Lynch, Pierce,
 Fenner & Smith
 Incorporated...........              13,974                          13,974
Merrill Lynch Mortgage
 Capital Inc. ..........              15,071                          15,071
White Oak Land
 Corporation............               7,713                           7,713
David B. Rubinstein.....               1,008                           1,008

   The selling stockholders listed above under the heading "Blackstone Entities" are affiliated entities and therefore, shares held by one entity may also be deemed to be beneficially owned by certain related entities or persons. A list of all of these entities, together with abbreviations for their names, is provided in note 7 to the "Principal Stockholders" table on page 75.

  . BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC, BREH, BRE II, BREH II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5, Logan, CRRE and Cambridge are record holders, in the aggregate, of 1,362,236 shares of common stock.

  . BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC and BREH are members of Cambridge, and thus such entities may be deemed to beneficially own the shares of common stock beneficially owned by Cambridge.

  . BREA is the general partner of BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II and BOC, and BREA has the power to vote or direct the vote and to dispose or direct the disposition of the shares of common stock owned by those entities, in each case to the extent that BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II and BOC have that power. Therefore, BREA may be deemed to beneficially own the shares of common stock beneficially owned by those entities.

  . BREA II is the general partner of BRE II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4 and BRE II TE 5, and BREA II has the power to vote or direct the vote and to dispose or direct the disposition of the shares of common stock owned by those entities, in each case to the extent that BRE II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4 and BRE II TE 5 have that power. Therefore, BREA II may be deemed to beneficially own the shares of common stock beneficially owned by those entities.

  . Any disposition of an investment, directly or indirectly, by entities to which either BREA or BREA II serves as general partner requires the approval of John G. Schreiber, who is a limited partner in BREA and BREA
     II. Because Mr. Schreiber has the shared power to dispose or direct the disposition of the common stock that may be deemed to be beneficially owned by BREA and BREA II, in each case to the extent that BREA and BREA II have that power, Mr. Schreiber may be deemed to beneficially own the shares of Common Stock beneficially owned by BREA and BREA II.

  . BREMA II is the general partner of BREA II and BREH II, and BREMA II has the power to vote or direct the vote and to dispose or direct the disposition of the common stock that may be deemed to be beneficially owned by BREA II and BREA II, in each case to the extent that BREA II and BREH II have that power. Therefore, BREMA II may be deemed to beneficially own the shares of common stock beneficially owned by those entities.

  . BREA LLC is the general partner of BREA and BREH, and BREA LLC has the power to vote or direct the vote and to dispose or direct the disposition of the common stock that may be deemed to be beneficially owned by BREA and BREH, in each case to the extent that BREA and BREH have that power. Therefore, BREA LLC may be deemed to beneficially own the shares of common stock beneficially owned by those entities.

  . BREA II LLC is the general partner of BREMA II, and BREA II LLC has the power to vote or direct the vote and to dispose or direct the disposition of the common stock that may be deemed to be beneficially owned by BREA II and BREH II, in each case to the extent that BREMA II has that power. Therefore, BREA II LLC may be deemed to beneficially own the shares of common stock beneficially owned by those entities.

  . Peter G. Peterson and Stephen A. Schwarzman, who are the founding members of BREA LLC and BREA II LLC, are able to control BREA LLC, BREA II LLC and Logan. Messrs. Peterson and Schwarzman have the shared power to vote or to direct the vote and to dispose or direct the disposition of the shares of common stock that may be deemed to be beneficially owned by BREA LLC, BREA II LLC and Logan, in each case to the extent that BREA LLC, BREA II LLC and Logan have that power. Therefore, each of Messrs. Peterson and Schwarzman may be deemed to beneficially own the shares of common stock beneficially owned by those entities.

  . John Ceriale is a member with the sole beneficial ownership of CRRE, and therefore, Mr. Ceriale may be deemed to beneficially own the shares of common stock beneficially owned by that entity.

Registration rights agreement

   Pursuant to a registration rights agreement, we have granted the selling stockholders registration rights with respect to the shares of the common stock to which this prospectus relates. Under the registration rights agreement, the selling stockholders may only offer for sale (1) up to 50% of such shares beginning July 1, 1999, (2) an additional 25% of the shares beginning October 1, 1999 and (3) the remaining 25% of the shares beginning January 1, 2000. In addition, we have granted certain piggyback registration rights to the initial selling stockholders allowing them to participate in registered offerings by us or other stockholders. We will bear expenses incident to our registration requirements under the registration rights agreement, except that such expenses shall not include any underwriting discounts or commissions or transfer taxes, if any, relating to such shares.

   Under the registration rights agreement, we have agreed to indemnify the selling stockholders and a limited number of others including any underwriters, and controlling persons of the selling stockholders or underwriters and their respective directors, officers, partners, employees, and affiliates. We will indemnify these persons against any losses in connection with a claim that arises out of or is based upon any untrue statement or omission or alleged untrue statement or omission of a material fact contained in this prospectus or the registration statement filed with the Securities and Exchange Commission in connection with this offer, but only to the extent such person furnished the untrue statement or omitted the material facts and we relied upon the person for the information. However, we are not obligated to indemnify a person who furnished the untrue statement, assuming we relied upon the person for the information.

   Under the registration rights agreement, the selling stockholders have agreed to indemnify us, any underwriter, any person that controls us or any underwriter and our respective directors, officers, partners, employees, and affiliates. They will indemnify us against any losses in connection with a claim that arises out of or is based upon any untrue statement or omission or alleged untrue statement or omission of a material fact contained in this prospectus or the registration statement filed with the Securities and Exchange Commission in connection with this offer, but only to the extent they furnished the untrue statement or omitted the material facts. The liability of a selling stockholder is limited to the amount of the total proceeds that the stockholder received in connection with this offer.

                              PLAN OF DISTRIBUTION

   We are registering the shares on behalf of the selling stockholders. When we use the term "selling stockholders" in this prospectus, it includes donees, pledgees and other transferees who are selling shares received after the date of this prospectus from a selling stockholder whose name appears in "The Selling Stockholders".

   Selling stockholders may sell shares from time to time in a number of ways, including:

  . in block transactions;

  . on the New York Stock Exchange or other national securities exchange on which the shares are traded;

  . in the over-the-counter market;

  . in negotiated transactions;

  . in underwritten transactions pursuant to the terms of the registration rights agreement;

  . through put or call option transactions relating to the shares;

  . through short sales of shares; or

  . through a combination of these methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices.

   The selling stockholders may sell shares in any manner permitted by law, including by selling shares directly to purchasers or to or through underwriters and broker-dealers, which may act as agents or principals. These underwriters and broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such underwriters and broker-dealers may act as agents or to whom they sell as principal, or both. The compensation paid to a particular underwriter or broker-dealer might be in excess of customary commissions.

   The selling stockholders and any underwriters or broker-dealers who act in connection with the sale of shares may be deemed to be "underwriters' within the meaning of Section 2(a)(11) of the Securities Act of 1933. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market.

   Selling stockholders also may resell all or portion of the shares in open markets transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

   If we are notified by a selling stockholder that any material arrangement has been entered into with (1) a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer or (2) an underwriter in connection with an underwritten offering of shares on the selling stockholders behalf, we will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act. The prospectus supplement will disclose:

  . the names of the selling stockholder and the participating underwriter(s) or broker-dealer(s);

  . the number of shares involved;

  . the price at which the shares were or are to be sold;

  . the commissions paid or discounts or concessions allowed to the underwriter(s) or broker-dealer(s), where applicable; and

  . other facts material to the transaction.

   We will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

   We have agreed to indemnify the selling stockholders and any other person who sells shares using this prospectus, and any other officer, director or agent of such a person, against certain civil liabilities, including liabilities under the Securities Act. Under the terms of the registration rights agreement, certain initial selling stockholders have agreed to indemnify us against certain liabilities, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

   The validity of the common stock being offered hereby will be passed upon for Crestline by Tracy M.J. Colden, Senior Vice President, General Counsel and Corporate Secretary of Crestline.

                                    EXPERTS

   The financial statements and schedule of Crestline Capital Corporation as of January 1, 1999 and January 2, 1998, for the fiscal year ended January 1, 1999 and for the period from June 21, 1997 (inception) through January 2, 1998, the financial statements of Marriott Residence Inn USA Limited Partnership as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 and the financial statements of Forum Group, Inc. and Subsidiaries, as partitioned for sale to Host Marriott Corporation, as of January 3, 1997 and for the twenty-four week period ended June 20, 1997 and the forty-week period ended January 3, 1997 included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act of 1934 and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.

   We have also filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the SEC. For further information about us and the shares offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules filed with the registration statement. You may obtain copies of the registration statement (of which this prospectus is a part), together with such exhibits and schedules, upon payment of the fee prescribed by the SEC, or you may examine these documents without charge at the office of the SEC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Crestline Capital Corporation and Subsidiaries
Report of Independent Public Accountants.................................  F-2
Consolidated Balance Sheets as of January 1, 1999 and January 2, 1998....  F-3
Consolidated Statements of Operations for the Fiscal Year Ended January
 1, 1999 and the Period from June 21, 1997 (inception) through January 2,
 1998....................................................................  F-4
Consolidated Statements of Shareholders' Equity for the Fiscal Year Ended
 January 1, 1999 and the Period from June 21, 1997 (inception) through
 January 2, 1998.........................................................  F-5
Consolidated Statements of Cash Flows for the Fiscal Year Ended January
 1, 1999 and the Period from June 21, 1997 (inception) through January 2,
 1998....................................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7
Condensed Consolidated Balance Sheet as of March 26, 1999 (unaudited)....  F-24
Condensed Consolidated Statements of Operations for the Twelve Weeks
 Ended March 26, 1999 and March 27, 1998 (unaudited).....................  F-25
Condensed Consolidated Statements of Cash Flows for the Twelve Weeks
 Ended March 26, 1999 and March 27, 1998 (unaudited).....................  F-26
Notes to Condensed Consolidated Financial Statements.....................  F-27

Forum Group, Inc. and Subsidiaries, as Partitioned for Sale to Host
 Marriott Corporation

Report of Independent Public Accountants.................................  F-30
Consolidated Balance Sheet as of January 3, 1997.........................  F-31
Consolidated Statements of Operations for the Twenty-four Week Period
 Ended June 20, 1997 and the Forty-week Period Ended January 3, 1997.....  F-32
Consolidated Statements of Cash Flows for the Twenty-four Week Period
 Ended June 20, 1997 and the Forty-week Period Ended January 3, 1997.....  F-33
Notes to Consolidated Financial Statements...............................  F-34

Marriott Residence Inn USA Limited Partnership

Report of Independent Public Accountants.................................  F-41
Balance Sheet as of December 31, 1998 and 1997...........................  F-42
Statements of Operations for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-43
Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-44
Statements of Changes in Partners' Capital...............................  F-45
Notes to Financial Statements............................................  F-46
Condensed Balance Sheet as of March 31, 1999 (unaudited).................  F-53
Condensed Statements of Operations for the Three Months Ended March 31,
 1999 and 1998 (unaudited)...............................................  F-54
Condensed Statements of Cash Flows for the Three Months Ended March 31,
 1999 and 1998 (unaudited)...............................................  F-55
Notes to Condensed Financial Statements (unaudited)......................  F-56

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Crestline Capital Corporation:

   We have audited the accompanying consolidated balance sheets of Crestline Capital Corporation and subsidiaries (a Delaware Corporation), as of January 1, 1999 and January 2, 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for the fiscal year ended January 1, 1999 and for the period from June 21, 1997 (inception) through January 2, 1998. These consolidated financial statements and the schedule referred to below are the responsibility of Crestline Capital Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crestline Capital Corporation and its subsidiaries as of January 1, 1999 and January 2, 1998 and the results of their operations and their cash flows for the fiscal year ended January 1, 1999 and the period from June 21, 1997 (inception) through January 2, 1998, in conformity with generally accepted accounting principles.

   As discussed in Note 1 to the consolidated financial statements, Crestline Capital Corporation and subsidiaries have given retroactive effect to the change to include property-level revenues and operating expenses of its senior living communities in the consolidated statement of operations.

   Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index at Item 14(a)(2) is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen LLP

Washington, D.C.
March 5, 1999

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      January 1, 1999 and January 2, 1998
                       (in thousands, except share data)

                                                                1998     1997
                                                              -------- --------
                           ASSETS
Property and equipment, net.................................. $655,745 $633,840
Hotel working capital........................................   95,114      --
Due from Marriott International, net.........................    8,884      --
Other assets.................................................   32,231   12,018
Cash and cash equivalents....................................   66,779   17,644
                                                              -------- --------
                                                              $858,753 $663,502
                                                              ======== ========

            LIABILITIES AND SHAREHOLDERS' EQUITY

Debt:
  Mortgage debt.............................................. $183,059 $213,469
  Other debt.................................................   30,017  136,465
                                                              -------- --------
                                                               213,076  349,934
  Hotel working capital notes payable to Host Marriott.......   95,114      --
                                                              -------- --------
    Total debt...............................................  308,190  349,934
Accounts payable and accrued expenses........................    6,438    5,038
Due to Marriott International, net...........................      --     3,172
Other liabilities............................................   23,518   17,438
Due to Host Marriott.........................................      --     2,151
Deferred income taxes........................................   61,353   58,705
                                                              -------- --------
    Total liabilities........................................  399,499  436,438
                                                              -------- --------
Shareholders' equity:
  Common stock, 75 million shares authorized, 21.9 million
   shares issued and outstanding, $.01 par value.............      219      --
  Additional paid-in capital.................................  452,762  226,706
  Retained earnings..........................................    6,273      358
                                                              -------- --------
    Total shareholders' equity...............................  459,254  227,064
                                                              -------- --------
                                                              $858,753 $663,502
                                                              ======== ========

                See Notes to Consolidated Financial Statements.

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     Fiscal Year Ended January 1, 1999 and
     for the period from June 21, 1997 (inception) through January 2, 1998
                     (in thousands, except per share data)

                                                                 Period from
                                                                June 21, 1997
                                                                 (inception)
                                                                   through
                                                       1998    January 2, 1998
                                                     --------  ---------------
REVENUES
  Routine........................................... $213,378      $98,531
  Ancillary.........................................   27,899       12,438
                                                     --------      -------
    Total revenues..................................  241,277      110,969
                                                     --------      -------
OPERATING COSTS AND EXPENSES
 Property-level operating costs and expenses
  Routine...........................................  138,099       63,814
  Ancillary.........................................   21,317       10,255
 Other operating costs and expenses
  Depreciation and amortization.....................   22,115       10,635
  Management fees paid to Marriott International....   13,973        6,481
  Property taxes and other..........................    8,554        3,813
                                                     --------      -------
    Total operating costs and expenses..............  204,058       94,998
                                                     --------      -------
OPERATING PROFIT BEFORE CORPORATE EXPENSES AND
 INTEREST...........................................   37,219       15,971
Corporate expenses..................................   (6,360)      (2,304)
Interest expense....................................  (22,861)     (13,396)
Interest income.....................................    2,028          336
                                                     --------      -------
INCOME BEFORE INCOME TAXES..........................   10,026          607
Provision for income taxes..........................   (4,111)        (249)
                                                     --------      -------
NET INCOME.......................................... $  5,915      $   358
                                                     ========      =======
BASIC EARNINGS PER COMMON SHARE..................... $    .27      $   .02
                                                     ========      =======
DILUTED EARNINGS PER COMMON SHARE................... $    .27      $   .02
                                                     ========      =======

                See Notes to Consolidated Financial Statements.

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                     Fiscal Year Ended January 1, 1999 and
     for the period from June 21, 1997 (inception) through January 2, 1998
                                 (in thousands)

                                                             Additional
                                                      Common  Paid-in   Retained
                                                      Stock   Capital   Earnings
                                                      ------ ---------- --------
Balance, June 21, 1997...............................  $--    $    --    $  --
  Capital contributions by Host Marriott.............   --     226,706      --
  Net income.........................................   --         --       358
                                                       ----   --------   ------
Balance, January 2, 1998.............................   --     226,706      358
  Capital contributions by Host Marriott.............   --     226,275      --
  Distribution of the Company........................   219       (219)     --
  Net income.........................................   --         --     5,915
                                                       ----   --------   ------
Balance, January 1, 1999.............................  $219   $452,762   $6,273
                                                       ====   ========   ======



                See Notes to Consolidated Financial Statements.

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     Fiscal Year Ended January 1, 1999 and
     for the period from June 21, 1997 (inception) through January 2, 1998
                                 (in thousands)

                                                             Period from
                                                      June 21, 1997 (inception)
                                              1998     through January 2, 1998
                                            --------  -------------------------
OPERATING ACTIVITIES
Net income................................  $  5,915          $    358
Adjustments to reconcile net income to
 cash from operations:
  Depreciation and amortization...........    22,115            10,635
  Amortization of debt premiums...........    (1,550)             (834)
  Income taxes............................     4,111               249
  Change in amounts due to Marriott
   International..........................   (10,934)           10,073
  Change in amounts due to Host Marriott..       --              2,151
  Other...................................       --               (997)
  Change in other operating accounts......     9,330             3,741
                                            --------          --------
Cash from operations......................    28,987            25,376
                                            --------          --------
INVESTING ACTIVITIES
 Acquisitions.............................   (11,926)              --
 Expansions...............................    (8,653)          (30,782)
 Capital expenditures.....................    (7,087)           (2,563)
 Increase in capital improvement reserve..    (2,432)              (67)
                                            --------          --------
Cash used in investing activities.........   (30,098)          (33,412)
                                            --------          --------
FINANCING ACTIVITIES
 Contribution of cash from Host Marriott..    52,250             7,319
 Repayments of debt.......................    (3,608)           (2,142)
 Issuances of debt........................     1,700            20,407
 Change in financing reserves.............       (96)               96
                                            --------          --------
Cash provided by financing activities.....    50,246            25,680
                                            --------          --------
Increase in cash and cash equivalents.....    49,135            17,644
Cash and cash equivalents, beginning of
 period...................................    17,644               --
                                            --------          --------
Cash and cash equivalents, end of period..  $ 66,779          $ 17,644
                                            ========          ========
SUPPLEMENTAL INFORMATION--NON-CASH
 ACTIVITY:
 Contributions from Host Marriott:
  Property and equipment..................  $ 20,959          $601,033
  Acquisition of minority interests paid
   by Host Marriott.......................    12,963               --
  Debt assumed............................       --           (331,669)
  Debt forgiveness........................   106,995               --
  Debt prepayment paid by Host Marriott...    26,405               --
  Other...................................     6,647            (1,641)
  Deferred income taxes...................       --            (58,435)
  Expansion costs paid by Host Marriott...        56            10,099
Notes issued in exchange for purchase of
 working capital..........................    95,114               --

                See Notes to Consolidated Financial Statements.

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

 Basis of Presentation

   On December 29, 1998 (the "Distribution Date"), Crestline Capital Corporation (the "Company," formerly known as HMC Senior Communities, Inc.) became a publicly traded company when Host Marriott Corporation ("Host Marriott") completed its plan of reorganizing its business operations by spinning-off the Company to the shareholders of Host Marriott (the "Distribution"), as part of a series of transactions pursuant to which Host Marriott elected to be considered a real estate investment trust ("REIT"), see
Note 2. On December 31, 1998, the Company entered into lease and sublease agreements to lease substantially all of Host Marriott's hotels with the existing management agreements of the leased and subleased hotels assigned to the Company. As of January 1, 1999, the Company leased or subleased 121 full-service and 71 limited-service hotels and owned 31 senior living communities (the "Communities").

   On June 21, 1997, Host Marriott acquired all of the outstanding stock of Forum Group Inc. ("Forum") from Marriott Senior Living Services, Inc. ("MSLS"), a subsidiary of Marriott International, Inc. ("Marriott International") for $190 million of cash and the assumption of $270 million of debt and concurrently contributed all of the assets, including 29 of the Communities, and liabilities of Forum to the Company. In connection with the acquisition, the Company assigned to Marriott International its interest as manager under long-term operating agreements (see Note 7). The acquisition of Forum was accounted for under the purchase method of accounting.

   Through the Distribution Date, the Company operated as a wholly owned subsidiary of Host Marriott utilizing Host Marriott's employees, insurance and administrative services since the Company had no employees. Periodically, certain operating expenses, capital expenditures and other cash requirements of the Company were paid by Host Marriott and charged directly or allocated to the Company. Certain general and administrative costs of Host Marriott were allocated to the Company using a variety of methods, principally including Host Marriott's specific identification of individual cost items and otherwise through allocations based upon estimated levels of effort devoted by its general and administrative departments to individual entities or relative measures of size of the entities based on assets. In the opinion of management, the methods for allocating corporate, general and administrative expenses and other direct costs are reasonable.

   The consolidated financial statements present the financial position, results of operations and cash flows of the Company for the fiscal year ended January 1, 1999 and for the period beginning on June 21, 1997 (the date Host Marriott acquired the stock of Forum) through January 2, 1998. Host Marriott's basis in the assets and liabilities of the Company has been carried over to these financial statements. All material intercompany transactions and balances between the Company and its subsidiaries have been eliminated.

 Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its subsidiaries and controlled affiliates. Investments in affiliates owned 20 percent or more and over which the Company has the ability to exercise significant influence, but does not control, are accounted for using the equity method. Investments in affiliates less than 20 percent owned by the Company, and for which the Company does not exercise significant influence, are accounted for using the cost method. To the extent the purchase price of investments in affiliates exceeds the net book value, the Company amortizes the difference over 40 years. All material intercompany transactions and balances have been eliminated.

 Fiscal Year

   The Company's fiscal year ends on the Friday nearest to December 31.

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES

 Revenues

   Revenues represent community operating revenues consisting of routine and ancillary revenues. Routine revenues consist of resident fees and health care service revenues, which are generated primarily from monthly charges for independent and assisted living apartments and special care center rooms and daily charges for healthcare beds, and are recognized monthly based on the terms of the residents' agreements. Advance payments received for services are deferred until the services are provided. Included in resident fees revenue is ancillary revenue, which is generated on a "fee for service" basis for supplemental items requested by residents and is recognized as the services are provided.

   A portion of revenues from health care services were attributable to patients whose bills are paid by Medicare or Medicaid under contractual arrangements. Reimbursements under these contractual arrangements are subject to retroactive adjustments based on agency reviews. Revenues from health care services are recorded net of estimated contractual allowances in the accompanying consolidated financial statements. Management believes that reserves recorded are adequate to cover any retroactive adjustments arising from such reviews.

   Revenues include amounts estimated by management to be reimbursable through Medicare, Medicaid and other third party payor agreements. Medicare and Medicaid represented 10% and 2%, respectively, of revenues for fiscal year 1998 and 11% and 3%, respectively, of revenues for the period from June 21, 1997 (inception) through January 2, 1998. Reimbursement arrangements are subject to audit and retroactive adjustment. Provisions are made for potential adjustments that may result. To the extent those provisions vary from settlements, revenues are charged or credited when the adjustments become final. In management's opinion, any adjustments related to current and prior years' operations will be immaterial to current and future financial statements. Audits under the reimbursement agreements have been completed through fiscal year 1996 and there were no material audit adjustments.

 Earnings per Common Share

   Basic earnings per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per common share is computed by dividing net income by the weighted average number of common stock outstanding plus other dilutive securities. The weighted average number of outstanding common shares is based on Host Marriott's weighted average number of outstanding common shares, adjusted for the one-for-ten distribution ratio (see Note 2).

   A reconciliation of the number of shares utilized for the calculation of diluted earnings per common share follows:

                                                            Period from
                                                     June 21, 1997 (inception)
                                               1998   through January 2, 1998
                                              ------ -------------------------
                                                       (in thousands)
   Weighted average number of common shares
    outstanding.............................. 21,626          21,536
   Assuming distribution of common shares
    granted under comprehensive stock plan,
    less shares assumed purchased at average
    market price.............................     30             --
                                              ------          ------
   Shares utilized for the calculation of
    diluted earnings per share............... 21,656          21,536
                                              ======          ======

 Cash and Cash Equivalents

   All highly liquid investments with a maturity of three months or less at date of purchase are considered cash equivalents. Cash and cash equivalents include $10,828,000 and $11,289,000 at January 1, 1999 and

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES

January 2, 1998, respectively, of cash related to certain consolidated partnerships, the use of which is restricted generally for partnership purposes to the extent it is not distributed to the partners.

 Property and Equipment

   Property and equipment is recorded at cost. Replacements and improvements that extend the useful life of property and equipment are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to 10 years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

   In cases where management is holding for sale a particular Community, the Company assesses impairment based on whether the estimated sales price less cost of disposal of each individual property to be sold is less than the net book value. A property is considered to be held for sale when a decision is made to dispose of the Community. Otherwise, impairment is assessed based on whether it is probable that undiscounted future cash flows from each Community will be less than its net book value. If a Community is impaired, its basis is adjusted to its fair value.

 Concentration of Credit Risk

   Financial instruments that potentially subject the Company to significant concentration of credit risk consist principally of cash and cash equivalents. The Company maintains cash and cash equivalents with various high credit-quality financial institutions and limits the amount of credit exposure with any institution.

 Senior Living Community Working Capital

   Pursuant to the terms of the Company's Operating Agreements (see Note 7), the Company is required to provide Marriott International with working capital and supplies to meet the operating needs of the Communities. Marriott International converts cash advanced by the Company into other forms of working capital consisting primarily of operating cash, inventories, resident deposits and trade receivables and payables which are maintained and controlled by Marriott International. Upon the termination of the Operating Agreements, Marriott International is required to convert working capital and supplies into cash and return it to the Company. As a result of these conditions, the individual components of working capital and supplies controlled by Marriott International are not reflected in the accompanying consolidated balance sheets.

 Hotel Working Capital

   Pursuant to the terms of the Hotel Management Agreements (see Note 6), the Company is required to provide the hotel manager with the working capital and supplies to meet the operating needs of the leased and subleased hotels. The hotel manager converts the cash advanced into other forms of working capital consisting primarily of operating cash, inventories, trade receivables and payables which are maintained and controlled by the hotel manager. Upon the commencement of a typical hotel lease or sublease, the Company typically purchases from the hotel owner the existing working capital controlled by the hotel manager evidenced by a note payable to the hotel owner. Upon the termination of the hotel lease or sublease, the Company is required to sell the existing working capital to the hotel owner at its current market value. To the extent the working capital delivered to the hotel owner is less than the value of the loan, the Company will pay the difference in cash. However, to the extent the working capital delivered to the hotel owner exceeds the value of the loan, the hotel owner will pay the Company the difference in cash. If the hotel management agreement is terminated, the hotel manager is required to convert working capital and supplies into cash and return it to the Company. As a result of these conditions, the individual components of working capital and supplies controlled by the hotel

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES manager are not reflected in the accompanying consolidated balance sheets. However, the total amount of working capital purchased from the hotel owner and advanced to the hotel manager and the corresponding working capital note payable to the owner is reflected on the accompanying consolidated balance sheets.

 Senior Living Community Deferred Revenue

   Monthly fees deferred for the non-refundable portion of the entry fees are recorded as deferred revenue and included in other liabilities in the accompanying consolidated balance sheets. These amounts are recognized as revenue as services are performed over the expected term of the residents' contracts.

 Use of Estimates in the Preparation of Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Reclassifications

   Certain reclassifications have been made to the prior year financial statements to conform with the current year presentation.

 New Statements of Financial Accounting Standards

   During 1998, the Company adopted Statements of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in financial statements. The objective of SFAS No. 130 is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity. For all periods presented, the Company had no items of other comprehensive income. Consequently, comprehensive income equals net income and the Company has no accumulated other comprehensive income for all periods presented.

   During 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The adoption of SFAS No. 131 did not have a material effect on the Company's consolidated financial statements for fiscal year 1998 and for the period from June 21, 1997 (inception) through January 2, 1998, since the Company had only one operating segment, the senior living ownership segment. For fiscal year 1999, the Company expects to have two operating segments, the senior living ownership and hotel leasing segments, and therefore will make the required disclosure of SFAS No. 131 in fiscal year 1999.

   During 1998, the Company adopted SFAS No. 132, "Employer's Disclosure About Pensions and Other Post-retirement Benefits." The adoption of SFAS No. 132 did not have a material effect on the Company's consolidated financial statements. The Company will adopt SFAS No. 133, "Accounting For Derivative Instruments and Hedging Activities" in 1999 and does not expect it to have a material effect on the Company's consolidated financial statements.

   On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2. EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements. The Company

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES determined that EITF 97-2 requires the Company to include property-level revenues and operating expenses of its leased and subleased hotels and owned senior living communities in its consolidated statements of operations. The Company adopted EITF 97-2 in the fourth quarter of 1998, with retroactive effect in prior periods to conform to the new presentation. The adoption of EITF 97-2 increased both revenues and operating costs and expenses for fiscal year 1998 and the period from June 21, 1997 (inception) through January 2, 1998 by $159.4 million and $74.1 million, respectively, and had no impact on operating profit or net income.

2. The Distribution

   On the Distribution Date, Host Marriott completed its plan of reorganizing its business by spinning-off the Company to the shareholders of Host Marriott as part of a series of transactions pursuant to which Host Marriott elected to be considered a REIT. As part of the Distribution, Host Marriott distributed
20.5 million, or 94%, of the outstanding shares of common stock of the Company to the Host Marriott shareholders. The remaining 1.4 million, or six percent, of the outstanding shares were used by Host Marriott as part of the consideration paid on December 30, 1998 for Host Marriott's acquisition of certain hotel properties from The Blackstone Group and a series of funds controlled by Blackstone Real Estate Partners (the "Blackstone Acquisition"). The shares were distributed on the basis of one share of the Company's common stock for every ten shares of Host Marriott common stock.

   On December 31, 1998, the Company and Host Marriott entered into agreements to lease 121 of the full-service hotels owned by Host Marriott and agreements to sublease 71 limited-service hotels leased by Host Marriott (see Note 5). In February 1999, Host Marriott sold one of the leased full-service hotels, and the Company and Host Marriott agreed to terminate the lease reducing the number of hotels leased from Host Marriott to 120 full-service hotels. Upon the commencement of the hotel leases and subleases, the Company purchased the working capital of the hotels from Host Marriott for $95 million with the purchase price evidenced by notes that bear interest at 5.12%. The existing management agreements for all of the leased hotels were assigned to the Company (see Note 6).

   In connection with the Blackstone Acquisition, a 25 percent interest in Swissotel Management (USA) LLC, a management company that manages five hotels in the United States, was transferred to the Company from Host Marriott for $4.5 million. Also, in connection with the Distribution, the Company acquired a five percent interest in a joint venture with Host Marriott that owns a $129 million first mortgage secured by eight hotel properties owned by Host Marriott for $6.4 million.

   In connection with the Distribution, the Company entered into asset management agreements (the "Asset Management Agreements") with Host Marriott and its affiliates pursuant to which the Company will provide Host Marriott management advisory services on the operation of Host Marriott's hotels. The terms of the Asset Management Agreements are for two years with an automatic one-year renewal, with the Company receiving a fee of $4.5 million annually for its services.

   As part of the Distribution, the Company and Host Marriott entered into a non-competition agreement that limits the respective parties' future business opportunities. The Company is generally precluded until the earlier of December 31, 2008 or the date when the Company no longer leases at least 25% of the original hotels leased from Host Marriott at the time of the Distribution, from owning or acquiring any full-service hotels not leased from Host Marriott. The Company is also subject to certain restrictions relating to leasing, operating and managing full-service hotels under its agreement with Host Marriott.

   For purposes of governing certain of the ongoing relationships between the Company and Host Marriott, the Company and Host Marriott entered into various agreements including a distribution agreement, an

                CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES employee benefits allocation agreement, a tax sharing agreement and a transitional services agreement. These agreements provide, among other things, for the allocation of assets and liabilities between the Company and Host Marriott, a guarantee by Host Marriott of certain Company debt obligations, and provide that the Company and Host Marriott will receive from each other corporate services, such as accounting and computer systems support.

   The following summarized unaudited pro forma data for the fiscal years ended January 1, 1999 and January 2, 1998 assume all of the following transactions occurred at the beginning of each fiscal year:

  . the Distribution and related transactions discussed above including the lease of 120 full-service hotels and sublease of 71 limited-service hotels;

  . the 1997 acquisition of Forum and one additional senior living community and the 1998 acquisition of one senior living community;

  .  the 1998 repayment and forgiveness of certain debt (see Note 9); and

  . the 1998 acquisition of minority interests in certain consolidated subsidiaries.

                                                            1998       1997
                                                         ---------- ----------
                                                         (in thousands, except
                                                            per share data)
                                                              (unaudited)
   Revenues............................................. $4,299,036 $3,970,630
   Operating profit before corporate expenses and
    interest............................................     82,118     72,786
   Net income...........................................     26,200     20,704
   Earnings per common share............................       1.19        .95

3. Property and Equipment

   Property and equipment consists of the following:

                                                               1998      1997
                                                             --------  --------
                                                              (in thousands)
   Land and land improvements............................... $113,802  $102,714
   Buildings and leasehold improvements.....................  542,201   518,056
   Furniture and equipment..................................   32,492    23,705
                                                             --------  --------
                                                              688,495   644,475
   Less accumulated depreciation and amortization...........  (32,750)  (10,635)
                                                             --------  --------
                                                             $655,745  $633,840
                                                             ========  ========

   In the first quarter of 1998, the Company acquired the Gables at Winchester in suburban Boston, a 125-unit upscale senior living community, for $21 million and concurrently entered into a long-term operating agreement with Marriott International to operate the property. Also in the first quarter of 1998, the Company entered into conditional purchase agreements for two Marriott Brighton Gardens assisted living communities with the Summit Companies of Denver, Colorado. After the anticipated completion of construction in the second quarter of 1999, the Company has the option to acquire these two 160-unit properties located in Denver and Colorado Springs, Colorado, for approximately $35 million, if they achieve certain operating performance criteria. Both of these communities will be operated by Marriott International under long-term operating agreements.

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES

4. Restricted Cash

   Restricted cash, which is included in other assets on the accompanying consolidated balance sheets, consists of the following:

                                                                 1998    1997
                                                                ------- -------
                                                                (in thousands)
   Debt service reserves....................................... $ 1,624 $ 1,528
   Fixed asset reserves........................................   6,732   4,300
   Real estate tax reserves....................................   4,032   3,590
   Insurance reserves..........................................   2,503   1,268
                                                                ------- -------
                                                                $14,891 $10,686
                                                                ======= =======

   The debt service, fixed asset, real estate tax and insurance reserves consist of cash transferred into segregated escrow accounts out of revenues generated by the Communities, pursuant to the Company's secured debt agreements. Funds from these reserves are periodically disbursed by the collateral agent to pay for debt service, capital expenditures, insurance premiums and real estate taxes relating to the secured properties. In addition, the fixed asset reserves also include cash transferred into segregated escrow accounts pursuant to the Company's Community Operating Agreements to fund certain capital expenditures at the Communities (see Note 7). In some cases, to ensure prompt payment, the Company utilizes its unrestricted cash to pay for capital expenditures, insurance premiums and real estate taxes and is subsequently reimbursed for such payments out of funds held in the appropriate escrow account.

5. Leases

   The Company is the lessee under capital and operating leases. Future minimum annual rental commitments for all non-cancelable leases as of January 1, 1999 are as follows:

                                                            Capital  Operating
                                                            Leases     Leases
                                                            -------  ----------
                                                              (in thousands)
   1999.................................................... $ 1,295  $  767,191
   2000....................................................   1,309     765,960
   2001....................................................   1,328     765,403
   2002....................................................   1,347     758,843
   2003....................................................   1,565     758,843
   Thereafter..............................................  12,203   2,998,142
                                                            -------  ----------
   Total minimum lease payments............................  19,047  $6,814,382
                                                                     ==========
   Less amount representing interest.......................  (8,379)
                                                            -------
   Present value of minimum lease payments................. $10,668
                                                            =======

 Hotel Leases

   In connection with the Distribution, wholly-owned subsidiaries of the Company entered into leases (the "Hotel Leases") with Host Marriott effective January 1, 1999 for 121 full-service hotels. Each Hotel Lease has a fixed term generally ranging from seven to ten years. The Company is required to pay the greater of (i) a minimum rent specified in each Hotel Lease or (ii) a percentage rent based upon a specified percentage of aggregate revenues from the hotel, including room revenues, food and beverage revenues, and other income, in excess of specified thresholds. The amount of minimum rent will be increased each year based upon any

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES increases in CPI during the previous twelve months. Percentage rent thresholds will be increased each year based on a blend of any increases in CPI and the Employment Cost Index during the previous twelve months. The Hotel Leases will generally provide for a rent adjustment in the event of damage, destruction, partial taking or certain capital expenditures.

   The Company is responsible for paying all of the expenses of operating the hotels, including all personnel costs, utility costs, and general repair and maintenance of the hotels. In addition, the Company is responsible for all fees payable to the hotel manager, including base and incentive management fees, chain services payments and franchise or system fees. Host Marriott is responsible for real estate and personal property taxes, property casualty insurance, ground lease rent, maintaining a reserve fund for FF&E replacements and capital expenditures.

   In the event that Host Marriott disposes of a hotel free and clear of the Hotel Lease, Host Marriott would generally have to pay a termination fee equal to the fair market value of the Company's leasehold interest in the remaining term of the Hotel Lease using a discount rate of 12%. Alternatively, Host Marriott would be entitled to (i) substitute a comparable hotel for any hotel that is sold, with the terms agreed to by the Company, or (ii) sell the hotel subject to the Hotel Lease, subject to the Company's approval under certain circumstances, without having to pay a termination fee. In addition, Host Marriott also has the right to terminate up to twelve leases without having to pay a termination fee. Conversely, the Company may terminate up to twelve full-service hotel leases without penalty upon 180 days notice to Host Marriott.

   Also, in the event that changes in the federal income tax laws allow Host Marriott or its subsidiaries to directly operate the hotels without jeopardizing its REIT status, Host Marriott may terminate all of the Hotel Leases upon payment of the termination fee. The payment of the termination fee will be payable in cash or, subject to certain conditions, shares of Host Marriott common stock at the election of Host Marriott.

   For those hotels where Marriott International is the manager, it has a noneconomic membership interest with certain limited voting rights in the Company's subsidiaries that are party to the Hotel Leases.

   As part of the Distribution, the Company and Host Marriott entered into guaranty and pooling agreements by which the Company and certain of its subsidiaries guarantee the Hotel Lease obligations. All of the Hotel Leases were placed into four different pools with all of the Hotel Leases having similar terms placed into the same pool. The parent subsidiary of each pool (the "Pool Parent") has a full guarantee obligation of the Hotel Leases in its respective pool. However, for each pool, the cumulative limit of the Company's guaranty obligation will be the greater of ten percent of the aggregate rent payable for the immediately preceding fiscal year under all Hotel Leases in the pool or ten percent of the aggregate rent payable under all Hotel Leases in the pool for 1999. In the event that the Company's obligation under a guaranty agreement for a pool is reduced to zero, the Company can terminate its guaranty and pooling agreement for that pool and Host Marriott can terminate the Hotel Leases in the pool without penalty.

 FF&E Leases

   In connection with the Distribution, if the average tax basis of a hotel's FF&E and other personal property exceeded 15% of the aggregate average tax basis of the hotel's real and personal property (the "Excess FF&E"), subsidiaries of the Company and affiliates of Host Marriott entered into lease agreements (the "FF&E Leases") for the Excess FF&E. The terms of the FF&E Leases generally range from two to three years and rent under the FF&E Leases is a fixed amount. The Company will have the option at the expiration of the FF&E Lease term to either (i) renew the FF&E Leases for consecutive one-year renewal terms at a fair market rental rate, or (ii) purchase the Excess FF&E for a price equal to its fair market value. If the Company does not

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES exercise its purchase or renewal option, the Company is required to pay a termination fee equal to approximately one month's rent.

 Limited-Service Hotel Subleases

   Host Marriott leases 71 limited-service hotels under the "Residence Inn" and "Courtyard by Marriott" brands (the "HPT Leases") from Hospitality Properties Trust, Inc. ("HPT"). The HPT Leases have initial terms expiring through 2012 for the Courtyard properties and 2010 for the Residence Inn properties, and are renewable at the option of Host Marriott. In connection with the Distribution, subsidiaries of the Company entered into sublease agreements with Host Marriott for these limited-service hotels (the "Subleases"). The terms of the Subleases will expire simultaneously with the expiration of the initial term of the HPT Leases. If Host Marriott elects to renew the HPT Leases, the Company can elect to also renew the Subleases for the corresponding renewal term.

   Each Sublease provides that generally all of the terms in the HPT Leases will apply to the Subleases. The HPT Leases require the lessee to pay rent equal to (i) a fixed minimum rent, less the cost of any repairs, maintenance, renovations or replacements of the hotel, (ii) plus an additional rent based upon a specified percentage of revenues to the extent they exceed revenues from a base year. In addition, the HPT Leases require the lessee to pay all repair and maintenance costs, impositions, utility charges, insurance premiums and all fees payable under the hotel management agreements. Pursuant to the Subleases, subsidiaries of the Company are required to pay rent to Host Marriott equal to the minimum rent due under the HPT Leases and an additional rent based on a percentage of revenues. To the extent the reserves for FF&E replacements are insufficient to meet the hotel's capital expenditure requirements, HPT is required to fund the shortfall.

   The rent payable under the Subleases is guaranteed by the Company up to a maximum of $30 million. The Company's wholly owned subsidiaries that are party to the Subleases were capitalized with $30 million in notes from the Company payable upon demand.

   In the event that changes in the federal income tax laws allow Host Marriott or its subsidiaries to directly operate the hotels without jeopardizing its REIT status, Host Marriott may terminate all of the Subleases upon payment of the termination fee equal to the fair market value of the Company's leasehold interests in the remaining term of the Subleases using a discount rate of five percent.

 Senior Living Leases

   The Company leases two communities under capital leases expiring in 2016. Upon the expiration of the lease or anytime prior to lease expiration, the Company has the first right of refusal (the "Option") to submit a counter offer to any acceptable bona fide offer from a third party within 30 days of notice from the lessor. If the Company fails to exercise its Option, then the lessor may proceed with the sale of the leased property and all assets therein.

   The Company also has one long-term operating ground lease which expires in 2013. The operating lease includes three renewal options exercisable in five-year increments through the year 2028.

   Rent expense for fiscal year 1998 and the period from June 21, 1997 (inception) through January 2, 1998 was $279,000 and $141,000, respectively.

6. Hotel Management Agreements

   All of the Company's leased and subleased hotels are operated by independent hotel management companies under long-term hotel management agreements (the "Hotel Management Agreements") between Host Marriott and independent hotel management companies.

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES

 Assignment of Hotel Management Agreements

   The existing Hotel Management Agreements were assigned to the Company upon the execution of the Hotel Leases for the term of each corresponding Hotel Lease. The Company is obligated to perform all of the obligations of Host Marriott under the Hotel Management Agreements including payment of fees due under the Hotel Management Agreements other than certain obligations including payment of property taxes, property casualty insurance and ground rent, maintaining a reserve fund for FF&E replacements and capital expenditures, for which Host Marriott retains responsibility.

 Marriott International Hotel Management Agreements

   Marriott International manages 89 of the 121 leased full-service hotels and all of the 71 subleased limited-service hotels under long-term Hotel Management Agreements assigned to the Company, generally for an initial term of 15 to 20 years with renewal terms at the option of Marriott International of up to an additional 16 to 30 years. The Hotel Agreements generally provide for payment of base management fees equal to one to four percent of revenues and incentive management fees generally equal to 20% to 50% of Operating Profit (as defined in the Hotel Management Agreements) over a priority return (as defined) to the Company, with total incentive management fees not to exceed 20% of cumulative Operating Profit, or 20% of current year Operating Profit.

   Pursuant to the terms of the Hotel Management Agreements, Marriott International is required to furnish the hotels with certain services ("Chain Services") which are generally provided on a central or regional basis to all hotels in the Marriott International hotel system. Chain Services include central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all domestic hotels managed, owned or leased by Marriott International or its subsidiaries. In addition, the Company's hotels also participate in the Marriott Rewards program. The cost of this program is charged to all hotels in the Marriott hotel system.

 Ritz-Carlton Hotel Management Agreements

   The Ritz-Carlton Hotel Company, LLC ("Ritz-Carlton"), an affiliate of Marriott International, manages ten of the leased hotels under long-term Hotel Management Agreements assigned to the Company. These agreements have an initial term of 15 to 25 years with renewal terms at the option of Ritz-Carlton of up to an additional 10 to 40 years. Base Management fees vary from two to four percent of revenues and incentive management fees are generally equal to 20% of available cash flow or operating profit, as defined in the agreements.

 Other Hotel Management Agreements

   The Company's remaining 22 leased hotels are managed by other independent hotel management companies. Four of the leased hotels are managed by the Swissotel Management (USA) LLC, four are managed by Hyatt Corporation, and two are managed by Four Seasons Hotel Limited. The remaining twelve hotels are managed by other independent hotel management companies under the "Marriott" and other brands pursuant to franchise agreements. The managers of the hotels provide similar services as Marriott International under its Hotel Management Agreements and receive base management fees, generally calculated as a percentage of revenues, and in most cases, incentive management fees, which are generally calculated as a percentage of operating profits.

   The Company has the option to terminate certain management agreements if specified performance thresholds are not satisfied, with the consent of Host Marriott under certain conditions. No agreement with

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES respect to a single lodging facility is cross-collateralized or cross-defaulted to any other agreement and a single agreement may be canceled under certain conditions, although such cancellation will not trigger the cancellation of any other agreement.

 Franchise Agreements

   Ten of the Company's leased hotels are managed under franchise agreements between Host Marriott and Marriott International for terms ranging from 15 to 30 years. In connection with the assignment of the corresponding Hotel Management Agreement, the Company assumed the franchise agreements for these ten hotels and will be the franchisee for the term of the corresponding Hotel Lease. Pursuant to the franchise agreements, the Company generally pays a franchise fee based on a percentage of room revenues and food and beverage revenues as well as certain other fees for advertising and reservations. Franchise fees for room revenues vary from four to six percent, while fees for food and beverage revenues vary from two to three percent of revenues.

7. Senior Living Operating Agreements

   The Communities are subject to operating agreements (the "Operating Agreements") which provide for Marriott International to operate the Communities, generally for an initial term of 25 to 30 years with renewal terms subject to certain performance criteria at the option of Marriott International of up to an additional five to ten years. The Operating Agreements provide for payment of base management fees generally equal to five to eight percent of revenues and incentive management fees generally equal to zero to 20% of Operating Profit (as defined in the Operating Agreements) over a priority return ("Owner's Priority") to the Company. In the event of early termination of the Operating Agreements, Marriott International will receive additional fees based on the unexpired term and expected future base and incentive management fees. The Company has the option to terminate certain, but not all, management agreements if specified performance thresholds are not satisfied. No Operating Agreement with respect to a single Community is cross-collateralized or cross-defaulted to any other Operating Agreement, and any single Operating Agreement may be terminated following a default by the Company or Marriott International, although such termination will not trigger the cancellation of any other Operating Agreement.

   Most of the Communities are also subject to pooling agreements whereby for the limited purpose of calculating management fees and exercising certain termination rights under the Operating Agreements, the management fees and rights are considered in the aggregate for the Communities in each pool.

   The Operating Agreements require Marriott International to furnish certain services ("Central Administrative Services") which are generally furnished on a central or regional basis to other senior living communities in the Marriott retirement community system. Such services will include the following: (i) marketing and public relations services; (ii) human resources program development; (iii) information systems support and development; and (iv) centralized computer payroll and accounting services. In lieu of reimbursement for such services, Marriott International is paid an amount equal to 2% of revenues. Generally, through the earlier of (i) the end of the seventh year of the Operating Agreement or (ii) the date upon which certain performance criteria have been met, 50% of the Central Administrative Services fee is payable only to the extent that Operating Profit exceeds Owner's Priority. However, the payment of fees for the Central Administrative Services is waived for the first year of the Operating Agreement with the exception of one Community in which it is waived for the first two years of the Operating Agreement.

   Marriott International is required under the Operating Agreements to deduct an amount from revenues and place the funds into an interest-bearing reserve account to cover the cost of (a) certain routine repairs and

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES maintenance to the Communities which are normally capitalized and (b) replacements and renewals to the Communities' property and improvements. The annual payment amount (expressed as a percentage of revenues) generally will be 2.65% through fiscal year 2002, 2.85% for fiscal years 2003 through 2007, and 3.5% thereafter. The amount contributed for fiscal year 1998 and the period June 21, 1997 (inception) through January 2, 1998 was $6,291,000 and $2,025,000, respectively. The Operating Agreements provide that the Company shall provide Marriott International with sufficient funds to cover the cost of certain major or non-routine repairs, alterations, improvements, renewals and replacements to the Communities.

8. Due from (to) Marriott International

   The components of the amounts due from (to) Marriott International, net, are as follows:

                                                             1998     1997
                                                            -------  -------
                                                            (in thousands)
   Community operating expenses payable to Marriott
    International.......................................... $(8,783) $(7,648)
   Management fees payable to Marriott International.......  (1,529)  (1,262)
   Community working capital due to the Company............   5,955    6,093
   Owner's distributions due to Company....................  11,673      --
   Other, net..............................................   1,568     (355)
                                                            -------  -------
     Total................................................. $ 8,884  $(3,172)
                                                            =======  =======

9. Debt

   Debt consists of the following as of January 1, 1999 and January 2, 1998:

                                                                 1998     1997
                                                               -------- --------
                                                                (in thousands)
   Mortgage debt:
     Secured by eight Communities with $221 million of
      assets, with an interest rate of 10.008%, maturing
      through 2020 (balance includes debt premium of $14.8
      million)...............................................  $135,719 $137,713
     Secured by nine Communities with $96 million of assets,
      with an interest rate of 9.93%, maturing through 2001
      (balance includes debt premium of $1.7 million)........    47,340   49,353
     Other...................................................       --    26,403
                                                               -------- --------
       Total mortgage debt...................................   183,059  213,469
                                                               -------- --------
   Other debt:
     Revenue bonds with an interest rate of 5.875%, due
      2027...................................................    14,700   14,700
     Note payable to Marriott International..................       --    92,195
     Capital lease obligations...............................    10,668   10,627
     Other notes, with an average rate of 7.0%, maturing
      through December 2001..................................     4,649   18,943
                                                               -------- --------
       Total other debt......................................    30,017  136,465
                                                               -------- --------
                                                                213,076  349,934
                                                               -------- --------
   Hotel working capital notes payable to Host Marriott, with an interest rate of 5.12%, maturing through December
    2009.....................................................    95,114      --
                                                               -------- --------
       Total debt............................................  $308,190 $349,934
                                                               ======== ========

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES

   Debt maturities at January 1, 1999, excluding the unamortized debt premiums of approximately $16.5 million resulting from recording the mortgages at their fair value on June 21, 1997, are as follows (in thousands):

   1999................................................................ $  5,906
   2000................................................................    4,638
   2001................................................................   47,553
   2002................................................................    2,504
   2003................................................................    5,977
   Thereafter..........................................................  225,037
                                                                        --------
                                                                        $291,615
                                                                        ========

   In conjunction with the acquisition of Forum, the Company recorded the debt assumed at its fair value, which exceeded the face value by approximately $19 million. The Company is amortizing this adjustment to interest expense over the remaining life of the related debt. The amortization for fiscal year 1998 and the period from June 21, 1997 (inception) through January 2, 1998 totaled $1,550,000 and $834,000, respectively. Cash paid for interest for fiscal year 1998 and the period from June 21, 1997 (inception) through January 2, 1998 totaled $19,825,000 and $8,183,000, respectively.

   In conjunction with the June 21, 1997 acquisition of Forum, the Company assumed $270 million of debt and issued $72 million in notes payable to Marriott International. Subsequent to the acquisition, the Company issued additional notes payable to Marriott International for additional expansion units totaling approximately $20 million. In the second quarter of 1998, Host Marriott repaid the $92 million in notes payable to Marriott International. Host Marriott's prepayment of the debt was recorded as a capital contribution to the Company.

   During the first quarter of 1998, Host Marriott prepaid $26.4 million in mortgage debt. Host Marriott's prepayment of the debt was recorded as a capital contribution to the Company.

   In December 1997, in connection with the acquisition of an additional 49% interest in the Leisure Park Venture Limited Partnership the Company assumed $14.7 million of revenue bonds and Marriott International provided $3.9 million of debt financing. In connection with the Distribution, Host Marriott has provided a guarantee on the revenue bonds.

   Upon the commencement of the hotel leases, the Company purchased the working capital of the hotels from Host Marriott for $95 million with the purchase price evidenced by notes that bear interest at 5.12%. Interest on each note is due simultaneously with the rent payment of each Hotel Lease. The principal amount of each note is due upon the termination of each Hotel Lease. Upon termination of the Hotel Lease, the Company will sell Host Marriott the existing working capital at its current value. To the extent the working capital delivered to Host Marriott is less than the value of the note the Company will pay Host Marriott the difference in cash. However, to the extent the working capital delivered to Host Marriott exceeds the value of the note Host Marriott will pay the Company the difference in cash.

   The net assets of 17 of the Communities are subject to mortgage debt which places restrictions on their assets. The net assets of these Communities totaled approximately $161 million at January 1, 1999. The indentures governing these mortgages contain restrictive covenants that, among other things, (i) require maintenance of segregated cash collection of all rents; (ii) require separate cash reserves for debt service, property improvements, real estate taxes and insurance; and (iii) limit the ability to incur additional indebtedness, issue stock or admit additional partners, enter into or cancel leases, enter into certain transactions with affiliates or sell certain assets.

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES

10. Income Taxes

   Total deferred tax assets and liabilities as of January 1, 1999 and January 2, 1998 were as follows:

                                                              1998      1997
                                                            --------  --------
                                                             (in thousands)
   Deferred tax assets..................................... $ 15,677  $ 15,125
   Deferred tax liabilities................................  (77,030)  (73,830)
                                                            --------  --------
     Net deferred income tax liability..................... $(61,353) $(58,705)
                                                            ========  ========

   The tax effect of each type of temporary difference and carryforward that gives rise to a significant portion of deferred tax assets and liabilities was as follows:

                                                              1998      1997
                                                            --------  --------
                                                             (in thousands)
   Property and equipment.................................. $(72,993) $(68,687)
   Debt adjustment to fair value at acquisition............    6,662     7,591
   Other, net..............................................    4,978     2,391
                                                            --------  --------
     Net deferred income tax liability..................... $(61,353) $(58,705)
                                                            ========  ========

   The provision for income taxes for fiscal year 1998 and for the period from June 21, 1997 (inception) through January 2, 1998 consists of the following:

                                                              Period from
                                                       June 21, 1997 (inception)
                                                                through
                                                 1998       January 2, 1998
                                                ------ -------------------------
                                                         (in thousands)
   Current--Federal...........................  $2,447           $ (25)
      --State.................................     420              (5)
                                                ------           -----
                                                 2,867             (30)
                                                ------           -----
   Deferred--Federal..........................   1,062             238
      --State.................................     182              41
                                                ------           -----
                                                 1,244             279
                                                ------           -----
                                                $4,111           $ 249
                                                ======           =====

   A reconciliation of the statutory Federal tax rate to the Company's effective income tax rate for fiscal year 1998 and for the period from June 21, 1997 (inception) through January 2, 1998 follows:

                                                            Period from
                                                     June 21, 1997 (inception)
                                                              through
                                               1998       January 2, 1998
                                               ----  -------------------------
   Statutory federal tax rate................. 35.0%           35.0%
   State income taxes, net of federal tax
    benefit...................................  6.0             6.0
                                               ----            ----
                                               41.0%           41.0%
                                               ====            ====

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES

   The Company was included in the consolidated federal income tax return of Host Marriott and its affiliates (the "Group") for the period from June 21, 1997 (inception) through January 2, 1998 and for the period from January 3, 1998 through the Distribution Date. Tax expense was allocated to the Company as a member of the Group based upon the relative contribution to the Group's consolidated taxable income/loss and changes in temporary differences. This allocation method results in federal and net state tax expense allocated for all periods presented that is substantially equal to the expense that would have been recognized if the Company had filed separate tax returns. In connection with the Distribution, the amounts due to Host Marriott as of the Distribution Date for its allocable share of current income taxes payable were forgiven and treated as a capital contribution. Pursuant to the tax sharing agreement between the Company and Host Marriott, generally Host Marriott will be responsible for paying taxes for periods through the Distribution Date and the Company will be responsible for paying taxes for subsequent periods.

   For income tax purposes, the Company has net operating loss carry forwards of $11 million which expire through 2006.

11. Commitments and Contingencies

   On June 15, 1995, The Russell F. Knapp Revocable Trust (the "Plaintiff") filed a complaint in the United States District Court for the Southern District of Indiana (the "Indiana Court") against the general partner of one of the Company's subsidiary partnerships, Forum Retirement Partners, LP ("FRP") alleging breach of the partnership agreement, breach of fiduciary duty, fraud, insider trading and civil conspiracy/aiding and abetting. On February 4, 1998, the Plaintiff, MSLS, the general partner, Forum, Host Marriott and the Company entered into a Settlement and Release Agreement (the "Settlement Agreement"), pursuant to which Host Marriott agreed to purchase, at a price of $4.50 per unit, the partnership units of each limited partner electing to join in the Settlement Agreement. The Company held 79% of the outstanding limited partner units in the partnership at that time. Host Marriott and the Company also agreed to pay as much as an additional $.75 per unit (the "Additional Payment") to the settling limited partners (the "Settling Partners"), under certain conditions, in the event that the Company within three years following the date of settlement initiates a tender offer for the purchase of units not presently held by the Company or the Settling Partners. On February 5, 1998, the Indiana Court entered an order approving the dismissal of the Plaintiff's case.

   In connection with the Settlement Agreement, the Company acquired 2,141,795 limited partner units in 1998 for approximately $9,638,000. The purchase price of the shares approximated fair value, and accordingly, no portion of the purchase price has been expensed. As a result of this purchase, the Company's ownership interest in FRP was increased to approximately 93%.

   On February 12, 1999, FRP delivered a consent solicitation to the remaining partnership unit holders requesting their consent to a merger agreement whereby the partnership unit holders would receive $5.75 per limited partnership unit from the Company. Consummation of the transaction is assured since the Company owns approximately 93% of the outstanding limited partner units. The Company expects the transaction to be completed by the end of the first quarter of 1999 at a cost of $6.2 million at which time the Company would be owner of all of the limited partner units. Also, the Company will be required to pay the Settling Partners an Additional Payment of approximately $550,000, which will vary depending upon the date the transaction is consummated.

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES

12. Fair Value of Financial Instruments

    The fair values of certain financial liabilities are shown below:

                                                  1998              1997
                                            ----------------- -----------------
                                            Carrying   Fair   Carrying   Fair
                                             Amount   Value    Amount   Value
                                            -------- -------- -------- --------
                                                      (in thousands)
   Debt, net of capital leases............. $297,522 $294,769 $339,307 $339,307

   Valuations for secured debt are determined based on the expected future payments discounted at risk-adjusted rates. The fair values of other notes are estimated to be equal to their carrying value. Certain debt was adjusted to its fair value in conjunction with the Company's acquisition of Forum on June 21, 1997.

13. Employee Stock Plans

   In conjunction with the Distribution, the Company adopted two stock-based compensation plans which are described below. Under the comprehensive stock plan (the "Comprehensive Plan"), the Company may award to participating employees (i) options to purchase the Company's common stock, (ii) deferred shares of the Company's common stock and (iii) restricted shares of the Company's common stock. In addition, the Company has an employee stock purchase plan (the "Employee Stock Purchase Plan"). The principal terms and conditions of the two plans are summarized below.

   Total shares of common stock reserved and available for issuance under employee stock plans at January 1, 1999 are:

                                                                  (in thousands)
   Comprehensive Plan............................................     4,000
   Employee Stock Purchase Plan..................................       430
                                                                      -----
                                                                      4,430
                                                                      =====

   Employees of the Company as of January 1, 1999 were employed by Host Marriott through the Distribution Date (the "Company Employees"). In connection with the Distribution, unexercised options for Host Marriott stock and Host Marriott deferred stock awards held by Company Employees as of the Distribution Date were redenominated and converted into options for Company stock and Company deferred stock awards.

   Employee stock options may be granted to officers and key employees with an exercise price not less than the fair market value of the common stock on the date of grant. The options generally expire up to 15 years after the date of grant. Most options vest ratably over each of the first four years following the date of the grant.

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES

   The following table summarizes information about stock options outstanding at January 1, 1999:

                                         Options Outstanding                      Options Exercisable
                          ------------------------------------------------- --------------------------------
                              Shares      Weighted Average                      Shares
                            Outstanding      Remaining     Weighted Average   Exercisable   Weighted Average
                                at          Contractual        Exercise           at            Exercise
Range of Exercise Prices  January 1, 1999       Life            Price       January 1, 1999      Price
------------------------  --------------- ---------------- ---------------- --------------- ----------------
                          (in thousands)                                    (in thousands)
 $1-$4..................         14               8              $ 3               14             $ 3
  5- 9..................         63              10                8               63               8
 10-14..................         46              12               13               23              13
 15-19..................         25              14               18                6              18
 20-21..................         34              14               21                9              21
                                ---                                               ---
                                182                                               115
                                ===                                               ===

   Deferred stock incentive plan shares granted to officers and key employees generally vest over 10 years in annual installments commencing one year after the date of grant. Certain employees may elect to defer payments until termination or retirement. The Company accrues compensation expense for the fair market value of the shares on the date of grant, less estimated forfeitures.

   On January 21, 1999, the Company issued 365,000 shares of restricted stock under the Comprehensive Plan to officers and key employees that will vest ratably over the next five years. The Company recognizes compensation expense over the restriction period equal to the fair market value of the shares on the date of issuance, adjusted for forfeitures.

   Under the terms of the Employee Stock Purchase Plan, eligible employees may purchase common stock through payroll deductions at the lower of market value at the beginning or end of the plan year.

14. Profit Sharing and Postemployment Benefit Plans

   In connection with the Distribution, the Company established profit sharing and other defined contribution plans for the benefit of employees meeting certain eligibility requirements and electing participation in the plans. The amount to be matched by the Company is determined annually by the Board of Directors.

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                              As of March 26, 1999
                  (unaudited, in thousands, except share data)

                               ASSETS
Property and equipment, net.......................................... $669,820
Hotel working capital................................................   94,444
Due from hotel managers..............................................   80,418
Due from Marriott Senior Living Services, Inc........................   13,174
Other assets.........................................................   35,122
Cash and cash equivalents............................................   60,801
                                                                      --------
                                                                      $953,779
                                                                      ========
                LIABILITIES AND SHAREHOLDERS' EQUITY
Debt:
  Mortgage debt...................................................... $182,090
  Other debt.........................................................   29,759
                                                                      --------
                                                                       211,849
Hotel working capital notes payable to Host Marriott.................   94,444
                                                                      --------
    Total debt.......................................................  306,293
Accounts payable and accrued expenses................................   13,277
Other liabilities....................................................   21,312
Due to Host Marriott.................................................   88,011
Deferred income taxes................................................   61,816
                                                                      --------
    Total liabilities................................................  490,709
                                                                      --------
Shareholders' equity:
  Common stock, 75 million shares authorized, 22.3 million shares
   issued and outstanding, $.01 par value............................      223
  Additional paid-in capital.........................................  453,071
  Retained earnings..................................................   14,170
  Treasury stock, .3 million shares..................................   (4,394)
                                                                      --------
    Total shareholders' equity.......................................  463,070
                                                                      --------
                                                                      $953,779
                                                                      ========

           See Notes to Condensed Consolidated Financial Statements.

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              Twelve Weeks Ended March 26, 1999 and March 27, 1998
                (unaudited, in thousands, except per share data)

                                                               1999     1998
                                                             --------  -------
REVENUES
Hotels
  Rooms..................................................... $582,896  $   --
  Food and beverage.........................................  256,450      --
  Other.....................................................   64,638      --
                                                             --------  -------
      Total hotel revenues..................................  903,984      --
                                                             --------  -------
Senior living
  Routine...................................................   51,505   48,304
  Ancillary.................................................    5,448    6,750
                                                             --------  -------
      Total senior living revenues..........................   56,953   55,054
                                                             --------  -------
Asset management revenues...................................    1,188      --
Equity in earnings of affiliates............................      223      --
                                                             --------  -------
    Total revenues..........................................  962,348   55,054
                                                             --------  -------
OPERATING COSTS AND EXPENSES
Hotels
  Property-level operating costs and expenses
    Rooms...................................................  132,583      --
    Food and beverage.......................................  187,971      --
    Other...................................................  227,690      --
  Other operating costs and expenses
    Management fees.........................................   58,305      --
    Lease expense...........................................  286,670      --
                                                             --------  -------
      Total hotel operating costs and expenses..............  893,219      --
                                                             --------  -------
Senior living
  Property-level operating costs and expenses
    Routine.................................................   32,402   30,251
    Ancillary...............................................    4,107    5,246
  Other operating costs and expenses
    Depreciation and amortization...........................    5,069    4,793
    Management fees paid to Marriott International..........    3,422    2,970
    Property taxes and other................................    1,681    1,765
                                                             --------  -------
      Total senior living operating costs and expenses......   46,681   45,025
                                                             --------  -------
Asset management operating costs and expenses...............    1,067      --
                                                             --------  -------
      Total operating costs and expenses....................  940,967   45,025
                                                             --------  -------
OPERATING PROFIT BEFORE CORPORATE EXPENSES AND INTEREST.....   21,381   10,029
Corporate expenses..........................................   (3,962)    (754)
Interest expense............................................   (5,106)  (6,519)
Interest income.............................................    1,072      322
                                                             --------  -------
INCOME BEFORE INCOME TAXES..................................   13,385    3,078
Provision for income taxes..................................   (5,488)  (1,262)
                                                             --------  -------
NET INCOME.................................................. $  7,897  $ 1,816
                                                             ========  =======
BASIC AND DILUTED EARNINGS PER COMMON SHARE................. $    .35  $   .08
                                                             ========  =======

           See Notes to Condensed Consolidated Financial Statements.

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
              Twelve weeks ended March 26, 1999 and March 27, 1998
                           (unaudited, in thousands)

                                                                1999     1998
                                                              --------  -------
OPERATING ACTIVITIES
Net income..................................................  $  7,897  $ 1,816
Adjustments to reconcile net income to cash from operations:
  Depreciation and amortization.............................     5,285    4,793
  Amortization of debt premiums.............................      (358)    (358)
  Income taxes..............................................     4,910    1,262
  Other.....................................................        83      --
  Change in other operating accounts........................     2,946   (6,632)
                                                              --------  -------
Cash from operations........................................    20,763      881
                                                              --------  -------
INVESTING ACTIVITIES
Acquisitions................................................       --    (1,000)
Purchase of minority interests..............................    (6,888)     --
Expansions..................................................   (14,005)     --
Other capital expenditures..................................    (1,321)    (954)
Change in capital improvement reserve.......................     1,326      (42)
                                                              --------  -------
Cash used in investing activities...........................   (20,888)  (1,996)
                                                              --------  -------
FINANCING ACTIVITIES
Repayments of debt..........................................      (870)    (447)
Repurchases of common stock.................................    (4,394)     --
Change in financing reserves................................      (487)     (96)
Other.......................................................      (102)     --
                                                              --------  -------
Cash used in financing activities...........................    (5,853)    (543)
                                                              --------  -------
Decrease in cash and cash equivalents.......................    (5,978)  (1,658)
Cash and cash equivalents, beginning of period..............    66,779   17,644
                                                              --------  -------
Cash and cash equivalents, end of period....................  $ 60,801  $15,986
                                                              ========  =======
SUPPLEMENTAL INFORMATION--NON-CASH ACTIVITY:
  Contributions from Host Marriott:
    Property and equipment..................................  $    --   $21,332
    Acquisition of minority interests paid by Host Marriott.       --     6,276
    Debt prepayment paid by Host Marriott...................       --    26,405
    Other...................................................       --     1,074

           See Notes to Condensed Consolidated Financial Statements.

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

   1. The accompanying condensed consolidated financial statements of Crestline Capital Corporation and subsidiaries (the "Company") have been prepared by the Company without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. The Company believes the disclosures made are adequate to make the information presented not misleading. However, the condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 1999.

   In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (which include only normal and recurring adjustments) necessary to present fairly the financial position of the Company as of March 26, 1999 and the results of operations and cash flows for the twelve weeks ended March 26, 1999 and March 27, 1998. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.

   Approximately one-fourth of the Company's leased full-service hotels have managers that have a different accounting calendar from the Company. For these hotels, which record revenues on a monthly basis versus the four week period for the Company, the accompanying condensed consolidated financial statements reflect only two months of operations. The Company will record three months of operations in each of the second and third quarters and four months of operations in the fourth quarter.

   2. On December 29, 1998 (the "Distribution Date"), the Company became a publicly traded company when Host Marriott Corporation ("Host Marriott") completed its plan of reorganizing its business operations by spinning-off the Company to the shareholders of Host Marriott (the "Distribution"), as part of a series of transactions pursuant to which Host Marriott elected to be considered a real estate investment trust ("REIT"). As part of the Distribution, Host Marriott distributed 20.5 million, or 94%, of the outstanding shares of common stock of the Company to the Host Marriott shareholders. The remaining 1.4 million, or six percent, of the outstanding shares were used by Host Marriott as part of the consideration paid on December 30, 1998 for Host Marriott's acquisition of certain hotel properties. The shares were distributed on the basis of one share of the Company's common stock for every ten shares of Host Marriott common stock. On December 31, 1998, the Company entered into lease and sublease agreements to lease substantially all of Host Marriott's hotels with the existing management agreements of the leased and subleased hotels assigned to the Company. As of March 26, 1999, the Company leased or subleased 120 full-service and 71 limited-service hotels and owned 31 senior living communities.

   3. Basic earnings per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding plus other potentially dilutive securities. For the twelve weeks ended March 27, 1998, the weighted average number of outstanding common shares is based on Host Marriott's weighted average number of outstanding common shares, adjusted for the one- for-ten distribution ratio.

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES

   A reconciliation of the number of shares utilized for the calculation of diluted earnings per common share follows:

                                                             Twelve Weeks Ended
                                                             -------------------
                                                             March 26, March 27,
                                                               1999      1998
                                                             --------- ---------
                                                               (in thousands)
   Weighted average number of common shares outstanding....   22,294    21,573
   Assuming distribution of common shares granted under the
    comprehensive stock plan, less shares assumed purchased
    at average market price................................       95       --
                                                              ------    ------
   Shares utilized for the calculation of diluted earnings
    per share..............................................   22,389    21,573
                                                              ======    ======

   4. On March 29, 1999, the Company acquired a 74% limited partnership interest in the Marriott Residence Inn USA Limited Partnership (the "Partnership") from a Japanese investor for $34.4 million in cash and the consolidation of $54.5 million of debt for a total consideration of $89 million. The Partnership owns eleven Residence Inn limited-service hotels that are managed by Marriott International. Host Marriott owns a 5% general partner interest in the Partnership.

   5. In the first quarter of 1999, the Company announced a plan to repurchase up to 1.5 million shares of its common stock. Over an extended period of time, the Company intends to purchase shares through open market and privately negotiated transactions at prices deemed advantageous to the Company. These purchases will be subject to market conditions, applicable legal requirements and other factors; however, the Company has no commitment or obligation to purchase any particular amount of common stock and the stock repurchase program could be suspended at any time at the Company's discretion. During the first quarter of 1999, the Company repurchased 328,000 shares of its common stock for approximately $4.4 million. Subsequent to March 26, 1999, the Company has repurchased an additional 462,000 shares for approximately $6.7 million.

   6. During the first quarter of 1999, the Company acquired the remaining 7% limited partnership interests in Forum Retirement Partners, LP, a partnership that owns nine senior living communities, for $6.7 million.

   7. On April 15, 1999, Crestline Ventures LLC ("Ventures"), an indirectly wholly owned subsidiary of the Company, entered into a secured, three-year $100 million revolving credit facility (the "Credit Facility") for funding future investments in the lodging and senior living industries and for general corporate purposes. The Credit Facility bears interest at a Eurodollar rate plus 2.75%. An annual fee of .25% is charged on the unused portion of the commitment. The Credit Facility is secured by substantially all of the assets of Ventures and its subsidiaries, consisting of eight senior living communities, and is also guaranteed by the Company and certain subsidiaries of the Company. In the second quarter of 1999, the Company made a $10 million draw on the Credit Facility.

   8. The Company operates in two business segments: hotel leasing and ownership and senior living community ownership. The Company's full-service hotels are operated under the Marriott or Ritz-Carlton brands as well as, among others, Four Seasons, Hyatt and Swissotel brands. The Company's limited-service hotels are operated under the Courtyard by Marriott and Residence Inn brands. The Company's senior living communities are operated under Marriott brands.

   The Company evaluates the performance of its segments based primarily on operating profit before depreciation, corporate expenses, and interest expense. The Company's income taxes are included in the

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES consolidated Federal income tax return of the Company and its affiliates and are allocated based upon the relative contribution to the Company's consolidated taxable income or loss and changes in temporary differences. The allocation of income taxes is not evaluated at the segment level and, therefore, the Company does not believe the information is material to the condensed consolidated financial statements.

                                      Twelve Weeks Ended March 26, 1999
                            ------------------------------------------------------
                             Hotels   Senior Living Corporate & Other Consolidated
                            --------  ------------- ----------------- ------------
                                               (in thousands)
   Revenues................ $903,984    $ 56,953         $1,411         $962,348
   Operating profit........   10,765      10,272            344           21,381
   Interest income.........      108         325            639            1,072
   Interest expense........   (1,137)     (3,945)           (24)          (5,106)
   Other...................   (1,829)       (640)        (1,493)          (3,962)
   Income (loss) before
    income taxes...........    7,907       6,012           (534)          13,385
                                      Twelve Weeks Ended March 27, 1998
                            ------------------------------------------------------
                             Hotels   Senior Living Corporate & Other Consolidated
                            --------  ------------- ----------------- ------------
                                               (in thousands)
   Revenues................ $    --     $ 55,054         $  --          $ 55,054
   Operating profit........      --       10,029            --            10,029
   Interest income.........      --          322            --               322
   Interest expense........      --       (6,519)           --            (6,519)
   Other...................      --         (754)           --              (754)
   Income before income
    taxes..................      --        3,078            --             3,078

   Total assets for the segments are as follows:

                                                                    March 26,
                                                                       1999
                                                                  --------------
                                                                  (in thousands)
   Hotels........................................................    $221,244
   Senior living.................................................     712,714
   Corporate and other...........................................      49,821
   Eliminations..................................................     (30,000)
                                                                     --------
                                                                     $953,779
                                                                     ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Marriott Senior Living Services, Inc.:

   We have audited the accompanying consolidated balance sheet of Forum Group, Inc. (a business unit wholly-owned by Marriott Senior Living Services, Inc. ("MSLSI")) as partitioned for sale to Host Marriott Corporation (see Note 1), as of January 3, 1997, and the related consolidated statements of operations and cash flows for the 40-week period ended January 3, 1997, and the 24-week period ended June 20, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Forum Group, Inc., as Partitioned for Sale to Host Marriott Corporation as of January 3, 1997, and the results of their operations and their cash flows for the 40-week period ended January 3, 1997 and for the 24-week period ended June 20, 1997, in conformity with generally accepted accounting principles.

   As discussed in Note 2 to the consolidated financial statements, the Company has given retroactive effect to the change to include property-level revenues and operating expense of its senior living communities in the statement of operations.

                                          Arthur Andersen LLP

Washington, D.C.
September 28, 1998 (except with respect to the matter discussed in Note 11, as to which the date is December 29, 1998.)

                   FORUM GROUP, INC., AS PARTITIONED FOR SALE
                          TO HOST MARRIOTT CORPORATION

                           CONSOLIDATED BALANCE SHEET
                                January 3, 1997
                                 (in thousands)

                                ASSETS
Property and Equipment, net........................................... $507,325
Due from Manager......................................................   18,908
Other Assets..........................................................   20,221
Cash and Cash Equivalents.............................................   18,640
                                                                       --------
  Total Assets........................................................ $565,094
                                                                       ========
                        LIABILITIES AND EQUITY
Debt.................................................................. $244,318
Other Liabilities.....................................................   36,111
                                                                       --------
  Total Liabilities...................................................  280,429
Equity
 Investments and Advances from Parent.................................  284,665
                                                                       --------
  Total Liabilities and Equity........................................ $565,094
                                                                       ========


    The accompanying notes are an integral part of this financial statement.

                   FORUM GROUP, INC., AS PARTITIONED FOR SALE
                          TO HOST MARRIOTT CORORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
For the 24-week period ended June 20, 1997 and the 40-week period ended January
                                    3, 1997
                                 (in thousands)

                                                24-week period 40-week period
                                                    Ended           ended
                                                June 20, 1997  January 3, 1997
                                                -------------- ---------------
REVENUES
  Routine......................................    $84,646        $136,910
  Ancillary....................................     10,757          13,872
                                                   -------        --------
                                                    95,403         150,782
                                                   -------        --------
OPERATING COSTS AND EXPENSES
  Property-level operations costs and expenses
    Routine....................................     53,059          82,779
    Ancillary..................................      8,774          12,016
  Other operating costs and expenses
    Depreciation and amortization..............      6,698           8,494
    Base management fees.......................      5,586           7,935
    Property taxes and other...................      3,311           4,217
                                                   -------        --------
      Total operating costs and expenses.......     77,428         115,441
                                                   -------        --------
OPERATING PROFIT BEFORE INTEREST AND MINORITY
 INTEREST......................................     17,975          35,341
Corporate expenses.............................     (4,519)         (6,380)
Interest expense...............................     (9,141)        (14,283)
Interest income................................        598           1,111
Minority interest expense......................       (596)           (482)
                                                   -------        --------
INCOME BEFORE INCOME TAXES.....................      4,317          15,307
Provision for income taxes.....................     (1,689)         (5,973)
                                                   -------        --------
NET INCOME.....................................    $ 2,628        $  9,334
                                                   =======        ========


   The accompanying notes are an integral part of these financial statements.

                   FORUM GROUP, INC., AS PARTITIONED FOR SALE
                          TO HOST MARRIOTT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
For the 24-week period ended June 20, 1997 and the 40-week period ended January
                                    3, 1997
                                 (in thousands)

                                                24-week period 40-week period
                                                    Ended           ended
                                                June 20, 1997  January 3, 1997
                                                -------------- ---------------
OPERATING ACTIVITIES
Net Income.....................................    $ 2,628        $   9,334
Adjustments to reconcile cash from operations:
  Depreciation and amortization................      6,698            8,494
  Changes in operating accounts:
    Other assets...............................       (225)           2,891
    Other liabilities..........................     (9,580)           6,151
                                                   -------        ---------
Cash (used in)/provided by operating
 activities....................................       (479)          26,870
                                                   -------        ---------

INVESTING ACTIVITIES
  Capital expenditures.........................    (16,407)         (65,577)
  Acquisition of Forum Group, Inc..............        --           (94,009)
                                                   -------        ---------
Cash used in investing activities..............    (16,407)        (159,586)
                                                   -------        ---------

FINANCING ACTIVITIES
  Repayment of debt............................     (1,324)          (2,281)
  Debt prepayments.............................        --           (92,111)
  Other........................................        --             1,208
  Advances from parent.........................     13,997          225,834
                                                   -------        ---------
Cash provided by financing activities..........     12,673          132,650
                                                   -------        ---------
DECREASE IN CASH AND CASH EQUIVALENTS..........     (4,213)             (66)
CASH AND CASH EQUIVALENTS, beginning of
 period........................................     18,640           18,706
                                                   -------        ---------
CASH AND CASH EQUIVALENTS, end of period.......    $14,427        $  18,640
                                                   =======        =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Noncash investing and financing activities:
    Property, Plant and Equipment, net.........    $(3,977)             --
    Debt.......................................      3,977              --

   The accompanying notes are an integral part of these financial statements.

    FORUM GROUP, INC., AS PARTITIONED FOR SALE TO HOST MARRIOTT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

   On June 21, 1997, HMC Senior Communities, Inc., ("HMCSC") a wholly-owned subsidiary of Host Marriott Corporation ("Host Marriott"), acquired all of the outstanding stock of Forum Group, Inc. and subsidiaries ("Forum") from Marriott Senior Living Services, Inc. ("MSLSI"), a subsidiary of Marriott International, Inc. ("MI" or the Parent Company), pursuant to a Stock Purchase Agreement (the "Agreement") dated June 21, 1997. Certain operations and other assets and liabilities of Forum including seven communities, management fees and Lifecare bonds, specifically excluded from the Agreement, are not included in these financial statements. Accordingly, these financial statements include only assets and liabilities, along with the results from operations generated therefrom, included in the Agreement (the "Partitioned Business").

   The primary operations of the Partitioned Business is the ownership of 29 retirement communities ("Communities"), located in 11 states, managed by a subsidiary of MSLSI.

   The Partitioned Business was an organizational unit of MSLSI and its majority owned and controlled subsidiaries and affiliates. The Parent Company is incorporated in the state of Delaware. Its subsidiaries and affiliates are incorporated or registered in other jurisdictions in the U.S. and a number of other countries. The Partitioned Business is not a distinct legal entity.

   On March 25, 1996, FG Acquisition Corp. ("Acquisition"), an Indiana corporation and wholly-owned indirect subsidiary of MI acquired approximately 99.1% of the outstanding shares of common stock of Forum. Acquisition paid total cash consideration of $297 million for the common stock it acquired, plus certain warrants to purchase common stock which includes $94 million of cash consideration for the 29 communities sold to HMCSC.

   The Securities and Exchange Commission, in Staff Accounting Bulletin Number 55 ("SAB" 55), requires that historical financial statements of a subsidiary, division, or lesser business component of another entity include certain expenses incurred by the parent on its behalf. These expenses include officer and employee salaries, rent or depreciation, advertising, accounting and legal services, other selling, general and administrative expenses and other such expenses. Investments and advances from parent represents the net amount of investments and advances made by MI as a result of the acquisition and operation of the Partitioned Business. These financial statements include the adjustments necessary to comply with SAB 55.

   Historically, the Partitioned Business' results of operations have been included in the consolidated U.S. federal income tax return of MI. For operations that do not pay their own income tax, MI internally allocates income tax expense at the statutory rate after adjustment for state income taxes and several other items. The income tax expense and other tax related information in these statements has been calculated as if the Partitioned Business had not been eligible to be included in the consolidated tax returns of MI. The calculation of tax provisions and deferred taxes required certain assumptions, allocations and estimates, which management believes are reasonable to accurately reflect the tax reporting for the Partitioned Business as a stand-alone taxpayer.

   These consolidated financial statements include the results of operations and cash flows of the Partitioned Business previously included in the MI consolidated financial statements. These consolidated financial statements have been prepared by management in accordance with generally accepted accounting principles and include such estimates and adjustments as deemed necessary to present fairly the consolidated financial position as of January 3, 1997 and the results of operations and cash flows of the Partitioned Business for the 24-week period ended June 20, 1997 and the 40-week period ended January 3, 1997.

     FORUM GROUP, INC. AS PARTITIONED FOR SALE TO HOST MARRIOTT CORPORATION

   The Partitioned Business receives certain services and participates in certain centralized MI activities, the allocated costs of which are included in these financial statements.

2. Summary of Significant Accounting Policies

 Consolidation

   The consolidated financial statements include the accounts of the Partitioned Business after elimination of intercompany accounts and transactions other than those with other units of MI.

 Corporate Services

   The Partitioned Business utilized the MI centralized systems for cash management, payroll, purchasing and distribution, employee benefit plans, insurance, administrative services and legal services. As a result, cash for many communities was commingled with MI's general corporate funds. Similarly, operating expenses, capital expenditures and other cash requirements of the Partitioned Business were paid by MI and charged directly or allocated to the Partitioned Business. Amounts are allocated to the Partitioned Business based primarily on their use of the centralized systems. In the opinion of management, MI's methods for allocating costs are reasonable; however, such costs are not necessarily indicative of the costs that would have been incurred if the Partitioned Business had been operated as an unaffiliated entity. It is not practicable for the Partitioned Business to estimate what those costs would have been had the Partitioned Business operated on a stand-alone basis.

 Property and Equipment

   Property and equipment is recorded at cost, including interest, land rent and real estate taxes capitalized during development and construction, net of accumulated depreciation. Interest capitalized as a cost of property and equipment for the twenty-four week period ended June 20, 1997 and the forty-week period ended January 3, 1997 was approximately $252,000 and $440,000 respectively. Interest costs are paid to MI and computed using MI's borrowing rate for construction expenditures of 9.08% for the twenty-four-week period ended June 20, 1997 and 7.35% for the forty-week period ended January 3, 1997. Property and equipment includes capitalized costs incurred in developing the real estate, including construction in progress for ongoing expansion programs at various Communities as of January 3, 1997, which will be conveyed to Host Marriott upon completion. Replacements and improvements that extend the useful life of property and equipment are capitalized. Depreciation is computed using the straight-line method over estimated useful lives as follows:

   Buildings.........................................................   40 years
   Furniture and Equipment........................................... 4-10 years

   A provision for value impairment is recorded whenever the estimated undiscounted future cash flows from the property are less than the property's net carrying value. No such provision was necessary at January 3, 1997.

 Due from Manager

   The principal component of Due from Manager is working capital under the control of and utilized by a subsidiary of MSLSI in conjunction with the operation of Forum's retirement communities. Both majority-owned and wholly-owned partnerships and corporations within the Partitioned Business have management agreements in effect with Forum, which require fees of 5% to 8% of gross operating revenues.

    FORUM GROUP, INC., AS PARTITIONED FOR SALE TO HOST MARRIOTT CORPORATION

 Cash and Cash Equivalents

   Cash and cash equivalents include cash and highly liquid investments with an original maturity of three months or less.

 Deferred Revenue from Non-refundable Fees

   Monthly fees deferred for the non-refundable portion of the entry fees are a component of other liabilities. These amounts are recognized as health care services revenue as services are performed over the expected term of the resident's contract. See Note 3 for further discussion of entry fees.

 Liability for Future Health Care Services

   Certain resident and admission agreements at the Communities entitled residents to receive limited amounts of health care up to defined maximums. The estimated liabilities associated with the health care obligation have been accrued in the consolidated balance sheet.

 Revenue Recognition

   Revenues represent gross community operating revenues consisting of routine and ancillary revenues. Routine revenues are generated from monthly charges for independent living apartments and daily charges for assisted living suites and nursing beds, and are recognized monthly based on the terms of the residents' agreements. Advance payments received for services are deferred until the services are provided. Ancillary revenues are generated on a "fee for service" basis for supplementary items required by residents and are recognized as the services are provided.

   A portion of revenues from health care services were attributable to patients whose bills are paid by Medicare or Medicaid under contractual arrangements. Reimbursement under these contractual arrangements are subject to retroactive adjustments based on agency reviews. Revenues and receivables from health care services are presented net of estimated contractual allowances in the accompanying consolidated financial statements. Management believes allowances recorded are adequate to cover any adjustments arising from retroactive adjustments.

   On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

   The Partitioned Business has considered the impact of EITF 97-2 on its financial statements and has determined that it is preferable for it to include property-level revenues and operating expenses of its senior living communities in its statements of operations. The Partitioned Business has given retroactive effect to the adoption of EITF 97-2 of EITF 97-2 in the accompanying consolidated statement of operations. The adoption of EITF 97-2 increased both revenues and operating costs and expenses by $61.8 and $94.8 million for the 24-week period ended June 20, 1997 and the 40-week period ended January 3, 1997, respectively, and had no impact on operating profit or net income.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

    FORUM GROUP, INC., AS PARTITIONED FOR SALE TO HOST MARRIOTT CORPORATION liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

 Reclassification

   Certain previously reported amounts have been reclassified to conform with the current period presentation.

 Fiscal Year

   Forum's fiscal year ends on the Friday nearest to December 31st.

3. Continuing Care Agreements

   Residents of the Lifecare Communities (Brookside, Overland Park and Pueblo Norte) are required to sign a continuing care agreement ("Care Agreement") with Forum. The Care Agreements stipulate, among other things, the amount of all entry fees and monthly fees, the type of residential unit being provided, and Forum's obligations to provide both health care and non-health care services. In addition, the Care Agreements provide Forum with the right to increase future monthly fees. The Care Agreements are terminated upon the receipt of written termination notice from the resident, or the death of the resident.

   When estimated costs to be incurred under continuing care agreements exceed estimated revenues, excess costs are accrued currently. Based upon the expected positive net cash flow, relating to the agreements no liability or expense has been recorded in the accompanying financial statements.

   The components of the entry fees are as follows:

     (i) Lifecare Bonds--This component is refundable to the resident or the resident's estate upon termination or cancellation of the Care Agreement. Lifecare Bonds are substantially non-interest bearing and equal to either 100%, 90% or 50% initially, depending on the type of plan, of the total entry fee less any Additional Occupant Lifecare Fee. Lifecare Bonds and corresponding cash reserves at January 3, 1997 are excluded from the consolidated balance sheet. Pursuant to the Agreement, MSLSI will retain the liability for redemption of these bonds.

     (ii) Additional Occupant Lifecare Fee--This is a non-refundable fee for each additional occupant in a residential unit.

     (iii) Lifecare Fee--This component is non-refundable and equals the total entry fee less the two components described in (i) and (ii). These fees are generally amortized over a 50 to 60 month period, depending on the individual plan.

4. Other Assets

   Security deposits, normally for one month's rent at the Community, are recorded as a current liability because residents typically terminate their rental agreement with a 30-day notice. The liability had a balance of $5,148,000 at January 3, 1997. In addition, certain states require that security deposits be placed in an escrow account. These escrow balances amounted to $7,696,000 at January 3, 1997, and are classified as other assets in the accompanying consolidated balance sheet. In some cases, to ensure prompt payment to a resident, unrestricted cash is utilized to pay the security deposits and is thereafter reimbursed out of funds held in the appropriate escrow account. Other assets also consists of prepaid real estate taxes and restricted cash accounts for property additions, debt service and insurance.

    FORUM GROUP, INC., AS PARTITIONED FOR SALE TO HOST MARRIOTT CORPORATION

5. Debt

   Debt at January 3, 1997 consisted of the following (in millions):

   Secured debt, average interest rate 7.6% at January 3, 1997 maturing through 2020........................................................ $221
   Debt due to related party............................................   15
   Capital lease obligations............................................    8
                                                                         ----
                                                                         $244
                                                                         ====

   Included in debt due to related party is approximately $15.5 million of secured bonds owed to MI.

   Aggregate debt maturities, including capital lease obligations, are: 1997-- $22.3 million; 1998--$7.1 million; 1999--$33.2 million; 2000--$50.4 million,
2001--$5.5 million and $125.7 million thereafter. Interest paid for the 24-week period ended June 20, 1997, and the 40-week period ended January 3, 1997, was approximately $9.7 million and $14.3 million, respectively.

6. Fair Value of Financial Instruments

   The fair value of current assets, current liabilities and amounts due to MI are assumed to be equal to their reported carrying amounts. The fair value of the Partitioned Business' debt instruments approximates the carrying amount, with the exception of two fixed-rate debt instruments. These instruments, which represent property indebtedness, have been calculated to have a fair value, by discounting the scheduled loan payments to maturity using rates that are believed to be currently available for debt of similar terms and maturities. Due to restrictions of transferability and prepayment, previously modified debt terms and other property specific competitive conditions, the Partitioned Business may be unable to refinance the indebtedness to obtain such calculated debt amounts reported. The carrying amount and fair value at January 3, 1997 of these two fixed-rate debt instruments is $171,264,000 and $180,979,000 respectively.

7. Income Taxes

   Income taxes are calculated under the basis described in Note 1. The Partitioned Business adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), effective January 2, 1993. The Partitioned Business' deferred tax assets or liabilities are included in investments and advances from parent on the consolidated balance sheet because those amounts are currently being paid to or accrued from MI. The temporary differences that give rise to significant deferred tax assets or liabilities are property and equipment, debt premiums and reserves.

   The income tax provision (benefit) is determined as if the Partitioned Business filed a separate income tax return. The provision (benefit) for income taxes consists of (in thousands):

                                                  24-week period 40-week period
                                                      Ended           Ended
                                                  June 20, 1997  January 3, 1997
                                                  -------------- ---------------
   Current--Federal..............................    $(3,125)        $  617
      --State....................................       (357)            71
                                                     -------         ------
                                                      (3,482)           688
                                                     -------         ------
   Deferred--Federal.............................      4,641          4,743
       --State...................................        530            542
                                                     -------         ------
                                                       5,171          5,285
                                                     -------         ------
                                                     $ 1,689         $5,973
                                                     =======         ======

    FORUM GROUP, INC., AS PARTITIONED FOR SALE TO HOST MARRIOTT CORPORATION

   A reconciliation of the statutory Federal tax rate to the Partitioned Business' effective income tax rate for the 24-week period ended June 20, 1997 and the 40-week period ended January 3, 1997 follows:

   Statutory federal tax rate............................................. 35.0%
   State income taxes, net of federal tax benefit.........................  4.0%
                                                                           ----
                                                                           39.0%
                                                                           ====

   The provision or benefit is not indicative of what should have been recorded if the Partitioned Business had determined the tax provision or benefit based on its share of MI's allocation of a tax provision or benefit to all entities included in the consolidated return based on taxable income or loss. However, the Partitioned Business will reimburse or be reimbursed by MI for its share of the consolidated provision or benefit based on MI's allocation of the provision or benefit to all entities included in the consolidated return based on taxable income or loss. The difference between the liability to or the receivable from MI and the tax provision or benefit determined as if the Partitioned Business filed a separate tax return will be recorded as a capital contribution or a dividend.

8. Related Party Transactions

 Due to Marriott International, Inc.

   Cash from the Partitioned Business is deposited with MI's general corporate funds. Similarly, operating expenses, capital expenditures, centralized services and other cash requirements of the Partitioned Business are paid by MI and charged directly or allocated to the Partitioned Business. The intercompany rate for non-capitalization borrowings was 6% for the 24-week period ended June 20, 1997 and the 40-week period ended January 3,1997. These borrowings have no specific repayment term.

   The Partitioned Business is insured through MI's self-insurance program for property damage, general liability, workers' compensation and employee medical coverage. MI charges the Partitioned Business on a per occurrence basis.

 Costs Allocated from Marriott International, Inc.

   The costs allocated to the Partitioned Business, contained in its consolidated statements of operations, are approximately $4.7 million and $6.6 million for the 24-week period ended June 20, 1997 and the 40-week period ended January 3, 1997, respectively.

9. Commitments and Contingencies

   Effective June 21, 1997, the management agreements between Forum, as manager, and entities included in the Partitioned Business have either been assigned to MSLSI or new agreements between MSLSI and those entities have been executed.

10. Litigation

   On June 15, 1995, The Russell F. Knapp Revocable Trust (the "Plaintiff") filed a complaint in the United States District Court of the Southern District of Indiana (the "Indiana Court") against Forum Retirement Inc., ("FRI") a wholly-owned subsidiary of Forum, and general partner of Forum Retirement Partners L.P. (the "Partnership"), alleging breach of the partnership agreement, breach of fiduciary duty, fraud, insider trading and civil conspiracy/aiding and abetting. On February 4, 1998, the Plaintiff, MSLSI, FRI, Forum and Host Marriott entered into a Settlement and Release Agreement (the "Settlement Agreement"), pursuant to which Host Marriott agreed to pay each limited partner electing to join in the Settlement Agreement $4.50 per unit in

    FORUM GROUP, INC., AS PARTITIONED FOR SALE TO HOST MARRIOTT CORPORATION exchange for (i) the transfer of all Partnership units owned by a settling limited partner; (ii) an agreement by each settling limited partner not to purchase additional Partnership units; (iii) a release of all claims asserted in the litigation; and (iv) a dismissal of the litigation. Because of the derivative nature of the allegations contained in the Plaintiff's complaint, the General Partner invited all limited partners, in their sole discretion, to participate in the Settlement Agreement, and detailed the requirements for participation in two notices to unitholders, dated March 27, 1998, and May 6, 1998, respectively. Initially, the period within which a limited partner could elect to participate in the Settlement Agreement was scheduled to expire on April 27, 1998. This period was extended to May 22, 1998. Host Marriott also agreed to pay as much as an additional $1.25 per unit to the settling Limited Partners, under certain conditions, in the event that Host Marriott within three years following the date of settlement initiates a tender offer for the purchase of units not presently held by Host Marriott or the settling Limited Partners. On February 5, 1998, the Indiana Court entered an order approving the dismissal of the Plaintiff's case.

   In connection with the Settlement Agreement, Host Marriott initially acquired 1,000,894 limited partner units from the Plaintiff and related parties for $4,504,023 on March 25, 1998. Host Marriott subsequently acquired additional 1,140,901 limited partner units from other limited partners electing to participate in the Settlement Agreement for $5,134,055. As a result of these purchases, Host Marriott's current ownership interest in the Partnership, directly or through affiliates, increased to approximately 93%.

   On July 21, 1998, Forum Retirement, Inc. announced that it had received a proposal from Host Marriott to acquire all remaining outstanding Partnership Units for $4.50 per Unit. Host Marriott currently owns 14,151,169 of the 15,285,248 outstanding Units of the Partnership. Completion of the proposed transaction is contingent on several items including but not limited to, FRI Board approval and approval of an advisory committee of the Board which will consider the transaction from the perspective of the holders of the remaining Units and the issuance of a fairness opinion with respect to the proposed transaction by the financial advisors to such advisory committee.

   On July 22, 1998, Harbor Finance Partners, LTD. ("Harbor Finance"), a Partnership unitholder, filed a purported class action lawsuit relating to Host Marriott's proposal in Delaware State Chancery Court against Host Marriott, FRI, two of their affiliates, the Partnership, and FRI's directors. Harbor Finance alleges in the complaint that these defendants breached their fiduciary duties to the unitholders by offering an inadequate price for the units, attempting to improperly influence the market price of the units, and failing to provide for a mechanism that would establish a fair price for the units. Harbor Finance is seeking certification of a class, an injunction to prevent completion of the proposed transaction or, in the alternative, rescission of the transaction, and compensatory damages. Punitive damages are not sought in the action. FRI believes that there is no merit to the allegations contained in the complaint, and that this litigation will not have a material, adverse effect on the financial performance of the Partnership. The appointment of the Board's advisory committee and the required fairness opinion will ensure that an adequate price will be paid.

11. Subsequent Event

   On the December 29, 1998, Host Marriott completed its plan of reorganizing its business by spinning-off Crestline Capital Corporation ("Crestline Capital," formerly known as HMCSC) to the shareholders of Host Marriott as part of a series of transactions pursuant to which Host Marriott elected to be considered a REIT. As part of the Distribution, Host Marriott distributed 20.5 million, or 94%, of the outstanding shares of common stock of Crestline Capital to the Host Marriott shareholders. The remaining 1.4 million, or six percent, of the outstanding shares were used by Host Marriott as part of the consideration paid on December 30, 1998 for Host Marriott's acquisition of certain hotel properties from The Blackstone Group and a series of funds controlled by Blackstone Real Estate Partners (the "Blackstone Acquisition"). The shares were distributed on the basis of one share of Crestline Capital's common stock for every ten shares of Host Marriott common stock.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Limited Partners of
Marriott Residence Inn USA Limited Partnership:

   We have audited the accompanying balance sheets of Marriott Residence Inn USA Limited Partnership (a Delaware limited partnership) as of December 31, 1998 and 1997, and the related statements of operations, changes in partners' capital and cash flows for the years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Marriott Residence Inn USA Limited Partnership as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1998, 1997 and 1996 in conformity with generally accepted accounting principles.

   As discussed in Note 2 to the financial statements, the Partnership has given retroactive effect to the change to include property-level revenues and operating expenses of its inns in the statement of operations.

                                          Arthur Andersen LLP

Washington, D.C.
May 18, 1999

                 MARRIOTT RESIDENCE INN USA LIMITED PARTNERSHIP

                                 BALANCE SHEET
                           December 31, 1998 and 1997

                                                       1998           1997
                                                   -------------  ------------
                      ASSETS
Property and equipment, net....................... $  76,522,171  $ 79,327,711
Cash and cash equivalents.........................     6,473,502     3,701,029
Property improvement fund.........................     1,120,997       681,891
Due from Residence Inn by Marriott, Inc. and
 affiliates.......................................     1,327,153     1,018,453
Other assets......................................       737,638     1,080,130
                                                   -------------  ------------
  Total assets.................................... $  86,181,461  $ 85,809,214
                                                   =============  ============
        LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
  Mortgage debt................................... $  54,628,029  $ 55,465,042
  Accounts payable and accrued expenses...........        13,524       482,931
  Deferred incentive management fees payable to
   Residence Inn by Marriott, Inc. and
   affiliates.....................................     1,068,122       421,346
                                                   -------------  ------------
    Total liabilities.............................    55,709,675    56,369,319
                                                   -------------  ------------
PARTNERS' CAPITAL
  General Partner
    Capital contributions, net of offering costs
     of $70,681...................................     3,129,319     3,129,319
    Cumulative net income.........................     1,542,020     1,247,705
    Capital distributions.........................    (1,369,601)     (953,601)
                                                   -------------  ------------
      Total general partners' capital.............     3,301,738     3,423,423
                                                   -------------  ------------
  Limited Partners
    Capital contributions, net of offering costs
     of $3,692,932................................    93,978,130    93,978,130
    Cumulative net income.........................    34,578,858    28,986,877
    Capital distributions.........................  (101,386,940)  (96,948,535)
                                                   -------------  ------------
      Total limited partners' capital.............    27,170,048    26,016,472
                                                   -------------  ------------
      Total partners' capital.....................    30,471,786    29,439,895
                                                   -------------  ------------
    Total liabilities and partners' capital....... $  86,181,461  $ 85,809,214
                                                   =============  ============

   The accompanying notes are an integral part of these financial statements.

                 MARRIOTT RESIDENCE INN USA LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1998, 1997 and 1996

                                           1998         1997         1996
                                        -----------  -----------  -----------
REVENUES
  Suites............................... $38,766,657  $37,922,552  $36,788,045
  Other operating departments..........   1,997,330    1,953,354    1,936,057
                                        -----------  -----------  -----------
      Total revenues...................  40,763,987   39,875,906   38,724,102
                                        -----------  -----------  -----------
OPERATING COSTS AND EXPENSES
  Property-level costs and expenses
    Suites.............................   8,020,529    7,522,464    7,297,185
    Other operating departments........     972,812      735,431      717,598
    Other Inn operating expenses.......  10,515,512    9,845,183    9,813,711
                                        -----------  -----------  -----------
      Total property-level costs and
       expenses........................  19,508,853   18,103,078   17,828,494
  Depreciation and amortization........   4,293,394    4,048,361    3,726,389
  Residence Inn system fee.............   1,550,666    1,516,902    1,471,520
  Property taxes.......................   1,514,981    1,427,637    1,426,548
  Incentive management fee.............   1,081,786    1,223,705      467,633
  Base management fee..................     815,280      797,518      774,482
  Equipment rent and other.............     680,167      757,442      663,614
                                        -----------  -----------  -----------
      Total operating costs and
       expenses........................  29,445,127   27,874,643   26,358,680
                                        -----------  -----------  -----------
OPERATING PROFIT.......................  11,318,860   12,001,263   12,365,422
  Interest expense.....................  (5,697,301)  (5,895,884)  (6,377,022)
  Interest income......................     264,737      307,689      426,748
                                        -----------  -----------  -----------
NET INCOME............................. $ 5,886,296  $ 6,413,068  $ 6,415,148
                                        ===========  ===========  ===========
ALLOCATION OF NET INCOME
  General Partner......................     294,315  $   320,653  $   320,757
  Limited Partners.....................   5,591,981    6,092,415    6,094,391
                                        -----------  -----------  -----------
                                        $ 5,886,296  $ 6,413,068  $ 6,415,148
                                        ===========  ===========  ===========
NET INCOME PER LIMITED PARTNER UNIT
 (608 Units)........................... $     9,197  $    10,020  $    10,024
                                        ===========  ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                 MARRIOTT RESIDENCE INN USA LIMITED PARTNERSHIP

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
              For the Years Ended December 31, 1998, 1997 and 1996

                                            General      Limited
                                            Partner     Partners       Total
                                           ----------  -----------  -----------
Balance, December 31, 1995................ $3,498,063  $25,998,482  $29,496,545
  Capital distributions...................   (364,050)  (7,031,216)  (7,395,266)
  Net income..............................    320,757    6,094,391    6,415,148
                                           ----------  -----------  -----------
Balance, December 31, 1996................  3,454,770   25,061,657   28,516,427
  Capital distributions...................   (352,000)  (5,137,600)  (5,489,600)
  Net income..............................    320,653    6,092,415    6,413,068
                                           ----------  -----------  -----------
Balance, December 31, 1997................  3,423,423   26,016,472   29,439,895
  Capital distributions...................   (416,000)  (4,438,405)  (4,854,405)
  Net income..............................    294,315    5,591,981    5,886,296
                                           ----------  -----------  -----------
Balance, December 31, 1998................ $3,301,738  $27,170,048  $30,471,786
                                           ==========  ===========  ===========




   The accompanying notes are an integral part of these financial statements.

                 MARRIOTT RESIDENCE INN USA LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1998, 1997 and 1996

                                            1998          1997         1996
                                         -----------  ------------  -----------
OPERATING ACTIVITIES
  Net income...........................  $ 5,886,296  $  6,413,068  $ 6,415,148
  Noncash items:
    Depreciation and amortization......    4,293,394     4,048,361    3,726,389
    Amortization of deferred financing
     costs as interest expense.........      385,678       388,465      388,465
  Working capital changes:
    Due from Residence Inn by Marriott,
     Inc...............................     (308,700)        6,540     (215,850)
    Accounts payable and accrued
     expenses..........................      177,369       371,604      (27,653)
                                         -----------  ------------  -----------
      Cash provided by operations......   10,434,037    11,228,038   10,286,499
                                         -----------  ------------  -----------
INVESTING ACTIVITIES
  Additions to property and equipment..   (1,442,258)   (4,907,987)  (1,916,314)
  Change in restricted cash............          --      3,793,208          --
  Changes in property improvement fund,
   net.................................     (439,106)    2,512,082     (241,522)
                                         -----------  ------------  -----------
    Cash (used in) provided by
     investing activities..............   (1,881,364)    1,397,303   (2,157,836)
                                         -----------  ------------  -----------
FINANCING ACTIVITIES
  Capital distributions................   (4,854,405)   (5,489,600)  (7,395,266)
  Payment of financing costs...........      (88,782)          --           --
  Repayment of mortgage principal......     (837,013)     (760,233)  (6,122,816)
  (Repayments of) proceeds from note
   payable to Host Marriott
   Corporation.........................          --     (5,392,667)   5,392,667
                                         -----------  ------------  -----------
      Cash used in financing
       activities......................   (5,780,200)  (11,642,500)  (8,125,415)
                                         -----------  ------------  -----------
INCREASE IN CASH AND CASH EQUIVALENTS..    2,772,473       982,841        3,248
CASH AND CASH EQUIVALENTS, beginning of
 year..................................    3,701,029     2,718,188    2,714,940
                                         -----------  ------------  -----------
CASH AND CASH EQUIVALENTS, end of
 year..................................  $ 6,473,502  $  3,701,029  $ 2,718,188
                                         ===========  ============  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid for interest...............  $ 5,758,000  $  5,556,000  $ 5,989,000
                                         ===========  ============  ===========


   The accompanying notes are an integral part of these financial statements.

                 MARRIOTT RESIDENCE INN USA LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

Note 1. The Partnership

 Description of the Partnership

   Marriott Residence Inn USA Limited Partnership (the "Partnership"), a Delaware limited partnership, was formed to acquire, own and operate 11 Residence Inn by Marriott hotels (the "Inns"). The Inns are located in eight states and have a total of 1,294 suites. The Inns are managed by Residence Inn by Marriott, Inc. (the "Manager"), a wholly-owned subsidiary of Marriott International, Inc. ("MII"), as part of the Residence Inn by Marriott hotel system.

   The Partnership was formed on August 21, 1991 and operations commenced on December 30, 1991 (the "Closing Date"). On the Closing Date, the Inns were contributed to the Partnership pursuant to the terms of a contribution agreement between Host Marriott, the Manager, several wholly-owned subsidiaries of Host Marriott (collectively, the "Contributing Limited Partners") and the Partnership. In consideration for their contribution, the Contributing Limited Partners received 608 limited partner interests ("Units"), representing a 95% interest, and the proceeds of a $58,000,000 mortgage loan (see Note 5). The General Partner contributed $3,200,000 for a 5% interest in the Partnership.

   On June 30, 1992 (the "Initial Equity Closing Date"), the Contributing Limited Partners transferred 170 Units to non-Host Marriott investors. All remaining Units were transferred between December 31, 1992 and December 2, 1994. For U.S. Federal income tax reporting purposes (IRC Section 708(b)(1)(B)), a termination of the Partnership occurred on March 15, 1993 (the "Remeasurement Date") as a result of the sale of 50% of the interests in the Partnership's capital and profits in the previous twelve months. As a result of the termination, for tax purposes, the Partnership was treated as distributing its properties to the partners who immediately thereafter contributed the properties to a new partnership. There were no adjustments made to these financial statements as a result of this termination. However, on a tax basis, under applicable U.S. Federal income tax regulations, the carrying value of the property and equipment were adjusted to reflect its fair market value on the Remeasurement Date.

   On April 17, 1998, Host Marriott Corporation ("Host Marriott"), the parent of RIBM Three LLC, the sole general partner of the partnership (the "General Partner"), announced that its Board of Directors authorized the Company to reorganize its business operations to qualify as a real estate investment trust ("REIT") to become effective as of January 1, 1999 (the "REIT Conversion"). On December 29, 1998, Host Marriott announced that it had completed substantially all the steps necessary to complete the REIT Conversion, including spinning off Crestline Capital Corporation, to the shareholders of Host Marriott, ("Crestline Capital") and expected to qualify as a REIT under the applicable Federal income tax laws beginning January 1, 1999. Subsequent to the REIT Conversion, Host Marriott is referred to as Host REIT. In connection with the REIT Conversion, Host REIT contributed substantially all of its hotel assets to a newly formed partnership, Host Marriott L.P. ("Host LP").

   On December 24, 1998, in connection with Host Marriott's conversion to a real estate investment trust (the "Conversion"), the name of the general partner changed from Marriott RIBM Three Corporation to RIBM Three LLC. Prior to the Conversion, the General Partner was a wholly-owned subsidiary of Host Marriott. Pursuant to the Conversion, Host Marriott contributed a 1% Class A managing interest in the General Partner to Host Marriott L.P., and a 99% Class B interest in the General Partner to Rockledge Hotel Properties, Inc., a non-controlled subsidiary of Host Marriott L.P. In March 1999, Crestline Capital purchased a 74% limited partner interest in the Partnership for $34.4 million from the limited partners.

                MARRIOTT RESIDENCE INN USA LIMITED PARTNERSHIP

 Partnership Allocations and Distributions

   Pursuant to the terms of the partnership agreement, Partnership allocations, for U.S. Federal income tax purposes, and distributions subsequent to the Initial Equity Closing Date are generally made as follows:

     a. Cash available for distribution will generally be distributed (i) first, 100% to the limited partners, until the limited partners have received, with respect to such year, an amount equal to 11% of their average daily outstanding Net Invested Capital, defined as the excess of capital contributions over cumulative distributions of net refinancing and/or sales proceeds ("Capital Receipts"); (ii) second, 100% to the General Partner until the General Partner has received, with respect to such year, an amount equal to 11% of Net Invested Capital; (iii) third, 5% to the General Partner and 95% to the limited partners, until the partners have received cumulative distributions of Capital Receipts equal to the partners' capital contributions; and (iv) thereafter, 15% to the General Partner and 85% to the limited partners.

     b. Capital Receipts not retained by the Partnership will be distributed
  (i) first, 100% to the limited partners until the limited partners have received an amount equal to the unpaid portion of a 14% return on Net Invested Capital; (ii) second, 100% to the limited partners until the partners have received cumulative distributions of Capital Receipts equal to their capital contributions; (iii) third, 100% to the General Partner until the General Partner has received an amount equal to the unpaid portion of a 14% return on Net Invested Capital; (iv) fourth, 100% to the General Partner until the General Partner has received cumulative distributions of Capital Receipts equal to its capital contribution; and
  (v) thereafter, 15% to the General Partner and 85% to the limited partners.

     c. Proceeds from the sale of substantially all of the assets of the Partnership will be distributed to the partners in accordance with their capital account balances as adjusted to take into account gain or loss resulting from such sale.

     d. Net profits will generally be allocated to the partners in proportion to the distributions of cash available for distribution; however, the General Partner will not be allocated less than 1%.

     e. Net losses will generally be allocated 5% to the General Partner and 95% to the limited partners.

     f. Gain recognized by the Partnership will generally be allocated (i) first, to all partners whose capital accounts have negative balances until such balances are brought to zero; (ii) next, to all partners in the amount necessary to bring their respective capital account balances to an amount equal to their Net Invested Capital plus a 14% return on Net Invested Capital; and (iii) thereafter, in amounts necessary to bring the ratio of the General Partner and limited partners' capital account balances in excess of capital priority amounts, as defined, to 15% and 85%, respectively.

     g. Losses recognized by the Partnership will generally be allocated (i) first, 85% to limited partners and 15% to the General Partner until positive capital account balances in excess of capital priority amounts, as defined, have been eliminated; (ii) next, to all partners whose capital accounts have positive balances until such balances have been eliminated; and (iii) thereafter, 100% to the General Partner.

   For financial reporting purposes, net profits and losses are allocated among partners based upon their stated interests in cash available for distributions.

Note 2. Summary of Significant Accounting Policies

 Basis of Accounting

   The Partnership's records are maintained on the accrual basis of accounting and its fiscal year coincides with the calendar year.

                 MARRIOTT RESIDENCE INN USA LIMITED PARTNERSHIP

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   The Partnership considers all highly liquid investments with an original maturity of three months or less at date of purchase to be cash equivalents.

 Property and Equipment

   Property and equipment is recorded at cost. Property and equipment contributed by Host Marriott and its affiliates has been recorded at its carryover basis. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

     Buildings and improvements......................................   40 years
     Furniture and equipment......................................... 4-10 years

   All property and equipment is pledged as security for the mortgage debt described in Note 5.

   The Partnership assesses impairment of its real estate properties based on whether estimated undiscounted future cash flows from such properties on an individual property basis will be less than their net book value. If a property is impaired, its basis is adjusted to fair market value.

 Restricted Cash Reserve

   A restricted cash reserve was available to support distributions to the limited partners if, and to the extent, cash distributions for any year through 1996 otherwise would be insufficient to provide the limited partners an annualized return on the limited partners' capital contributions equal to 11% for 1996 and 10.75% for 1995. The remaining balance in the restricted cash reserve at February 15, 1997 became part of the Partnership's general working capital and was used to repay the note payable due to Host Marriott (see Note
5).

 Deferred Financing Costs

   Deferred financing costs represent the costs incurred in connection with obtaining the mortgage debt and amendments (see Note 5) and are amortized using the straight-line method, which approximates the effective interest method, over the term of the loan. The Partnership paid $88,782 in financing costs during the year ended December 31, 1998 in connection with the extension of the mortgage debt. Accumulated amortization of the deferred financing costs was $2,719,501 and $2,333,822 as of December 31, 1998 and 1997, respectively.

 Revenues and Expenses

   Revenues primarily represent gross revenues generated by the Inns.

   On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board ("FASB") reached a consensus on EITF 97-2 "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual

                 MARRIOTT RESIDENCE INN USA LIMITED PARTNERSHIP

Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

   The Partnership assessed the impact of EITF 97-2 on its financial statements and determined that EITF 97-2 requires the Partnership to include property-level revenues and operating expenses of its Inns in its Statement of Operations. The Partnership has given retroactive effect to the adoption of EITF 97-2 in the accompanying statement of operations. Application of EITF 97-2 to the financial statements for the years ended December 31, 1998, 1997 and 1996 increased both revenues and operating expenses by approximately $19.5 million, $18.1 million and $17.8 million, respectively, and had no impact on operating profit or net income.

 Interest Rate Swap Agreement

   The Partnership entered into an interest rate swap agreement to convert certain portions of its variable rate debt to a fixed rate basis. The interest rate differential to be paid or received on the interest rate swap agreement is accrued as interest rates change and is recognized as an adjustment to interest expense (see Note 5).

 Income Taxes

   Provision for Federal and state income taxes has not been made in the accompanying financial statements since the Partnership does not pay income taxes, but rather, allocates its profits and losses to the individual partners. Significant differences exist between the net income for financial reporting purposes and the net income as reported in the Partnership's tax return. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods, shorter depreciable lives for the assets, differences in the timing of recognition of certain fees and straight-line rent adjustments. As a result of these differences, the excess of the tax basis in Partnership net liabilities over the Partnership net liabilities reported in the accompanying financial statements is $7,218,000 and $9,907,000 as of December 31, 1998 and 1997, respectively.

 Reclassifications

   Certain prior year amounts have been reclassified to conform with current year presentation.

Note 3. Property and Equipment

  Property and equipment consists of the following as of December 31:

                                                         1998          1997
                                                     ------------  ------------
   Land and improvements............................ $  9,710,712  $  9,658,977
   Buildings and improvements.......................   73,470,126    73,039,408
   Furniture and equipment..........................   18,742,798    17,782,993
                                                     ------------  ------------
                                                      101,923,636   100,481,378
   Less accumulated depreciation....................  (25,401,465)  (21,153,667)
                                                     ------------  ------------
                                                     $ 76,522,171  $ 79,327,711
                                                     ============  ============

                 MARRIOTT RESIDENCE INN USA LIMITED PARTNERSHIP

Note 4. Estimated Fair Value of Financial Instruments

   The estimated fair value of financial instruments is shown below. Fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts:

                             As of December 31, 1998    As of December 31, 1997
                            -------------------------- --------------------------
                             Carrying   Estimated Fair  Carrying   Estimated Fair
                              Amount        Value        Amount        Value
                            ----------- -------------- ----------- --------------
   Mortgage debt........... $54,628,029  $54,628,029   $55,465,042  $56,808,151
   Interest Rate Swap
    Agreement.............. $       --   $       --    $       --   $   532,231

   The estimated fair value of the mortgage debt are based on the expected future debt service payments discounted at risk adjusted rates.

   The estimated fair value of the interest rate swap agreement is based on the estimated amount the Partnership would pay or receive to terminate the agreement. The notional amount of the agreement was $25,836,467 at December 31, 1997. The Swap Agreement expired on December 31, 1998.

Note 5. Debt

 Term Loan

   On the Closing Date, the Partnership entered into a loan agreement with a life insurance company, as lead lender and servicer, to provide $58,000,000 of non-recourse debt (the "Term Loan"). The Term Loan was amortized on the basis of a 25-year amortization schedule which commenced in March 1994 and matured on December 31, 1998.

   The Term Loan was evidenced by (i) promissory notes aggregating $31,000,000 (the "Fixed Rate Notes") which bore interest at a fixed rate of 9.66% per annum and (ii) promissory notes aggregating $27,000,000 (the "Floating Rate Notes") which bore interest at 1.85 percentage points over the three-month London Interbank Offered Rate. On the Closing Date, the Partnership entered into an interest rate swap agreement (the "Swap Agreement") with a third party to effectively fix the interest rate on the Floating Rate Notes at 9.66% per annum until maturity of the Term Loan. The counterparty's obligations under the Swap Agreement were guaranteed by the parent company of the counterparty, a national investment banking institution. There was no nonperformance by the counterparty during the term of the agreement. The Partnership's obligations under the Swap Agreement were secured by a pledge of collateral by the General Partner. The Swap Agreement expired on December 31, 1998.

   On December 31, 1998, the Term Loan was amended such that its maturity date was extended from December 31, 1998 to December 31, 1999. The Term Loan was extended for only one year in anticipation of a possible sale of the Partnership's hotels in 1999. As a result of the Amendment, the Fixed Rate Notes and Floating Rate Notes were consolidated into a single indebtedness in the principal amount of $54,628,029 (the "Amended Term Loan"). The Amended Term Loan bears interest at 3.3 percentage points over the three-month LIBOR (the "Contract Rate"). The Contract Rate in effect on December 31, 1998 was 8.6%. On the Amendment date, the Partnership made the following payments: (1) $529,740 in interest due and payable on the Term Loan, (2) a $50,000 underwriting fee payable in connection with the Amendment, and (3) $38,782 in legal fees. Beginning February 1, 1999, monthly principal payments of $75,000 will be made on the Amended Term Loan, in addition to monthly interest payments calculated on the basis of the Contract Rate and the outstanding principal balance. All unpaid principal and interest is due at the maturity of the Amended Term Loan on December 31, 1999.

                 MARRIOTT RESIDENCE INN USA LIMITED PARTNERSHIP

   The Amended Term Loan is secured by first mortgages on the Partnership's fee or leasehold interest in ten of the Inns (the "Term Loan Inns"), a security interest in all personal property associated with the Term Loan Inns including furniture and equipment, inventory, contracts and other general intangibles, and an assignment of the Partnership's rights under the management agreement.

 Raleigh Mortgage Loan

   On the Closing Date, the Partnership assumed one of the Contributing Limited Partner's obligations under a nonrecourse mortgage loan in the original principal amount of $5,900,000 with respect to the Raleigh Inn. The loan carried a fixed interest rate of 10.25% and required monthly payments of interest and principal, based on a 30-year amortization schedule, until maturity on July 1, 1996. On July 1, 1996, the Raleigh Mortgage Loan was fully repaid with proceeds advanced under a loan from Host Marriott.

 Note Payable to Host Marriott

   On July 1, 1996, the Raleigh Mortgage Loan was repaid in full with proceeds of a $5,392,667 unsecured nonrecourse loan from Host Marriott. Interest on the loan accrues at prime plus one percent. The loan matured on April 30, 1997 with the entire balance due at that time. The Partnership repaid the loan with funds released from the restricted cash reserve and cash from Partnership operating activity. During 1997 and 1996, $160,500 and $209,100, respectively, of interest was paid to Host Marriott. The weighted average interest rate was 9.36% and 9.25% for the years ended December 31, 1997 and 1996, respectively.

Note 6. Management Agreement

   The Manager operates the Inns pursuant to a long-term management agreement with an initial term expiring December 30, 2011. The Manager has the option to extend the agreement on one or more Inns for up to five 10-year terms. The Manager earns a base management fee equal to 2% of the Inns' gross revenues, which is subordinate to payment of qualifying debt service payments, a provision for Partnership administrative expenses and retention by the Partnership of annual cash flow from operations of $7,040,000. The Manager is also entitled to an incentive management fee equal to 20% of operating profit, as defined, in excess of $9,500,000 for each calendar year. The incentive management fee is payable out of 50% of cash flow from operations remaining after payment of debt service, provision for Partnership administrative expenses, retention by the Partnership of annual cash flow from operations of $7,040,000, payment of current base management fees, payment of amounts due pursuant to any loans from Host Marriott and deferred base management fees. Through December 31, 1996, base and incentive management fees not paid currently were waived by the Manager. Subsequent to December 31, 1996, any base and incentive management fees not paid are earned by the Manager and have been accrued by the Partnership. For the years ended December 31, 1998, 1997 and 1996, $815,280, $797,518 and $774,482 of base management fees and $436,798,
$802,359 and $467,633 of incentive management fees, respectively, were paid to the Manager. As of December 31, 1998 and 1997, respectively, $1,068,122 and $421,346 in incentive management fees were deferred.

   The management agreement also provides for a Residence Inn system fee equal to 4% of suite revenues. In addition, the Manager is reimbursed for each Inn's pro rata share of the actual costs and expenses incurred in providing certain services ("Chain Services") on a central or regional basis to all hotels operated by the Manager. As franchiser of the Residence Inn by Marriott system, the Manager maintains a marketing fund to pay the costs associated with certain system-wide advertising, promotional and public relations materials and programs and the operation of a toll-free reservation system. Each Inn contributes 2.5% of suite revenues to the marketing fund. For the years ended December 31, 1998, 1997 and 1996, the Partnership paid Residence Inn system fees of $1,550,666, $1,516,902 and $1,471,520, reimbursed the Manager for $962,145, $764,094 and

                 MARRIOTT RESIDENCE INN USA LIMITED PARTNERSHIP

$748,229 of Chain Services and contributed $969,166, $948,064 and $919,701 to the marketing fund, respectively. The Partnership is required to provide the Manager with working capital to meet the operating needs of the Inns. As of December 31, 1998 and 1997, $642,500 had been advanced to the Manager for working capital.

   The management agreement also provides for the establishment of a property improvement fund for the Inns. Contributions to the property improvement fund are equal to 5% of gross revenues of each Inn. During 1998, 1997 and 1996, the Partnership contributed $2,038,199, $1,994,000 and $1,936,000, respectively, to the property improvement fund.

Note 7. Meriden Ground Lease

   On the Closing Date, the Partnership assumed all of Host Marriott's rights and obligations as tenant under the ground lease with respect to the land on which the Meriden Inn is located. The initial term of the ground lease will expire on August 14, 2013. The Partnership will have the option to extend the term thereof for up to ten consecutive periods of five years each. Rent for the initial term in the amount of $1,200,000 was prepaid by Host Marriott and is amortized on a straight-line basis over the initial term of the lease. Rent after the initial term will be prepaid in varying amounts at the beginning of each applicable extended term. As of December 31, 1998 and 1997, accumulated amortization of the prepaid ground rent was $319,791 and $274,196, respectively.

                 MARRIOTT RESIDENCE INN USA LIMITED PARTNERSHIP

                            CONDENSED BALANCE SHEET
                              As of March 31, 1999
                                  (unaudited)

                              ASSETS
Property and equipment, net........................................ $76,027,932
Cash and cash equivalents..........................................   8,459,534
Due from Residence Inn by Marriott, Inc............................   1,906,299
Property improvement fund..........................................   1,446,601
Other assets.......................................................     704,104
                                                                    -----------
                                                                    $88,544,470
                                                                    ===========
                 LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
  Mortgage debt.................................................... $54,478,029
  Deferred incentive management fee due to Residence Inn by
   Marriott, Inc...................................................   1,145,122
  Accounts payable and accrued expenses............................     411,516
                                                                    -----------
    Total Liabilities..............................................  56,034,667
                                                                    -----------
PARTNERS' CAPITAL
  General Partner..................................................   3,403,642
  Limited Partners.................................................  29,106,162
                                                                    -----------
    Total Partners' Capital........................................  32,509,803
                                                                    -----------
                                                                    $88,544,470
                                                                    ===========


                  See Notes to Condensed Financial Statements.

                 MARRIOTT RESIDENCE INN USA LIMITED PARTNERSHIP

                       CONDENSED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                         Three Months Ended
                                                       ------------------------
                                                        March 31,    March 31,
                                                          1999         1998
                                                       -----------  -----------
REVENUES
  Inn revenues
    Suites............................................ $ 9,287,496  $ 9,074,529
    Other.............................................     455,439      440,247
                                                       -----------  -----------
      Total Inn revenues..............................   9,742,935    9,514,776
                                                       -----------  -----------
OPERATING COSTS AND EXPENSES
  Property-level costs and expenses
    Suites............................................   1,949,878    1,797,638
    Other operating departments.......................     229,919      237,216
    Other Inn operating expenses......................   2,511,839    2,418,248
                                                       -----------  -----------
      Total Inn property-level costs and expenses.....   4,691,636    4,453,102
  Depreciation and amortization.......................     676,264      958,991
  Incentive management fee............................     232,179      246,365
  Residence Inn system fee............................     371,499      362,981
  Property taxes......................................     372,356      373,700
  Base management fee.................................     194,859      190,296
  Equipment rent and other............................      69,278       66,737
                                                       -----------  -----------
                                                         6,608,071    6,652,172
                                                       -----------  -----------
OPERATING PROFIT......................................   3,134,864    2,862,604
  Interest expense....................................  (1,192,383)  (1,432,599)
  Interest income.....................................      95,536       63,528
                                                       -----------  -----------
NET INCOME............................................ $ 2,038,017  $ 1,493,533
                                                       ===========  ===========
ALLOCATION OF NET INCOME
  General Partner..................................... $   101,901  $    74,677
  Limited Partners....................................   1,936,116    1,418,856
                                                       -----------  -----------
                                                       $ 2,038,017  $ 1,493,533
                                                       ===========  ===========
NET INCOME PER LIMITED PARTNER UNIT
  (608 Units)......................................... $     3,184  $     2,334
                                                       ===========  ===========

                  See Notes to Condensed Financial Statements.

                 MARRIOTT RESIDENCE INN USA LIMITED PARTNERSHIP

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                       Three Months Ended
                                                  -----------------------------
                                                  March 31, 1999 March 31, 1998
                                                  -------------- --------------
OPERATING ACTIVITIES
  Net income....................................    $2,038,017     $1,493,533
  Noncash items.................................       698,399      1,056,108
  Changes in operating accounts.................      (104,154)      (518,108)
                                                    ----------     ----------
    Cash provided by operating activities.......     2,632,262      2,031,533
                                                    ----------     ----------
INVESTING ACTIVITIES
  Change in property improvement fund...........      (325,604)      (405,185)
  Additions to property and equipment...........      (170,626)       (84,079)
                                                    ----------     ----------
    Cash used in investing activities...........      (496,230)      (489,264)
                                                    ----------     ----------
FINANCING ACTIVITIES
  Principal payments on mortgage debt...........      (150,000)      (201,765)
  Capital distributions to partners.............           --      (2,934,400)
                                                    ----------     ----------
    Cash used in financing activities...........      (150,000)    (3,136,165)
                                                    ----------     ----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVA-
 LENTS..........................................     1,986,032     (1,593,896)
CASH AND CASH EQUIVALENTS, at beginning of peri-
 od.............................................     6,473,502      3,701,029
                                                    ----------     ----------
CASH AND CASH EQUIVALENTS, at end of period.....    $8,459,534     $2,107,133
                                                    ==========     ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMA-
 TION:
    Cash paid for mortgage interest.............    $  772,714     $1,337,113
                                                    ==========     ==========


                  See Notes to Condensed Financial Statements.

                 MARRIOTT RESIDENCE INN USA LIMITED PARTNERSHIP

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (Unaudited)

   1. The accompanying condensed financial statements have been prepared by Marriott Residence Inn USA Limited Partnership (the "Partnership") without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying financial statements. The Partnership believes the disclosures made are adequate to make the information presented not misleading. However, the condensed financial statements should be read in conjunction with the Partnership's financial statements and notes thereto included herein.

   In the opinion of the Partnership, the accompanying condensed financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Partnership as of March 31, 1999, and the results of operations and cash flows for the three months ended March 31, 1999 and 1998. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations.

   For financial reporting purposes, the net income of the Partnership is allocated 95% to the limited partners and 5% to RIBM Three LLC (the "General Partner"). Significant differences exist between the net income for financial reporting purposes and the net income for Federal income tax purposes. These differences are due primarily to the use, for Federal income tax purposes, of accelerated depreciation methods and shorter depreciable lives of the assets and differences in the timing of the recognition of incentive management fee expense.

   2. Revenues represent the gross sales generated by the Partnership's Inns. On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

   The Partnership considered the impact of EITF 97-2 on its condensed financial statements and determined that EITF 97-2 requires the Partnership to include property-level sales and operating expenses of its Inns in its statement of operations for the period during which the Partnership operated the Inns through a management agreement. The Partnership has given retroactive effect to the adoption of EITF 97-2 in the accompanying condensed statement of operations. Application of EITF 97-2 to the financial statements for the three months ended March 31, 1999 and 1998, increased both revenues and operating expenses by $4.7 million, and $4.5 million, respectively, and had no impact on operating profit or net income.

   3. Certain reclassifications were made to prior year financial statements to conform to the 1999 presentation.

   4. On March 29, 1999, Crestline Capital Corporation acquired 474 limited partner units, or a 74% interest in the Partnership. In May 1999, Crestline acquired an additional 20 limited partner units for $1.6 million in cash increasing Crestline's ownership to a 77% limited partnership interest in the Partnership.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               -----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   3
Use of Proceeds..........................................................  13
Price Range of Our Common Stock..........................................  13
Dividend Policy..........................................................  13
Selected Consolidated Financial Data.....................................  14
Capitalization...........................................................  16
Pro Forma Financial Information..........................................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  37
Management...............................................................  67
Principal Stockholders...................................................  72
Certain Relationships and Related Transactions...........................  74
Description of Capital Stock.............................................  76
The Selling Stockholders.................................................  83
Plan of Distribution.....................................................  85
Legal Matters............................................................  87
Experts..................................................................  87
Where You Can Find More Information......................................  87
Index to Financial Statements............................................ F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                1,400,002 Shares


                         Crestline Capital Corporation


                                  Common Stock


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The expenses to be paid by Crestline in connection with the distribution of the securities being registered are as set forth in the following table:

   Securities and Exchange Commission Fee............................. $  6,385
   *Legal Fees and Expenses...........................................  100,000
   *Accounting Fees and Expenses......................................   15,000
   *Printing Expenses.................................................   40,000
   *Miscellaneous.....................................................    5,000
                                                                       --------
     *Total........................................................... $166,385
                                                                       ========

  --------
   * Estimated.

Item 14. Indemnification of Directors and Officers

   The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts committed in bad faith or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company's Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

   The Company's Charter and Bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceedings to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceedings and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In accordance with the MGCL, the Company's Bylaws require it, as a condition to advancing expenses, to obtain (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Company's Bylaws and (2) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

   The Company intends to enter into indemnification agreements with each of its directors and officers. The indemnification agreements will require, among other things, that the Company indemnify its directors and officers to the fullest extent permitted by law and advance to its directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

   The directors and officers of the Company are insured under policies of insurance maintained by the Company, subject to limits of the policies, against certain losses arising from any claim made against them by reason of being or having been such officers or directors, including with respect to securities law claims.

Item 15. Recent Sales of Unregistered Securities

   The Company was incorporated in Maryland on November 9, 1998 as a wholly owned subsidiary of Host Marriott to facilitate the reincorporation of Crestline Capital Corporation, a Delaware corporation and the predecessor to the Company ("Crestline-Delaware") from Delaware to Maryland. On that date, the Company issued 100 shares of common stock to Host for an aggregate purchase price of $100. In November 1998, Crestline-Delaware was merged with and into the Company, and the Company's name was changed from "CCC Merger Corporation" to "Crestline Capital Corporation" as part of the merger. The Company issued 100 shares of Common Stock to Host Marriott in the merger. The issuance of these shares was effected in reliance on an exemption from registration under
Section 4(2) of the Securities Act. On December 16, 1998, prior to the spin-off of the Company from Host Marriott or its distribution of our shares to certain of the initial selling stockholders, the Company effected a 124,454 for 1 stock split.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibit
   No.                                 Description
 -------                               -----------
   3.1   Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Amendment No. 2 to Registration Statement on Form S-1
         (Reg. No. 333-64657), dated November 12, 1998)

   3.2   Bylaws (incorporated by reference to Exhibit 3.2 to the Company's
         Registration Statement on Form S-1 (Reg. No. 333-64657), dated
         September 29, 1998)

   3.3   Articles of Amendment and Restatement of Articles of Incorporation
         (incorporated by reference to Exhibit 3.3 to the Company's Amendment
         No. 2 to Registration Statement on Form S-1 (Reg. No. 333-64657), dated November 12, 1998)

   4.1   Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company's Amendment No. 2 to Registration Statement on Form S-1
         (Reg. No. 333-64657), dated November 12, 1998)

   5.1*  Legal Opinion of Tracy M.J. Colden

  #10.1 Form of Hotel Lease Agreement between the Company and Host Marriott for Full-Service Hotels Managed by Marriott International
         (incorporated by reference to Exhibit 10.1 to the Company's Amendment
         No. 3 to Registration Statement on Form S-1 (Reg. No. 333-64657), dated November 20, 1998)

  #10.2 Form of Hotel Lease Agreement between a Subsidiary of Host Marriott and HPT for Limited-Service Hotels (incorporated by reference to Exhibit 10.2 to the Company's Amendment No. 2 to Registration
         Statement on Form S-1 (Reg. No. 333-64657), dated November 12, 1998)

  #10.3 Form of Hotel Sublease Agreement Between the Company and Host Marriott for Limited -Service Hotels (incorporated by reference to Exhibit 10.3 to the Company's Amendment No. 3 to Registration Statement on Form S-1
         (Reg. No. 333-64657), dated November 20, 1998)

  #10.4 Form of Full-Service Hotel Management Agreement between the Company and Marriott International (incorporated by reference to Exhibit 10.4 to the Company's Amendment No. 2 to Registration Statement on Form S-1
         (Reg. No. 333-64657), dated November 12, 1998)


 Exhibit
   No.                                 Description
 -------                               -----------
  #10.5  Form of Owner's Agreement between the Company, Host Marriott and
         Marriott International (incorporated by reference to Exhibit 10.5 to the Company's Amendment No. 2 to Registration Statement on Form S-1
         (Reg. No. 333-64657), dated November 12, 1998)

  #10.6 Form of Limited-Service Hotel Management Agreement between the Company and Marriott International (incorporated by reference to Exhibit 10.6 to the Company's Amendment No. 2 to Registration Statement on Form S-1
         (Reg. No. 333-64657), dated November 12, 1998)

  #10.7  Form of Communities Operating Agreement between the Company and
         Marriott International (incorporated by reference to Exhibit 10.7 to the Company's Amendment No. 2 to Registration Statement on Form S-1
         (Reg. No. 333-64657), dated November 12, 1998)

  10.8   Form of First Amendment to Communities Operating Agreement
         (incorporated by reference to Exhibit 10.8 to the Company's Amendment
         No. 2 to Registration Statement on Form S-1 (Reg. No. 333-64657), dated November 12, 1998)

  10.9 Noncompetition Agreement dated as of December 28, 1998 by and among Host Marriott Corporation, Host Marriott, L.P., the Company, Fernwood
         Hotel Assets, Inc. and Rockledge Hotel Properties, Inc. (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form
         8-K (Reg. No. 1-14635), dated December 30, 1998)

  10.10  Form of Amended and Restated Communities Non-Competition Agreement
         (incorporated by reference to Exhibit 10.10 to the Company's Amendment
         No. 2 to Registration Statement on Form S-1 (Reg. No. 333-64657), dated November 12, 1998)

  10.11  Restated Hotel Non-Competition Agreement between Host Marriott and
         Marriott International (incorporated by reference to Exhibit 10.11 to the Company's Amendment No. 2 to Registration Statement on Form S-1
         (Reg. No. 333-64657), dated November 12, 1998)

  10.12  Form of First Amendment to Restated Hotel Non-Competition Agreement
         (incorporated by reference to Exhibit 10.12 to the Company's Amendment
         No. 3 to Registration Statement on Form S-1 (Reg. No. 333-64657), dated November 20, 1998)

  10.13 Form of Working Capital Note and Agreement (incorporated by reference to Exhibit 10.24 to the Company's Amendment No. 2 to Registration
         Statement on Form S-1 (Reg. No. 333-64657), dated November 12, 1998)

  10.14  Form of Tax Sharing Agreement between the Company and Host Marriott
         (incorporated by reference to Exhibit 10.14 to the Company's Amendment
         No. 3 to Registration Statement on Form S-1 (Reg. No. 333-64657), dated November 20, 1998)

  10.15 Form of FF&E Lease between the Company and Non-Controlled Subsidiaries of Host Marriott (incorporated by reference to Exhibit 10.15 to the Company's Amendment No. 3 to Registration Statement on Form S-1 (Reg.
         No. 333-64657), dated November 20, 1998)

  10.16  Form of Guaranty Agreement between the Company, the Lessees and Host
         Marriott (incorporated by reference to Exhibit 10.16 to the Company's
         Amendment No. 3 to Registration Statement on Form S-1 (Reg. No. 333-
         64657), dated November 20, 1998)

  10.17  Form of Pooling Agreement between the Company and Host Marriott
         (incorporated by reference to Exhibit 10.17 to the Company's Amendment
         No. 3 to Registration Statement on Form S-1 (Reg. No. 333-64657), dated November 20, 1998)

  10.18  Form of Employee Benefits and Other Employment Matters Allocation
         Agreement between the Company and Host Marriott (incorporated by reference to Exhibit 10.18 to the Company's Amendment No. 2 to
         Registration Statement on Form S-1 (Reg. No. 333-64657), dated
         November 12, 1998)


 Exhibit
   No.                                 Description
 -------                               -----------
  10.19  Form of Asset Management Agreement between the Company and Host
         Marriott (incorporated by reference to Exhibit 10.19 to the Company's
         Amendment No. 2 to Registration Statement on Form S-1 (Reg. No. 333-
         64657), dated November 12, 1998)

  10.20  Form of Asset Management Agreement between the Company and Non-
         Controlled Subsidiary of Host Marriott (incorporated by reference to
         Exhibit 10.20 to the Company's Amendment No. 2 to Registration
         Statement on Form S-1 (Reg. No. 333-64657), dated November 12, 1998)

  10.21  Registration Rights Agreement between the Company and the Contributors
         (as defined therein) (incorporated by reference to Exhibit 10.21 to the Company's Amendment No. 2 to Registration Statement on Form S-1
         (Reg. No. 333-64657), dated November 12, 1998)

  10.22  Tax Matters Agreement dated June 21, 1997 among the Company, Host
         Marriott, Forum, Marriott International and MSLS (incorporated by reference to Exhibit 10.22 to the Company's Amendment No. 2 to
         Registration Statement on Form S-1 (Reg. No. 333-64657), dated
         November 12, 1998)

  10.23  Indemnity Agreement dated June 21, 1997 among the Company, Host
         Marriott, Marriott International and MSLS (incorporated by reference to Exhibit 10.23 to the Company's Amendment No. 2 to Registration
         Statement on Form S-1 (Reg. No. 333-64657), dated November 12, 1998)

  10.24  Distribution Agreement dated as of December 28, 1998 by and among Host
         Marriott Corporation, Host Marriott, L.P., the Company, Fernwood Hotel
         Assets, Inc. And Rockledge Hotel Properties, Inc. (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K
         (Reg. No. 1-14635), dated December 30, 1998)

  12.1   Computation of Ratio of Earnings to Fixed Charges.
  21.1   Subsidiaries of Crestline Capital Corporation

  23.1*  Consent of Tracy M.J. Colden (included in Exhibit 5.1)

  23.2   Consent of Arthur Andersen LLP

  24.1 Powers of attorney from officers and directors of the Company signing by an attorney in fact (included on Signature Page)


--------
*  To be filed by amendment.
# Agreement filed is illustrative of numerous other agreements to which the Company is or will be a party.

   (b) Financial Statement Schedule

     The following financial statement schedule of the Company is filed as part of this Registration Statement and should be read in conjunction with the consolidated financial statements of the Company.

     Schedule III--Real Estate and Accumulated Depreciation S-1 to S-2

     Schedules other than that listed above have been omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bethesda, state of Maryland, on May 25, 1999.

                                          Crestline Capital Corporation

                                                    /s/ Larry K. Harvey
                                          By: _________________________________
                                            Name: Larry K. Harvey
                                            Title: Senior Vice President and
                                                  Corporate Controller

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tracy M.J. Colden and Larry K. Harvey, and each of them (with full power to each of them to act alone), their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign on their behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by each of the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Bruce D. Wardinski         Chairman of the Board,        May 25, 1999
______________________________________  President and Chief
          Bruce D. Wardinski            Executive Officer
                                        (Principal Executive
                                        Officer)

         /s/ James L. Francis          Executive Vice President,     May 25, 1999
______________________________________  Chief Financial Officer
           James L. Francis             and Treasurer (Principal
                                        Financial Officer)

         /s/ Larry K. Harvey           Senior Vice President and     May 25, 1999
______________________________________  Corporate Controller
           Larry K. Harvey              (Principal Accounting
                                        Officer)

                                       Director
______________________________________
             Adam M. Aron

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Louise M. Cromwell         Director                      May 25, 1999
______________________________________
          Louise M. Cromwell

                                       Director
______________________________________
           Kelvin L. Davis

                                       Director
______________________________________
         John W. Marriott III

        /s/ John B. Morse, Jr.         Director                      May 25, 1999
______________________________________
          John B. Morse, Jr.

     /s/ Christopher J. Nassetta       Director                      May 25, 1999
______________________________________
       Christopher J. Nassetta

        /s/ Michael A. Wildish         Director                      May 25, 1999
______________________________________
          Michael A. Wildish

                                                                    SCHEDULE III
                                                                     Page 1 of 2

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                January 1, 1999
                                 (in thousands)

                                                              Gross Amount at
                              Initial Costs                   January 1, 1999
                            ------------------  Subse-  ---------------------------            Date of
                                     Buildings  quent            Buildings          Accumu-    Comple-
                                         &      Costs                &               lated     tion of           Depre-
                                     Improve-  Capital-          Improve-            Depre-   Construc-   Date   ciation
   Description       Debt     Land     ments     ized     Land     ments    Total   ciation     tion    Acquired  Life
   -----------     -------- -------- --------- -------- -------- --------- -------- --------  --------- -------- -------
The Forum at
 Memorial Woods
 Houston, TX.....  $ 23,912 $  7,417 $ 30,688  $ 9,367  $  7,417 $ 40,055  $ 47,472 $ (1,485)    N/A       1997       40
The Forum at Park
 Lane
 Dallas, TX......    24,542    5,472   30,261       46     5,472   30,307    35,779     (937)    N/A       1997       40
The Forum at
 Knightsbridge
 Columbus, OH....    21,901      --    30,970    9,083       --    40,053    40,053   (1,521)    N/A       1997       40
The Remington
 Club I
 San Diego, CA...       --     4,225   32,060       47     4,225   32,107    36,332   (1,181)    N/A       1997       40
The Remington
 Club II
 San Diego, CA...       --     4,089   31,454      514     4,089   31,968    36,057   (1,830)    N/A       1997       40
Forwood Manor
 Wilmington, DE..       --     4,710   24,291    4,922     4,710   29,213    33,923     (951)    N/A       1997       40
Other properties,
 each less than
 5% of total.....   112,704   77,658  281,539   67,190    87,889  338,498   426,387  (17,455)    N/A    Various  Various
                   -------- -------- --------  -------  -------- --------  -------- --------
 Total...........  $183,059 $103,571 $461,263  $91,169  $113,802 $542,201  $656,003 $(25,360)
                   ======== ======== ========  =======  ======== ========  ======== ========

                                                                    SCHEDULE III
                                                                     Page 2 of 2

                 CRESTLINE CAPITAL CORPORATION AND SUBSIDIARIES

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                January 1, 1999
                                 (in thousands)

Notes:

     (A) The change in total cost of properties for the fiscal year ended January 1, 1999 and the period from June 21, 1997 (inception) through January 2, 1998 is as follows:

Balance as of June 21, 1997......................................... $546,056
  Additions:
    Contributions from Host Marriott................................   43,931(1)
    Capital expenditures............................................   30,783
                                                                     --------
Balance as of January 2, 1998.......................................  620,770
  Additions:
    Contributions from Host Marriott................................    7,801(1)
    Acquisitions....................................................   18,779
    Capital expenditures............................................    8,653
                                                                     --------
Balance as of January 1, 1999....................................... $656,003
                                                                     ========

     (B) The change in accumulated depreciation and amortization of real estate assets for the fiscal year ended January 1, 1999 and the period from June 21, 1997 (inception) through January 2, 1998 is as follows:

Balance as of June 21, 1997.......................................... $    --
  Depreciation and amortization......................................   (8,696)
                                                                      --------
Balance as of January 2, 1998........................................   (8,696)
  Depreciation and amortization......................................  (16,664)
                                                                      --------
Balance as of January 1, 1999........................................ $(25,360)
                                                                      ========

     (C) The aggregate cost of properties for Federal income tax purposes is approximately $515,000,000 at January 1, 1999.

     (D) The total cost of properties excludes construction-in-progress properties.

----------------
(1) During fiscal year 1998 and the period from June 21, 1997 (inception) through January 2, 1998, Host Marriott contributed buildings and improvements of $43,931,000 and 7,801,000, respectively, to the Company.

                                 EXHIBIT INDEX

 Exhibit
   No.                                 Description
 -------                               -----------
   3.1   Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Amendment No. 2 to Registration Statement on Form S-1
         (Reg. No. 333-64657), dated November 12, 1998)

   3.2   Bylaws (incorporated by reference to Exhibit 3.2 to the Company's
         Registration Statement on Form S-1 (Reg. No. 333-64657), dated
         September 29, 1998)

   3.3   Articles of Amendment and Restatement of Articles of Incorporation
         (incorporated by reference to Exhibit 3.3 to the Company's Amendment
         No. 2 to Registration Statement on Form S-1 (Reg. No. 333-64657), dated November 12, 1998)

   4.1   Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company's Amendment No. 2 to Registration Statement on Form S-1
         (Reg. No. 333-64657), dated November 12, 1998)

   5.1*  Legal Opinion of Tracy M.J. Colden

  #10.1 Form of Hotel Lease Agreement between the Company and Host Marriott for Full-Service Hotels Managed by Marriott International
         (incorporated by reference to Exhibit 10.1 to the Company's Amendment
         No. 3 to Registration Statement on Form S-1 (Reg. No. 333-64657), dated November 20, 1998)

  #10.2 Form of Hotel Lease Agreement between a Subsidiary of Host Marriott and HPT for Limited-Service Hotels (incorporated by reference to Exhibit 10.2 to the Company's Amendment No. 2 to Registration
         Statement on Form S-1 (Reg. No. 333-64657), dated November 12, 1998)

  #10.3 Form of Hotel Sublease Agreement Between the Company and Host Marriott for Limited -Service Hotels (incorporated by reference to Exhibit 10.3 to the Company's Amendment No. 3 to Registration Statement on Form S-1
         (Reg. No. 333-64657), dated November 20, 1998)

  #10.4 Form of Full-Service Hotel Management Agreement between the Company and Marriott International (incorporated by reference to Exhibit 10.4 to the Company's Amendment No. 2 to Registration Statement on Form S-1
         (Reg. No. 333-64657), dated November 12, 1998)

  #10.5  Form of Owner's Agreement between the Company, Host Marriott and
         Marriott International (incorporated by reference to Exhibit 10.5 to the Company's Amendment No. 2 to Registration Statement on Form S-1
         (Reg. No. 333-64657), dated November 12, 1998)

  #10.6 Form of Limited-Service Hotel Management Agreement between the Company and Marriott International (incorporated by reference to Exhibit 10.6 to the Company's Amendment No. 2 to Registration Statement on Form S-1
         (Reg. No. 333-64657), dated November 12, 1998)

  #10.7  Form of Communities Operating Agreement between the Company and
         Marriott International (incorporated by reference to Exhibit 10.7 to the Company's Amendment No. 2 to Registration Statement on Form S-1
         (Reg. No. 333-64657), dated November 12, 1998)

  10.8   Form of First Amendment to Communities Operating Agreement
         (incorporated by reference to Exhibit 10.8 to the Company's Amendment
         No. 2 to Registration Statement on Form S-1 (Reg. No. 333-64657), dated November 12, 1998)

  10.9 Noncompetition Agreement dated as of December 28, 1998 by and among Host Marriott Corporation, Host Marriott, L.P., the Company, Fernwood
         Hotel Assets, Inc. and Rockledge Hotel Properties, Inc. (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form
         8-K (Reg. No. 1-14635), dated December 30, 1998)

  10.10  Form of Amended and Restated Communities Non-Competition Agreement
         (incorporated by reference to Exhibit 10.10 to the Company's Amendment
         No. 2 to Registration Statement on Form S-1 (Reg. No. 333-64657), dated November 12, 1998)


 Exhibit
   No.                                 Description
 -------                               -----------
  10.11  Restated Hotel Non-Competition Agreement between Host Marriott and
         Marriott International (incorporated by reference to Exhibit 10.11 to the Company's Amendment No. 2 to Registration Statement on Form S-1
         (Reg. No. 333-64657), dated November 12, 1998)

  10.12  Form of First Amendment to Restated Hotel Non-Competition Agreement
         (incorporated by reference to Exhibit 10.12 to the Company's Amendment
         No. 3 to Registration Statement on Form S-1 (Reg. No. 333-64657), dated November 20, 1998)

  10.13 Form of Working Capital Note and Agreement (incorporated by reference to Exhibit 10.24 to the Company's Amendment No. 2 to Registration
         Statement on Form S-1 (Reg. No. 333-64657), dated November 12, 1998)

  10.14  Form of Tax Sharing Agreement between the Company and Host Marriott
         (incorporated by reference to Exhibit 10.14 to the Company's Amendment
         No. 3 to Registration Statement on Form S-1 (Reg. No. 333-64657), dated November 20, 1998)

  10.15 Form of FF&E Lease between the Company and Non-Controlled Subsidiaries of Host Marriott (incorporated by reference to Exhibit 10.15 to the Company's Amendment No. 3 to Registration Statement on Form S-1 (Reg.
         No. 333-64657), dated November 20, 1998)

  10.16  Form of Guaranty Agreement between the Company, the Lessees and Host
         Marriott (incorporated by reference to Exhibit 10.16 to the Company's
         Amendment No. 3 to Registration Statement on Form S-1 (Reg. No. 333-
         64657), dated November 20, 1998)

  10.17  Form of Pooling Agreement between the Company and Host Marriott
         (incorporated by reference to Exhibit 10.17 to the Company's Amendment
         No. 3 to Registration Statement on Form S-1 (Reg. No. 333-64657), dated November 20, 1998)

  10.18  Form of Employee Benefits and Other Employment Matters Allocation
         Agreement between the Company and Host Marriott (incorporated by reference to Exhibit 10.18 to the Company's Amendment No. 2 to
         Registration Statement on Form S-1 (Reg. No. 333-64657), dated
         November 12, 1998)

  10.19  Form of Asset Management Agreement between the Company and Host
         Marriott (incorporated by reference to Exhibit 10.19 to the Company's
         Amendment No. 2 to Registration Statement on Form S-1 (Reg. No. 333-
         64657), dated November 12, 1998)

  10.20  Form of Asset Management Agreement between the Company and Non-
         Controlled Subsidiary of Host Marriott (incorporated by reference to
         Exhibit 10.20 to the Company's Amendment No. 2 to Registration
         Statement on Form S-1 (Reg. No. 333-64657), dated November 12, 1998)

  10.21  Registration Rights Agreement between the Company and the Contributors
         (as defined therein) (incorporated by reference to Exhibit 10.21 to the Company's Amendment No. 2 to Registration Statement on Form S-1
         (Reg. No. 333-64657), dated November 12, 1998)

  10.22  Tax Matters Agreement dated June 21, 1997 among the Company, Host
         Marriott, Forum, Marriott International and MSLS (incorporated by reference to Exhibit 10.22 to the Company's Amendment No. 2 to
         Registration Statement on Form S-1 (Reg. No. 333-64657), dated
         November 12, 1998)

  10.23  Indemnity Agreement dated June 21, 1997 among the Company, Host
         Marriott, Marriott International and MSLS (incorporated by reference to Exhibit 10.23 to the Company's Amendment No. 2 to Registration
         Statement on Form S-1 (Reg. No. 333-64657), dated November 12, 1998)

  10.24  Distribution Agreement dated as of December 28, 1998 by and among Host
         Marriott Corporation, Host Marriott, L.P., the Company, Fernwood Hotel
         Assets, Inc. And Rockledge Hotel Properties, Inc. (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K
         (Reg. No. 1-14635), dated December 30, 1998)


 Exhibit
   No.                                Description
 -------                              -----------
  12.1   Computation of Ratio of Earnings to Fixed Charges

  21.1   Subsidiaries of Crestline Capital Corporation

  23.1*  Consent of Tracy M.J. Colden (included in Exhibit 5.1)

  23.2   Consent of Arthur Andersen LLP

  24.1 Powers of attorney from officers and directors of the Company signing by an attorney in fact (included on Signature Page)

--------
*  To be filed by amendment.
# Agreement filed is illustrative of numerous other agreements to which the Company is or will be a party.

   (b) Financial Statement Schedules

     Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.